Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

among

BILL.COM HOLDINGS, INC.,

a Delaware corporation,

IGLOO MERGER SUB I, INC.,

a Delaware corporation,

IGLOO MERGER SUB II, LLC,

a Delaware limited liability company,

INVOICE2GO, INC.

a Delaware corporation,

and

FORTIS ADVISORS LLC,

as the Agent

Dated July 16, 2021

4.3	Capital Structure	58
4.4	Compliance with Law	58
4.5	Sufficient Funds	59
4.6	Issuance of Parent Stock	59
4.7	No Prior Merger Sub Operations	59
4.8	SEC Reports	59
4.9	S-3 Registration	59
4.10	Ownership of Shares	59
4.11	Brokers	60
4.12	Tax Matters	60
4.13	Exclusivity of Representations and Warranties	60

ARTICLE 5 COVENANTS		60

5.1	Conduct of the Business	60
5.2	Confidentiality; Public Announcements	63
5.3	No Solicitation	64
5.4	Reasonable Best Efforts	65
5.5	Corporate Matters	66
5.6	Notice of Changes	66
5.7	Litigation	67
5.8	Access to Information	67
5.9	Employees	67
5.10	Financial Certificate and Spreadsheet	69
5.11	Necessary Consents	70
5.12	Director and Officer Indemnification	70
5.13	Tax Matters	70
5.14	Financial Statements	72
5.15	Form S-3	73
5.16	Export Control Voluntary Disclosure	73
5.17	Open Source Remediation	73

ARTICLE 6 CONDITIONS PRECEDENT		74

6.1	Conditions Precedent to Obligations of Parent and Merger Subs to the Closing	74
6.2	Conditions Precedent to Obligations of the Company Prior to the Closing	77

ARTICLE 7 TERMINATION		78

7.1	Termination	78
7.2	Effect of Termination	79

ARTICLE 8 ESCROW FUND AND INDEMNIFICATION		79

8.1	Escrow Fund	79
8.2	Indemnification	79
8.3	Limitations	81
8.4	Survival Periods	83
8.5	Claims	83
8.6	Resolution of Objections to Claims	84
8.7	Agent	85
8.8	Third-Party Claims	87
8.9	Treatment of Indemnification Payments	87

ii

ARTICLE 9 MISCELLANEOUS		87

9.1	Expenses	87
9.2	Notices	87
9.3	Severability	88
9.4	Entire Agreement	89
9.5	Assignment; Parties in Interest	89
9.6	Governing Law; Jurisdiction; Waiver of Jury Trial	89
9.7	Interpretation	90
9.8	Counterparts	90
9.9	Remedies	90
9.10	Amendment	91
9.11	Waiver	91

Exhibits

Exhibit A	-	Form of Joinder
Exhibit B	-	Form of Written Consent
Exhibit C-1	-	Form of First Certificate
Exhibit C-2	-	Form of Second Certificate
Exhibit D-1	-	Form of Continuing Employee Option Waiver
Exhibit D-2	-	Form of Non-Continuing Employee Option Waiver
Exhibit E	-	Form of Promised Option Waiver
Exhibit F	-	Form of Letter of Transmittal
Exhibit G	-	Form of Warrant Surrender Agreement
Exhibit H	-	Form of Parachute Payment Waiver
Exhibit I	-	Form of Benefits Waiver
Exhibit J-1	-	FIRPTA Notice
Exhibit J-2	-	FIRPTA Notification Letter
Exhibit K	-	Form of Escrow Agreement

Annexes

Annex A	-	Key Employees
Annex B	-	Consenting Stockholders
Annex C	-	Accounting Principles
Annex D	-	Knowledge Persons
Annex E	-	Working Capital Assets and Working Capital Liabilities

iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of July 16, 2021 (the “Agreement Date”), among Bill.com Holdings, Inc., a Delaware corporation (“Parent”), Igloo Merger Sub I, Inc., a Delaware corporation and direct, wholly owned Subsidiary of Parent (“Merger Sub I”), Igloo Merger Sub II, LLC, a Delaware limited liability company and direct, wholly owned Subsidiary of Parent (“Merger Sub II” and together with Merger Sub I, the “Merger Subs”), Invoice2go, Inc., a Delaware corporation (the “Company”), and Fortis Advisors LLC, a Delaware limited liability company, as the Agent (the “Agent”). Capitalized terms used herein are defined in Article 1.

RECITALS

A.

Parent, Merger Sub I and the Company intend to effect a merger of Merger Sub I with and into the Company, pursuant to which the Company would survive and become a wholly owned Subsidiary of Parent (the “First Merger”), and promptly thereafter, as part of the same overall transaction, the surviving entity of the First Merger would merge with and into Merger Sub II, pursuant to which Merger Sub II would survive and remain a wholly owned Subsidiary of Parent (the “Second Merger” and, collectively or in seriatim with the First Merger, as appropriate, the “Merger”) in accordance with this Agreement, the DGCL and the DLLCA.

B.

The board of directors of the Company (the “Board”) has carefully considered the terms of this Agreement and has unanimously (i) determined this Agreement and the Merger and the transactions contemplated by this Agreement and the documents referenced herein (collectively, the “Transactions”), upon the terms and subject to the conditions set forth herein, are advisable, fair to and in the best interests of the Company and the Stockholders, (ii) approved this Agreement in accordance with the DGCL and (iii) directed that the Company submit this Agreement to the Stockholders for adoption and recommended that all Stockholders adopt this Agreement and approve the Merger.

C.

Parent, the Merger Subs and the Company intend that the First Merger and the Second Merger, taken together, qualify as a tax-free “reorganization” within the meaning of Section 368(a) of the Code and this Agreement shall constitute a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g).

D.

Concurrently with the execution of this Agreement, and as a condition and inducement to Parent’s and the Merger Subs’ willingness to enter into this Agreement, the employees set forth on Annex A (the “Key Employees”) have executed (i) an offer letter and confidentiality and invention assignment Agreement with Parent, (ii) a restrictive covenant agreement and (iii) as indicated on Annex A, a Holdback Agreement (each, a “Holdback Agreement”) and/or Benefits Waiver (collectively, the “Key Employee Documents”).

E.

Concurrently with the execution of this Agreement, and as a condition and inducement to Parent’s and the Merger Subs’ willingness to enter into this Agreement, each of the Stockholders set forth on Annex B (each, a “Consenting Stockholder”) has delivered joinder agreements in the form attached hereto as Exhibit A (each, a “Joinder”), and immediately after the execution of this Agreement will deliver an action by written consent in the form attached hereto as Exhibit B (a “Written Consent”).

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE 1

CERTAIN DEFINITIONS

“Accounting Principles” means GAAP, subject to the exceptions set forth on Annex C.

“Acquired Companies” means the Company and its Subsidiaries collectively, and “Acquired Company” means any of the Acquired Companies.

“Acquisition Proposal” means any expression of interest, inquiry, bona fide offer, proposal, plan, agreement, understanding or arrangement involving (a) a merger, consolidation, business combination or similar transaction involving any Acquired Company, (b) the sale, lease, license or other disposition (including by way of merger, consolidation, asset sale, share or equity sale, share or equity exchange, license or any similar transaction, in one or a series of related transactions) of all or a material portion of the assets of any Acquired Company, (c) any joint venture or other strategic investment in or involving any Acquired Company, including any third party financing, investment in or recapitalization of any Acquired Company or (d) any other transaction the consummation of which would reasonably be expected to impede, interfere with, prevent or materially delay the Transactions.

“Action” means any private, governmental, or administrative action, inquiry, claim, counterclaim, proceeding, suit, hearing, litigation, audit, examination or investigation, in each case whether civil, criminal, administrative, judicial or investigative, or any appeal therefrom.

“Adjusted Purchase Price” means the Purchase Price, plus (a) the Aggregate Exercise Price, plus (b) the Closing Cash, plus (c) the Working Capital Adjustment, less (d) all unpaid Debt as of the Effective Time, less (e) all unpaid Transaction Expenses as of the Effective Time.

“Affiliate” means, with respect to a Person, any other Person that, directly or indirectly, controls or is controlled by or is under common control with the first Person.

“Agent Expense Fund” means $350,000.

“Aggregate Exercise Price” means, as of immediately prior to the Effective Time, (a) the sum of the exercise prices of all Vested Options, Qualifying Options and Warrants outstanding immediately prior to the Effective Time, in each case, that have a per share exercise price less than the Per Share Amount, and (b) the sum of the Deemed Exercise Price of all Promised Options outstanding immediately prior to the Effective Time.

“AML Laws” mean all Applicable Laws, Orders, executive orders, ordinances, directives, regulations, statutes, case law or treaties of any jurisdiction in which the Company or its Subsidiaries operate, engage service providers or vendors, collect revenue or make payments, or otherwise conduct business concerning or related to terrorism financing or money laundering, including, to the extent applicable, the Bank Secrecy Act, 31 U.S.C. §§ 5311 et seq., as amended by the USA PATRIOT Act, and its implementing regulations, the Money Laundering Control Act, 18 U.S.C. §§ 1956 and 1957, Australian Anti-Money Laundering and Counter-Terrorism Financing Act 2006 (Cth) and any related or similar rules, regulations or guidelines, which in each case are issued, administered or enforced by any relevant Governmental Body.

“Anti-Corruption Law” means any Applicable Law of any jurisdiction in which the Company or its Subsidiaries operate, engage service providers or vendors, collect revenue or make payments, or otherwise conduct business relating to anti-bribery or anti-corruption (governmental or commercial), including, to the extent applicable, the Foreign Corrupt Practices Act of 1977, as amended, Australian Criminal Code Act 1995 (Cth), as amended, and any other Applicable Law that prohibits the corrupt payment, offer, promise or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any Person, including any Government Official.

“Applicable Law” means, with respect to any Person, any federal, state, foreign, local, municipal or other law, statute, constitution, legislation, principle of common law, resolution, ordinance, code, edict, decree, rule, directive, Permit, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body and any Orders, in each case, applicable to such Person or to any of its assets, properties or businesses, including any applicable AML Laws, Anti-Corruption Law, Licensing Laws, OFAC Laws, unclaimed property laws, data privacy laws and data security laws.

“Australian Plan” means the Company’s Australian Employee Share Scheme.

“Business” means the business of the Acquired Companies (i) as currently conducted and (ii) as currently proposed to be conducted with respect to the sale and delivery and/or performance or exploitation of the Company Products.

“Business Day” means any day, other than a Saturday, a Sunday or any other day on which commercial banks in San Francisco, CA are authorized or required by Applicable Law to be closed.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act.

“Cash” means all “cash and cash equivalents” under GAAP, minus the aggregate amount of cash needed to fund checks, drafts, draws and any electronic disbursements written or ordered but not cleared prior to the Closing (including in respect of any repayment of Debt or Transaction Expenses to be made by the Company and its Subsidiaries prior to the Closing); provided that Cash shall not include any cash or cash equivalents subject to any legal or contractual restriction on the ability to transfer or use such cash or cash equivalents for any lawful purpose or otherwise classified as “restricted cash” under GAAP, including collateral reserve accounts, escrow accounts, custodial accounts, and other similar restricted cash or cash equivalents.

“Cash Consideration” means an amount equal to (a) 25% of the Adjusted Purchase Price minus (b) the Aggregate Exercise Price.

“Cash Consideration Percentage” means the percentage determined by dividing (a) (i) the Cash Consideration less (ii) the Unaccredited Investor Payment Amount less (iii) the amount of cash payable to the non-Continuing Employees pursuant to Section 2.4(a)(ii) by (b) (i) the Adjusted Purchase Price less (ii) the Aggregate Exercise Price less (iii) the aggregate Spread Value of the Qualifying Options less (iv) the aggregate Spread Value of the Promised Options.

“Certificate” means a certificate or instrument that immediately prior to the Effective Time represented issued and outstanding shares of Company Capital Stock.

“Claim” means any claim, demand, complaint, suit, proceeding, arbitration, audit, hearing or investigation (whether civil, criminal, or administrative).

“Closing Cash” means the Cash balance of the Acquired Companies (on a consolidated basis) as of immediately prior to the Effective Time.

“Closing Date” means the date on which the Closing occurs.

“Closing Working Capital Adjustment” means the calculation of the Working Capital Adjustment set forth on the Company Closing Financial Certificate.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” means the Internal Revenue Code of 1986, as amended, and all rules and regulations promulgated thereunder, as in effect from time to time.

“Common Shares” means shares of Company Common Stock issued and outstanding immediately prior to the Effective Time.

“Company Capital Stock” means the Company Common Stock and the Company Preferred Stock.

“Company Common Stock” means the common stock, $0.01 par value per share, of the Company.

“Company Employee Plans” means (a) all “employee benefit plans” within the meaning of Section 3(3) of ERISA, (b) each loan to an employee, (c) all stock option, stock purchase, phantom stock, stock appreciation right, restricted stock unit, severance, sabbatical, medical, dental, vision care, disability, employee relocation, cafeteria benefit (Section 125 of the Code), dependent care (Section 129 of the Code), life insurance or accident insurance plans, programs or arrangements, (d) all bonus, pension, profit sharing, savings, severance, retirement, supplemental retirement, deferred compensation or incentive plans (including cash incentive plans), programs or arrangements, (e) all other fringe or employee benefit plans, programs or arrangements and (f) all employment, individual consulting, retention, change of control or executive compensation or severance agreements; in each case, written or otherwise, formal or informal, as to which any unsatisfied obligations of the Company or any ERISA Affiliate remain for the benefit of, or relating to, any present or former employee, consultant or non-employee director of the Company or any dependent thereof.

“Company Material Adverse Effect” means (a) any change, event, condition, fact, violation, inaccuracy, circumstance or effect (each, an “Effect”) that, individually or taken together with all other Effects, and regardless of whether such Effect constitutes a breach of any representations or warranties made by, or a breach of the covenants, agreements, or obligations of, the Company, is, or would reasonably likely to be or become, a material adverse effect of significant duration on the business (as currently conducted by the Company), operations, or financial condition of the Company and its Subsidiaries, taken together; except that none of the following Effects (by themselves or when aggregated with any other facts, circumstances, changes or Effects) will be taken into account in determining whether there has been a Company Material Adverse Effect: (i) changes in general economic conditions in the United States or any other jurisdiction in which the Company operates; (ii) changes affecting the industry generally in which the Company operates; (iii) any national or international political or social conditions, including the outbreak or escalation of war, hostilities, or terrorist activities, either in the United States or any other jurisdiction in which the Company operates; (iv) earthquakes, hurricanes, tornadoes, floods, epidemics/pandemics or other natural disasters, including any worsening of any Effects resulting from COVID-19; (v) changes in Applicable Law or GAAP after the Agreement Date or any action required to be taken under any Applicable Law, Order or existing Contract by which the Company or its Affiliates (or any of their respective assets or properties) is bound, in each case of clauses (i) through (v), except to the extent such changes disproportionately affect the Company as compared to other Persons or businesses that operate in the industry in which the Company operates, (vi) any Effect resulting from any breach of this Agreement by Parent or Merger Subs; (vii) any change in the cost, availability or other terms of any financing necessary for Parent to consummate the Transactions; (viii) any failure by the Company to meet any internal or published projections, forecasts, revenue or earnings predictions, or other financial metrics for any period ending on or after the date hereof (it being understood that the underlying cause of failure may be taken into account if otherwise eligible pursuant to this proviso); (ix) the negotiation, execution or announcement of this Agreement (including by reason of the identity of Parent or any communication by Parent or any of its Affiliates regarding its plans or intentions with respect to the business of the Company, and including the impact thereof on relationships with customers, suppliers, distributors, partners or employees or others having relationships with the Company); or (x) the Company’s failure to take any action prohibited by Section 5.1 or Section 5.2 (but solely to the extent the Company seeks Parent’s consent to take such action in writing, with reasonable advance notice and with reasonable accompanying information under the circumstances, and Parent withholds such consent), or (b) any effect or circumstance that would materially impair or materially delay the Company’s ability to perform its obligations under this Agreement or the other Transaction Documents.

“Company Preferred Stock” means the Series A Stock, the Series B Stock, the Series C Stock and the Series C-1 Stock.

“Continuing Employees” means the employees or independent contractors of any Acquired Company who are offered continued employment by a Parent Entity, who execute an offer letter and a confidential information and assignment agreement or an acknowledgement of continued employment and who accept employment to remain employees of any Parent Entity or become employees of any Parent Entity as of immediately after the Effective Time.

“Contract” means any contract, agreement, permission, consent, lease, license, release, covenant not to sue, commitment, arrangement, or understanding, oral or written.

“Corporations Act” means the Australian Corporations Act 2001 (Cth).

“Data Processor” means any Person who Processes data on any Acquired Company’s behalf.

“Debt” means, with respect to the Acquired Companies, the aggregate of the following: (a) any Liability of such Person (i) for borrowed money, (ii) under any reimbursement obligation relating to a letter of credit, bankers’ acceptance, note purchase facility, credit card line or the like, (iii) evidenced by a bond, note, debenture or similar instrument (including a purchase money obligation), (iv) for the deferred purchase price of property or services, including any unpaid portion of the Purchase Price (as defined therein) pursuant to the Asset Purchase Agreement, dated March 18, 2021, by and between Benjamin De Rienzo, Leyland Jacob Elia, Booklaunch LLC and Cimrid Pty. Ltd. (whether or not then due or payable), (v) under any capitalized or synthetic leases, (vi) under any financial hedging, swap or similar arrangements, (vii) for all unpaid Pre-Closing Taxes (including any employer payroll taxes for pre-Closing period Taxes that have been deferred pursuant to the CARES Act or any other corresponding or similar provision of other Applicable Law with respect to Taxes), (viii) all obligations for accrued bonus and accrued superannuation (including the employer portion of any employment, payroll Taxes, or other Taxes arising in connection with the foregoing), in each case, unpaid or not yet provided as of the Effective Time, and (ix) all obligations secured by any Lien existing on property owned by any Acquired Company, whether or not indebtedness secured thereby will have been assumed, (b) any Liability described in clause (a) of other Persons to the extent guaranteed by any Acquired Company, or recourse to any Acquired Company or any of its assets, or that is otherwise the legal Liability of any Acquired Company and (c) all Special Wages Amounts as of the Effective Time. Debt includes (without duplication) (x) any and all accrued interest, success fees, prepayment premiums, make whole premiums or penalties and fees or expenses actually incurred (including attorneys’ fees) associated with the prepayment of any Debt and (y) any and all amounts of the nature described in clauses (a)(i)-(iii) owed by any Acquired Company to any of its Affiliates including any of its Stockholders. Debt excludes (x) Transaction Expenses, (y) trade payables and other similar liabilities incurred in the ordinary course of business consistent with past practice, and (z) obligations for accrued vacation and/or accrued paid time off, which will be paid off and discharged by the Company for all U.S. employees at or prior to Closing pursuant to Section 6.1(k)(xix).

“DGCL” means the General Corporation Law of the State of Delaware.

“Dissenting Shares” means any Company Shares in respect of which appraisal rights will have been perfected in accordance with the DGCL, and not waived, withdrawn or lost, in connection with the Merger.

“DLLCA” means the Limited Liability Company Act of the State of Delaware.

“Environmental, Health and Safety Requirements” means all Applicable Law concerning or relating to worker/occupational health and safety, or pollution or protection of the environment, including those relating to the presence, use, manufacturing, refining, production, generation, handling, transportation, treatment, recycling, transfer, storage, disposal, distribution, importing, labeling, testing, processing, discharge, release, threatened release, control or other action or failure to act involving cleanup of any Hazardous Materials, each as amended and as now in effect.

“Equityholders” means, collectively, the Stockholders and Warrantholders.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means the Company and any trade or business (whether or not incorporated) that is treated as a single employer with the Company within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Escrow Amount” means $62,500,000.

“Escrow Fund” means the deposited Escrow Amount, together with any interest that may be earned thereon.

“Exchange Ratio” means the amount determined by dividing (a) the Per Share Amount by (b) the Parent Stock Price.

“Financial Certificate” means a certificate executed by the Chief Executive Officer and Chief Financial Officer of the Company and dated as of the Closing Date, certifying: (a) the calculation of the Closing Cash; (b) the calculation of the Working Capital Amount and Closing Working Capital Adjustment (including (i) the Company’s balance sheet as of open of business on the Closing Date prepared on a consistent basis with the Balance Sheet, (ii) an itemized list of each element of the Working Capital Assets and (iii) an itemized list of each element of the Working Capital Liabilities); (c) an itemized list of all outstanding Debt as of open of business on the Closing Date with a description of the nature of such Debt and the Person(s) to whom such Debt is owed; (d) an itemized list of any Transaction Expenses that are unpaid as of open of business on the Closing Date and the Person(s) to whom such Transaction Expenses are owed; and (e) based on the foregoing certifications, calculations of the Purchase Price, the Exchange Ratio, the Participating Share Number, the Per Share Amount, the Per Share Closing Cash Consideration and the Per Share Closing Share Consideration (including each component of such calculations).

“Fully Diluted Stock Number” means the sum of all (a) issued and outstanding Company Capital Stock, (b) shares of Company Capital Stock issuable upon the exercise of all Options and Warrants (excluding any Unvested Option that is not a Qualifying Option) and (c) Common Shares that would be issuable upon the exercise of any Promised Options assuming all such Promised Options have been granted, in each case as of immediately prior to the Effective Time.

“Fundamental Representations” means the representations and warranties made by the Company in Section 3.1 (Organization, Standing, Power and Subsidiaries), Section 3.2 (Authority and Enforceability), Section 3.4 (Capital Structure), Section 3.10 (Title to, Condition and Sufficiency of Assets), Section 3.12 (Taxes) and Section 3.18 (Brokers).

“GAAP” means generally accepted accounting principles in the United States, consistently applied.

“Government Official” means (a) any officer or employee of, or any Person acting in an official capacity for or on behalf of, any Governmental Body, (b) any political party, political party official or candidate for political office, (c) any officer or employee of, or any Person acting in an official capacity for or on behalf of, a company, business, enterprise or other entity owned, in whole or in part, or controlled by any Governmental Body or (d) any officer or employee of, or any Person acting in an official capacity for or on behalf of, a public international organization.

“Governmental Body” means any U.S. or non-U.S: (i) nation, state, commonwealth, province, territory, region, county, city, municipality, district, or other jurisdiction of any nature; (ii) federal, state, local, municipal, foreign or other government; or (iii) governmental, quasi-governmental, public or statutory authority of any nature (including any agency, bureau, board, commission, court, judicial or arbitral body, department, official, organization, unit, body, political subdivision, tribunal, regulatory or administrative authority, or other instrumentality of any government, whether supranational, federal, state or local, domestic or foreign, together with any supervisory governmental authority for data protection purposes).

“Hazardous Materials” means any petroleum products or byproducts, radioactive or explosive materials, asbestos or asbestos-containing material, radon gas, urea formaldehyde, toxic mold or fungi, or polychlorinated biphenyls, pesticides, pollutants, contaminants, noise or radiation, and any other chemicals, substances, waste, or materials that are considered or deemed to be, or regulated as, hazardous, toxic, infectious, or dangerous under applicable Environmental, Health and Safety Requirements or for which Liability or standards of conduct may be imposed pursuant to any Environmental, Health and Safety Requirements.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“knowledge” means the actual knowledge of any person listed on Annex D (and shall in no event encompass constructive, imputed or similar concepts of knowledge); provided that actual knowledge shall include knowledge that would reasonably be expected to be obtained through reasonable inquiry.

“Liability” means any and all debts, liabilities, Taxes, penalties, expenses, and obligations of any nature whatsoever, whether accrued or fixed, absolute or contingent, mature or unmatured or determined or indeterminable, including those arising under Applicable Law and those arising under any Contract.

“Licensing Laws” means all Applicable Laws that may be enforced by any Governmental Body relating to licensing or registration in connection with lending, loan brokering or servicing, debt collections or the sale or issuance of credit cards, virtual cards, checks, drafts, money orders, travelers checks or other payment instruments, whether or not negotiable, the transmission of funds by electronic or other means, the sale or issuance of stored value cards or devices, and/or Money Transmitter Licenses.

“Lien” means liens, mortgages, pledges, deeds of trust, security interests, charges, easements, covenants, restrictions and other adverse Claims or interests of any kind.

“Loan” or “Loans” means any Debt that is or has ever been extended, sold, originated or transferred by the Company to third parties, regardless of any subsequent disposition by such third parties of such Debt.

“Made Available” means, with respect to any information, document or other material, that such information, document or material was made available for review in the virtual data room established by the Company in connection with this Agreement at least two Business Days prior to the Agreement Date.

“Money Transmitter License” means any license, registration or written approval required to be obtained from any Governmental Body in order for an entity to provide the money transmission services, payment instructions and payment instruments.

“Named Representations” means the Company’s representations and warranties in Section 3.13 (Employee Benefit Plan and Employee Matters) and Section 3.11 (Intellectual Property).

“Non-U.S. Continuing Employee” means a Continuing Employee who does not have his or her permanent residence in the United States.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“OFAC Laws” means all Applicable Laws (a) administered and enforced in whole or in part by OFAC or (b) otherwise relating to the enforcement of economic and trade sanctions based on United States foreign policy and national security goals, including, but not limited to, the following (together with their implementing regulations, in each case, as amended from time to time): the International Security and Development Cooperation Act (ISDCA) (22 U.S.C. §23499aa-9 et seq.); the Trading with the Enemy Act (TWEA) (50 U.S.C. §5 et seq.); the International Emergency Economic Powers Act (50 U.S.C. §1701 et seq.); the Antiterrorism and Effective Death Penalty Act (8 U.S.C. §1189 et seq.); and the United Nations Participation Act (22 U.S.C. §287c et seq.).

“Option” means any option to purchase Company Common Stock or portion thereof that is outstanding as of immediately prior to the Effective Time, whether vested or unvested.

“Option Plans” means the Company’s 2014 Stock Plan and the Australian Plan.

“Optionholders” means the holders of Options.

“Order” means any judgment, writ, decree, stipulation, determination, decision, award, rule, preliminary or permanent injunction, temporary restraining order, or other order.

“Parent Entity” means any of Parent, an Affiliate of Parent that is not an individual (including the Surviving Company), a successor of Parent, or another Person designated by one of the foregoing.

“Parent Equity Plans” means, collectively, Parent’s 2019 Equity Incentive Plan, 2016 Equity Incentive Plan, 2006 Equity Incentive Plan and DivvyPay, Inc.’s 2016 Equity Incentive Plan.

“Parent Material Adverse Effect” means (a) any Effect that, individually or taken together with all other Effects, and regardless of whether such Effect constitutes a breach of any representations or warranties made by, or a breach of the covenants, agreements, or obligations of, Parent, is, or would reasonably likely to be or become, a material adverse effect of significant duration on the business (as currently conducted by Parent), operations, or financial condition of Parent and its Subsidiaries, taken together; except that none of the following Effects (by themselves or when aggregated with any other facts, circumstances, changes or Effects) will be taken into account in determining whether there has been a Parent Material Adverse Effect: (i) changes in general economic conditions in the United States or any other jurisdiction in which the Company operates; (ii) changes affecting the industry generally in which Parent operates; (iii) any national or international political or social conditions, including the outbreak or escalation of war, hostilities, or terrorist activities, either in the United States or any other jurisdiction in which Parent operates; (iv) earthquakes, hurricanes, tornadoes, floods, epidemics/pandemics or other natural disasters, including any worsening of any Effects resulting from COVID-19; (v) changes in Applicable Law or GAAP after the Agreement Date or any action required to be taken under any Applicable Law, Order or existing Contract by which Parent or its Affiliates (or any of their respective assets or properties) is bound, in each case of clauses (i) through (v), except to the extent such changes disproportionately affect Parent as compared to other Persons or businesses that operate in the industry in which Parent operates; (vi) any Effect resulting from any breach of this Agreement by the Company; (vii) any failure by Parent to meet any internal or published projections, forecasts, revenue or earnings predictions, or other financial metrics for any period ending on or after the date hereof (it being understood that the underlying cause of failure may be taken into account if otherwise eligible pursuant to this proviso); or (viii) the negotiation, execution or announcement of this Agreement (including by reason of the identity of Parent or any communication by Parent or any of its Affiliates regarding its plans or intentions with respect to the business of the Company, and including the impact thereof on relationships with customers, suppliers, distributors, partners or employees or others having relationships with the Company) or (b) any effect or circumstance that would materially impair or materially delay Parent’s, Merger Sub I’s or Merger Sub II’s ability to perform its obligations under this Agreement or the other Transaction Documents.

“Parent Shares” means shares of Parent Stock.

“Parent Stock” means the common stock, $0.00001 par value per share, of Parent.

“Parent Stock Price” means the volume-weighted average closing price for Parent Stock over the 20 trading days ending on the third Business Day prior to the Closing Date, as published on https://www.marketwatch.com/investing/stock/bill.

“Participating Share Number” means (a) the Fully Diluted Stock Number less (b) the aggregate number of shares of Company Capital Stock underlying the Options and Promised Options outstanding immediately prior to the Effective Time.

“Payment Network” means VISA, Mastercard, the National Automated Clearing House Association with respect to ACH payments, or any other payment network used in connection with any Company Product.

“Payment Network Rules” means the applicable rules and requirements of each Payment Network.

“Per Share Amount” means the amount determined by dividing (a) the Adjusted Purchase Price by (b) Fully Diluted Stock Number.

“Per Share Closing Cash Consideration” means the amount equal to (a) the amount determined by multiplying (i) the Per Share Amount by (ii) the Cash Consideration Percentage, minus (b) the Per Share Escrow Amount.

“Per Share Closing Share Consideration” means the amount equal to the amount determined by multiplying (a) the Per Share Amount by (b) the Share Consideration Percentage.

“Per Share Consideration” means, with respect to any Company Share, the consideration issuable and/or payable in respect of such Company Share pursuant to Section 2.3.

“Per Share Escrow Consideration” means the amount determined by dividing (a) any portion of the Escrow Fund released to the Equityholders pursuant to Article 8, by (b) the Participating Share Number.

“Per Share Escrow Amount” means the value equal to the quotient of (a) the Escrow Amount divided by (b) Participating Share Number.

“Permit” means any consent, license, permit, grant or other authorization from a Governmental Body, or registration with any Payment Network.

“Permitted Liens” means (a) conditional sales or similar security interests granted in connection with the purchase of equipment or supplies in the ordinary course of business, (b) assessments for current Taxes (i) not yet due and payable or (ii) being contested through appropriate proceedings and for which adequate reserves are reflected on the Financial Statements in accordance with GAAP, (c) statutory Liens securing indebtedness owed by the Company that is in the aggregate less than $10,000, which was incurred in the ordinary course of business and is not yet due and payable, (d) Liens that will be released and discharged at or prior to the Closing and set forth in Schedule 1(a) to the Disclosure Schedule, (e) all pledges and deposits in connection with workers’ compensation, unemployment insurance and other social security legislation arising in the ordinary course of business, (f) Liens under applicable securities laws, and (g) non-exclusive licenses of Intellectual Property entered into in the ordinary course of business.

“Person” means any individual, entity or Governmental Body.

“Personal Data” means any information or opinion relating to or capable of being associated, directly or indirectly, with an identified or identifiable natural person or household, including a name, an identification number, unique personal identifier, biometric information, financial information, credit card numbers, pin codes, financial account numbers, passwords, probabilistic identifier, location data, commercial information including products or services purchased, obtained or considered, or other purchasing or consuming histories or tendencies, professional, educational or employment-related information, inferences drawn from personal information and used to create a profile, Internet or other electronic network activity information, an online identifier or to one or more factors specific to the physical, physiological, genetic, mental, economic, cultural or social identity of that natural person or any other piece of information that allows the identification of a natural person or is otherwise considered personally identifiable information, special categories of personal data or personal information under Applicable Law, including Sensitive Personal Data and Tracking Data.

“Pre-Closing Taxes” means any (a) Taxes of the Acquired Companies for a Taxable period (or portion thereof) ending on or prior to the Closing Date (and, for the avoidance of doubt, will include any such Taxes that were incurred during any such Taxable period (or portion thereof) but the obligation for the payment thereof was deferred to a period occurring after the Closing Date pursuant to the CARES Act or any other corresponding or similar provision of other Applicable Law with respect to Taxes), (b) any Taxes of any other Person for which the Company is liable if the agreement, event or occurrence giving rise to such Liability occurred on or before the Closing Date, and (c) any Transfer Taxes for which the Equityholders are responsible under Section 2.9 of this Agreement. For clarity, Pre-Closing Taxes includes any payroll Taxes or other Taxes of the Company arising in connection with any payment required pursuant to, or arising as a result of, this Agreement or the Transactions, whether or not such Taxes are due and payable as of the Closing Date and includes any amounts required to be repaid by the Acquired Companies with respect to refundable Tax credits received by the Acquired Companies prior to the Closing Date. In the case of any Taxes of the Acquired Companies that are imposed on a periodic basis and that are payable for a Taxable period that includes (but does not end on) the Closing Date, such Taxes will (i) in the case of property, ad valorem or other Taxes that accrue based upon the passage of time, be deemed to be Pre-Closing Taxes in an amount equal to the amount of such Taxes for the entire Taxable period multiplied by a fraction, the numerator of which is the number of days in the Taxable period through and including the Closing Date and the denominator of which is the number of days in the entire Taxable period and (ii) in the case of any other Taxes, be deemed to be Pre-Closing Taxes in an amount equal to the amount of Taxes that would be payable if the relevant Taxable period ended on the Closing Date (and in the case of any Taxes attributable to the ownership of any equity interest in any partnership or other “flowthrough” entity or “controlled foreign corporation” (within the meaning of Section 957(a) of the Code or any comparable state, local or non-U.S. law), as if the taxable period of such partnership or other “flowthrough” entity or “controlled foreign corporation” ended as of the end of the Closing Date). Any credits relating to a Taxable period that includes (but does not end on) the Closing Date will be taken into account as though the relevant Taxable period ended on the Closing Date.

“Privacy Laws” means each Applicable Law applicable to Personal Data, including but not limited to the General Data Protection Regulation (EU) 2016/679, Directive 2002/58/ EC (as amended from time to time, and together with any associated legislation under the laws of a member state of the European Union, the European Economic Area or the United Kingdom), the Australian Privacy Act 1988 (Cth), the New York Identity Theft Protection and Mitigation Services Act, Gramm Leach Bliley Act, Fair Credit Reporting Act, Cloud Controls Matric Cloud Security Alliance, the Payment Card Industry Data Security Standards, the Telephone Consumer Protection Act, the California Consumer Privacy Act, California Privacy Rights Act, state data breach notification laws, Rhode Island Identity Theft Protection Act of 2015, Utah Protection of Personal Information Act, New York State Department of Financial Services’ Cybersecurity Law, Massachusetts Data Security Law, Utah Cybersecurity Affirmative Defense Act, New York Stop Hacks and Improve Electronic Data Security Act, and direct marketing and advertising, profiling and tracking, targeting, e-mail, messaging and/or telemarketing, biometric, accessibility and other Applicable Laws applicable to Personal Data, applicable guidance issues by a Governmental Body that pertains to any Applicable Law applicable to Personal Data, and applicable industry self-regulatory principles applicable to Personal Data that are binding on any Acquired Company.

“Pro Rata Share” means, with respect to a particular Equityholder, a fraction, the numerator of which is the portion of the Equityholder Consideration such Equityholder is entitled to receive pursuant to Section 2.3 (which, for the avoidance of doubt, excludes the assumption of any Options and any payments and issuances in respect of Dissenting Shares) and the denominator is the aggregate value of the Equityholder Consideration, assuming for this purpose that (a) each share of Parent Stock issuable pursuant to Section 2.3 is valued at the Parent Stock Price, (b) that 100% of the Escrow Amount is released to the Equityholders pursuant to Article 8, and (c) that 100% of the Agent Expense Fund is released to the Equityholders by the Agent.

“Process,” “Processed” or “Processing” means, with respect to data, any operation or set of operations such as collection, recording, organization, structuring, storage, adaptation, enhancement, enrichment or alteration, retrieval, consultation, analysis, use, disclosure by transmission, dissemination or otherwise making available, alignment or combination, restriction, erasure or destruction.

“Purchase Price” means $625,000,000.

“Representatives” means, with respect to a Person, such Person’s officers, directors, Affiliates, stockholders or employees, or any investment banker, attorney, accountant, auditor or other advisor or representative retained by any of them, in each case, with respect to the Acquired Companies, when acting on behalf of any of the Acquired Companies.

“Sanctions” means any and all economic sanctions, trade sanctions, financial sanctions, sectoral sanctions, trade embargoes, anti-terrorism laws and other sanctions laws, regulations or embargoes, including those imposed, administered or enforced from time to time by (i) the United States of America, including those administered by OFAC, the U.S. Department of State, the U.S. Department of Commerce, or through any existing executive order, or (ii) any other relevant Governmental Body.

“Sanctions Target” means any Person (i) that is the subject or target of any Sanctions, (ii) named in any Sanctions-related list maintained by OFAC, the U.S. Department of State, the U.S. Department of Commerce or the U.S. Department of the Treasury, including the OFAC list of “Specially Designated Nationals and Blocked Persons,” (iii) operating, organized or resident in a country or territory that is itself the subject of territory-wide sanctions (currently Cuba, Iran, North Korea, Syria, and the Crimea region), (iv) with which any party is prohibited from dealing or otherwise engaging in any transaction by any Sanctions or (v) owned or controlled by any such Person or Persons described in the foregoing clauses (i)-(iv).

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Sensitive Personal Data” means in addition to any definition for any similar term provided by Applicable Laws (e.g., sensitive personal information), and by the Company policies, notices and Contracts, all data revealing racial or ethnic origin, political opinions, social security number, religious or philosophical beliefs, trade-union membership, genetic data, biometric data, data Processed solely to identify a human being, health-related data, criminal convictions and offenses, and data concerning a person’s sex life, gender orientation or sexual orientation.

“Series A Stock” means the Series A Preferred Stock, par value $0.01 per share, of the Company.

“Series B Stock” means the Series B Preferred Stock, par value $0.01 per share, of the Company.

“Series C Stock” means the Series C Preferred Stock, par value $0.01 per share, of the Company.

“Series C-1 Stock” means the Series C-1 Preferred Stock, par value $0.01 per share, of the Company.

“Share Consideration” means the number of Parent Shares determined by dividing (a) the Share Consideration Value by (b) the Parent Stock Price.

“Share Consideration Percentage” means a percentage equal to 100% minus the Cash Consideration Percentage.

“Share Consideration Value” means an amount equal to 75% of the Adjusted Purchase Price.

“Special Wages Amount” means, without duplication, (a) (i) the amount(s) arising from any performance-based compensation earned prior to the Closing Date (including under any commission plans or policies) which is earned and unpaid as of the Closing and for which amounts may become due or owing following the Closing in respect of such performance-based compensation earned on or prior to the Closing and (ii) any costs to terminate such performance-based compensation arrangements as of the Closing, (b) any entitlements or costs for service providers that may become payable upon the Closing or upon a termination of employment or consulting services on or prior to Closing which is unpaid as of the Closing and for which amounts may become due or owing following the Closing in respect of such entitlements or costs earned or incurred on or prior to the Closing, (c) 50% of any entitlements or costs arising from double-trigger arrangements that will become payable to the Persons set forth in Schedule 1(b) to the Disclosure Schedule upon their termination as a service provider subsequent to the Closing only to the extent Parent notifies the Company (which notification may be by email) prior to the Closing that such Person will be terminated within 12 months of the Closing, and (d) without duplication of any amount otherwise described in the definition of “Working Capital Liabilities” or the definition of “Transaction Expenses,” the employer portion of any employment, payroll Taxes, or other Taxes arising in connection with the foregoing clauses (a) through (c) or any other payment required pursuant to, or arising as a result of, this Agreement or the transactions contemplated by this Agreement, whether or not such liabilities for Taxes would be then due and payable, but in each case which directly relate to compensation earned or incurred on or prior to Closing.

“Spread Value” means: (a) with respect to each Qualifying Option, the positive difference between (i) the Per Share Amount, less (ii) the exercise price of such Qualifying Option; and (b) with respect to each Promised Option, the positive difference between (x) the Per Share Amount, less (y) the Deemed Exercise Price of such Promised Option.

“Spreadsheet” means a Microsoft Excel spreadsheet in form and substance reasonably satisfactory to Parent, which spreadsheet shall be dated as of the Closing Date and shall set forth all of the following information (in addition to the other required data and information specified therein), as of immediately prior to the Closing:

(a) the name, address, and email address (to the extent available) of each Equityholder, Optionholder and Promised Optionholder, certificate numbers, and the number of shares of Company Capital Stock (by class of Company Capital Stock), Options, Promised Options and the number of shares of Company Capital Stock subject to any Warrant held by such Equityholder or Optionholder, including the number of any such shares of Company Capital Stock that were acquired via exercise of an “incentive stock option” (within the meaning of Section 422 of the Code) and the number of any such shares of Company Capital Stock that were acquired via an “early exercise” to purchase unvested shares of Company Capital Stock, as well as each grant date and date of exercise as to each of the foregoing;

(b) for each Equityholder, whether the Equityholder is U.S. Holder or non-U.S. Holder and a calculation of (i) such Equityholder’s Pro Rata Share, (ii) the consideration payable and issuable to such Equityholder pursuant to Section 2.3 upon the Closing (excluding, for the avoidance of doubt, the portion of the Agent Expense Fund attributable to such Equityholder and any consideration to be paid or issued in respect of Unvested Company Shares), including for any Equityholder that is an Unaccredited Investor, the Unaccredited Investor Payment Amount payable to such Equityholder upon the Closing, (iii) the consideration payable and issuable to each Equityholder upon the release of the Escrow Fund (assuming for this purpose that 100% of the Escrow Amount will be distributed to the Equityholders pursuant to Article 8), (iv) the tax basis for each Stockholder that is a Continuing Employee, (v) the portion of the Equityholder Consideration subject to a Holdback Agreement, the vesting schedule applicable to such consideration and the amount of consideration to be paid on each applicable vesting date, and (vi) the portion of the Agent Expense Fund attributable to Equityholder;

(c) for each holder of Unvested Company Shares, a calculation of the consideration payable and/or issuable at Closing, and the amount of consideration to be paid (or released from a right of repurchase) at each applicable vesting period that will occur after the Closing;

(d) for each holder of a Vested Option, a calculation of the portion of each Vested Option that corresponds to the Converted Vested Option Shares and the Remaining Vested Option Shares, the cash consideration payable to each Optionholder pursuant to Section 2.4 upon the Closing and with respect to any holder of a Vested Option that is a Continuing Employee, a calculation of the number of Parent Shares that will underly the Vested Assumed Options after the Effective Time, the per share exercise price of such Vested Assumed Option and the vesting schedule applicable thereto;

(e) for each holder of an Unvested Option who is a Continuing Employee, a calculation of the number of Parent Shares that will underly the Unvested Assumed Options after the Effective Time, the per share exercise price of such Unvested Assumed Option and the vesting schedule applicable thereto;

(f) for each holder of a Promised Option, a calculation of the number of Parent RSUs that will settle into the number of Parent Shares (which shall be subject to the vesting terms and conditions set forth on Schedule 3.4(e) of the Disclosure Schedule and will be issued in accordance with the Parent Option Plan);

(g) a funds flow memorandum setting forth the wire instructions for payments to be made by Parent, the Company and/or the Exchange Agent at the Closing to (i) the Exchange Agent, (ii) recipients of the Transaction Expenses, and (iii) recipients of Debt payments;

(h) the Exchange Rate; and

(i) other information reasonably requested by Parent and/or the Exchange Agent.

“Stockholders” means: (a) with respect to any time before the Effective Time, collectively, the holders of record of shares of Company Capital Stock outstanding as of such time; and (b) with respect to any time at or after the Effective Time, collectively, the holders of record of shares of Company Capital Stock outstanding as of immediately prior to the Effective Time.

“Subsidiary” means, with respect to any Person, any other corporation, partnership, limited liability company or other Person of which such Person, either alone or together with one or more Subsidiaries or by one or more other Subsidiaries, (a) directly or indirectly owns or purports to own, beneficially or of record securities or other interests representing more than 50% of the outstanding equity, voting power, or financial interests of such Person, or (b) is entitled, by Contract or otherwise, to elect, appoint, or designate directors constituting a majority of the members of such Person’s board of directors or equivalent governing body.

“Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means (a) any net income, alternative or add-on minimum tax, base erosion minimum tax, gross income, estimated, gross receipts, sales, use, ad valorem, value added, transfer, franchise, fringe benefit, capital stock, profits, license, registration, withholding, payroll, social security (or equivalent), employment, unemployment, disability, excise, severance, stamp, occupation, premium, property (real, tangible or intangible), environmental or windfall profit tax, escheat, unclaimed property, custom duty or other tax, or other similar governmental fee, assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount (whether disputed or not) imposed by any Governmental Body responsible for the imposition of any such tax (domestic or foreign) (each, a “Tax Authority”), (b) any Liability for the payment of any amounts of the type described in clause (a) of this sentence as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group for any Taxable period and (c) any Liability for the payment of any amounts of the type described in clause (a) or (b) of this sentence as a result of being a transferee of or successor to any Person or as a result of any express or implied obligation to assume such Taxes or to indemnify any other Person.

“Tax Claim” means any claim with respect to Taxes made by a Tax Authority that, if pursued successfully by such Tax Authority, would reasonably be expected to serve as the basis for a claim for indemnification pursuant to Article 8.

“Tax Proceeding” means any audit, examination, context, litigation or other proceeding with or against any Tax Authority.

“Tax Return” means any return, statement, report or form (including estimated Tax returns and reports, withholding Tax returns and reports, any schedule or attachment, and information returns and reports) filed or required to be filed with respect to Taxes.

“Tracking Data” means (a) any information or data collected in relation to on-line, mobile or other electronic activities or communications that can reasonably be associated with a particular Person, user, computer, mobile or other device, or instance of any application or mobile application, (b) any information or data collected in relation to off-line activities or communications that can reasonably be associated with or that derives from a particular Person, user, computer, mobile or other device or instance of any application or mobile application or (c) any device or network identifier (including IP address or MAC address), device activity data or data collected from a networked physical object.

“Transaction Documents” means, collectively, this Agreement and each other certificate or agreement to be entered into in connection with the Transactions.

“Transaction Expenses” means, without duplication, all third-party fees, costs, expenses, payments and expenditures incurred by or on behalf of the Company in connection with this Agreement and the Transactions, whether or not incurred, billed or accrued, including (a) any fees, costs expenses, payments and expenditures of legal counsel and accountants, (b) the maximum amount of fees costs, expenses, payments and expenditures payable to brokers, finders, financial advisors, investment bankers or similar Persons notwithstanding any earn-outs, escrows or other contingencies, (c) all bonuses or other compensatory amounts owed by the Company to the Company’s directors, employees and/or consultants in connection with the Transactions that are earned but unpaid as of the Closing (including the employer-portion of any payroll taxes payable thereon), (d) all severance obligations owed to Designated Employees and Specified Employees (including the employer-portion of any payroll taxes payable thereon) which are earned but unpaid as of Closing, (e) the D&O Tail premium, and (f) all costs and expenses incurred to obtain any consents to the Transactions from any third party, and excluding (w) all Debt, (x) all severance obligations owed to Terminated Employees (including the employer-portion of any payroll taxes payable thereon) and (y) payments made at the direction of Parent which are not required to be made pursuant to any agreement or commitment prior to the Closing or otherwise required under this Agreement to the extent the Company provides a reasonable estimate of the amount of such payment and Parent expressly agrees in writing not to treat such payment as a “Transaction Expenses;” provided that Parent’s consent under Section 5.1(b) with respect to any action shall not be deemed to be direction of Parent to take such action.

“Treasury Shares” means shares of Company Capital Stock held by the Company as treasury shares.

“Unvested Option” means any option to purchase Company Common Stock or portion thereof that is outstanding and unvested as of immediately prior to the Effective Time.

“Unvested Company Shares” means Company Shares that are outstanding and unvested as of immediately prior to the Effective Time.

“U.S. Holder” means a Stockholder that is a United States person (as defined by Section 7701(a)(30) of the Code).

“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, as amended, and the rules and regulations promulgated thereunder from time to time in effect.

“Vested Option” means any option to purchase Company Common Stock or portion thereof that is outstanding and vested as of immediately prior to the Effective Time.

“WARN Act” means the Worker Adjustment Retraining Notification Act of 1988, as amended.

“Warrantholders” means the holders of Warrants.

“Warrants” means warrants to purchase shares of Company Capital Stock.

“Working Capital Adjustment” means (a) the Working Capital Surplus less (b) the Working Capital Shortfall.

“Working Capital Amount” means the (a) Working Capital Assets less (b) the Working Capital Liabilities, as of the Closing Date.

“Working Capital Assets” means the current assets of the Company set forth in Annex E as of the Closing Date, in each case as determined in accordance with the Accounting Principles.

“Working Capital Liabilities” means the current liabilities of the Company set forth in Annex E as of the Closing Date, in each case as determined in accordance with the Accounting Principles.

“Working Capital Shortfall” means the amount by which $(12,290,000) exceeds the Working Capital Amount, if at all.

“Working Capital Surplus” means the amount by which the Working Capital Amount exceeds $(12,290,000), if at all.

Other capitalized terms used herein and not defined in this Article 1 shall have the meanings assigned to such terms in the following Sections:

Defined Term	Section
“280G Stockholder Approval”	5.9(e)
“Advisory Group”	8.7(b)
“Agent”	Preamble
“Agent Group”	8.7(b)
“Agent’s Difference”	2.7(g)
“Agreement”	Preamble
“Agreement Date”	Preamble
“Antitrust Laws”	5.4(d)
“Antitrust Restraint”	5.4(f)
“Assumed Options”	2.4(b)(i)
“Australian Trade Laws”	3.21
“Author”	3.11(g)
“Balance Sheet”	3.5(a)
“Balance Sheet Date”	3.5(a)
“Basket”	8.3(c)
“Benefits Waiver”	6.1(k)(v)
“BIS”	5.16
“Board”	Recitals
“Bylaws”	3.3(a)
“Charter”	3.3(a)
“Claim Certificate”	8.5(b)
“Claims Period”	8.5(a)
“Closing”	2.1(a)
“Company”	Preamble
“Company Data”	3.11(a)(i)
“Company Data Agreement”	3.11(a)(ii)
“Company Databases”	3.11(p)(iii)

“Company Indemnification Provisions”	5.12(a)
“Company Indemnified Parties”	5.12(a)
“Company Intellectual Property”	3.11(a)(iii)
“Company Intellectual Property Agreements”	3.11(a)(iv)
“Company Privacy Commitments”	3.11(u)(i)
“Company Privacy Policies”	3.11(a)(viii)
“Company Products”	3.11(a)(ix)
“Company Registered Intellectual Property”	3.11(a)(x)
“Company Share”	2.2(a)
“Company Source Code”	3.11(a)(xi)
“Company Websites”	3.11(a)(xii)
“Company-Licensed Data”	3.11(a)(v)
“Company-Owned Data”	3.11(a)(vi)
“Company-Owned Intellectual Property”	3.11(a)(vii)
“Confidential Information”	3.11(i)
“Confidentiality Agreement”	5.2
“Consenting Stockholder”	Recitals
“Continuing Employee Option Waiver”	2.4(a)(i)
“Converted Vested Option Shares”	2.4(a)(i)(1)
“D&O Tail”	5.12(b)
“Deemed Exercise Price”	3.4(e)

“Delaware Courts”	9.6(a)
“Designated Employees”	5.9(a)
“Disclosure Schedule”	Article 3
“EAR”	5.16
“Effective Time”	2.1(b)(i)
“Embargoed Countries”	3.19(c)
“Employee RSUs”	5.9(f)
“Engagement Agreement”	8.7(b)
“Equityholder Consideration”	2.5(a)(ii)
“Escrow Agent”	8.1(a)
“Escrow Agreement”	8.1(a)
“Escrow Release Date”	8.1(a)
“Exchange Agent”	2.5(a)(ii)
“Exchange Rate”	2.12
“Export Approvals”	3.21
“Final Order”	8.6(c)
“Final Working Capital Adjustment”	2.7(e)
Final Working Capital Shortfall”	2.7(e)
“Final Working Capital Surplus”	2.7(f)
“Financial Statements”	3.5(a)
“First Certificate”	2.1(b)(i)
“First Merger”	Recitals
“Fundamental Matters”	8.3(d)
“General Representation Breach”	8.2(a)(i)
“Holdback Agreement”	Recitals
“ICT Infrastructure”	3.11(a)(xiii)
“Indemnifiable Damages”	8.2(a)
“Indemnifiable Matter”	8.2(a)
“Indemnified Person”	8.2(a)
“Information Statement”	5.4(b)
“Intellectual Property”	3.11(a)(xiv)
“Intellectual Property Rights”	3.11(a)(xv)
“International Company Employee Plan”	3.13(g)
“Joinder”	Recitals
“Key Employee Documents”	Recitals
“Key Employees”	Recitals
“Letter of Transmittal”	2.5(a)(i)
“Material Contracts”	3.17(a)
“Merger”	Recitals
“Merger Sub I”	Preamble
“Merger Sub II”	Preamble
“Merger Subs”	Preamble
“Named Representation Breach”	8.2(a)(ii)

“New Litigation Claim”	5.7
“Non-Continuing Employee Option Waiver”	2.4(a)(ii)
“Notice of Objection”	2.7(b)
“NWC Calculations”	2.7(a)
“NYSE”	4.2(c)
“Open Source Materials”	3.11(a)(xvi)
“Parachute Payment Waiver”	5.9(e)
“Parent”	Preamble
“Parent NWC Notice”	2.7(a)
“Parent Option Plan”	2.4(c)
“Parent Preferred Stock”	4.3
“Parent RSUs”	2.4(c)
“Parent’s Difference”	2.7(g)
“Personal Data Breach”	3.11(u)(vii)
“Pre-Closing Date Return”	5.13(b)
“Pre-Closing Period”	5.1(a)
“Pre-Closing Steps”	5.1(c)
“Promised Option Agreement”	3.4(e)
“Promised Option Waiver”	2.4(c)
“Promised Optionholder”	3.4(e)
“Promised Options”	3.4(e)
“Proprietary Information and Technology”	3.11(a)(xvii)
“Qualifying Option”	2.4(b)(i)
“R&D Sponsor”	3.11(a)(xviii)
“Remaining Vested Option Shares”	2.4(a)(i)(2)
“Reports”	4.8
“Representative Losses”	8.7(b)
“Repurchase Rights”	2.3(b)
“Rev. Proc. 2018-12”	5.13(h)
“Reviewing Accountant”	2.7(d)
“S-3 Registration”	5.15
“S-3 Registration Statement”	5.15
“S-8 Registration” Statement”	4.2(c)
“Sales Taxes”	3.12(e)
“Second Certificate”	2.1(b)(ii)
“Second Effective Time”	2.1(b)(ii)
“Second Merger”	Recitals
“Section 280G Payments”	5.9(e)
“Security Incident”	3.11(u)(vii)
“Significant Customer”	3.22(a)
“Significant Supplier”	3.22(b)
“Specified Employees”	5.9(a)
“Stockholder Approval”	3.2(c)
“Survival Period”	8.4
“Surviving Company”	2.1(b)(ii)

“Terminated Employees”	5.9(a)
“Termination Date”	7.1(b)
“Third-Party Claim”	8.8
“Third-Party Intellectual Property”	3.11(a)(xix)
“Transactions”	Recitals
“Transfer Taxes”	2.9

“Unaccredited Investor”	2.3(d)
“Unaccredited Investor Payment Amount”	2.3(d)
“Unvested Assumed Option”	2.4(b)(i)
“Unvested Cash”	2.3(b)
“Unvested Parent Shares”	2.3(b)
“Vested Assumed Option”	2.4(a)(i)(2)
“Warrant Surrender Agreement”	2.5(b)
“Written Consent”	Recitals

ARTICLE 2

THE MERGER

2.1 Transactions Occurring on the Closing Date.

(a) Closing Date. Upon the terms and subject to the conditions of this Agreement, the closing of the Merger (the “Closing”) will take place by exchange of electronic deliveries and signatures, unless otherwise agreed by Parent and the Company, on the third Business Day following the satisfaction or waiver of the conditions set forth in Article 6 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions); provided that if such Business Day would otherwise occur anytime during (i) the final 10 Business Days of a fiscal quarter of Parent or (ii) the final month of a fiscal year of Parent (other than the first day of such month), then Parent may, in its sole discretion, delay the Closing until, in the case of clause (i), the first Business Day in the next fiscal quarter of Parent or, in the case of clause (ii), the first Business Day in the next fiscal year of Parent, subject to the continued satisfaction or waiver of the conditions set forth in Article 6.

(b) The Merger.

(i) On the Closing Date, the Company will cause a duly executed certificate of merger in the form attached hereto as Exhibit C-1 (the “First Certificate”) to be filed with Secretary of State of the State of Delaware in accordance with the DGCL, which will become effective as of such filing or as otherwise set forth in the First Certificate (such time, the “Effective Time”), and upon the Effective Time, Merger Sub I will be merged with and into the Company, the separate existence of Merger Sub I will cease and the Company will become a wholly owned Subsidiary of Parent.

(ii) On the Closing Date and immediately following the Effective Time, the Company and Merger Sub II will cause a duly executed certificate of merger in the form attached hereto as Exhibit C-2 (the “Second Certificate”) to be filed with Secretary of State of the State of Delaware in accordance with the DGCL and the DLCCA, which will become effective as of such filing or as otherwise set forth in the Second Certificate (such time, the “Second Effective Time”), and upon the Second Effective Time the Company will merge with and into Merger Sub II, the separate corporate existence of the Company will cease, and Merger Sub II will continue as the surviving entity of the Merger (the “Surviving Company”).

(iii) The parties hereto intend that the First Merger and the Second Merger be treated as integrated steps in the Transactions, consistent with Rev. Rul. 2001-46, 2001-2 C.B. 321, and qualify as a single “reorganization” within the meaning of Section 368(a)(1)(A) of the Code and Treasury Regulations thereunder, and hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3 and Section 354(a)(1) of the Code. Notwithstanding this Section 2.1 and any other provision of this Agreement, no party hereto makes any representation or warranty to another party with respect to the Tax consequences of the Merger.

(iv) Each party hereto will make all other necessary filings and/or recordings to consummate the Merger in accordance with the DCGL and DLCCA.

2.2 Effects of the Merger. The Merger will have the effects set forth herein and in the applicable provisions of the DGCL and the DLLCA:

(a) At the Effective Time, unless otherwise agreed in writing by Parent and the Company: (i) the certificate of incorporation of the Company will be amended to be identical to the certificate of incorporation of Merger Sub I as in effect immediately prior to the Effective Time (except for the name of the Company), (ii) each issued and outstanding share of Company Capital Stock (each, a “Company Share”) will cease to exist and (iii) each issued and outstanding share of capital stock of Merger Sub I will become one share of Company common stock.

(b) At the Second Effective Time, unless otherwise agreed in writing by Parent and the Company: (i) the certificate of formation and the limited liability company agreement of Merger Sub II as in effect immediately prior to the Second Effective Time (except for the name of the Company), will be the certificate of formation and the limited liability company agreement of the Surviving Company, (ii) each share of Company Capital Stock that is issued and outstanding immediately prior to the Second Effective Time will cease to exist and will be cancelled and extinguished without any conversion thereof and (iii) each membership interest of Merger Sub II that is issued and outstanding immediately prior to the Second Effective Time will constitute one membership interest of the Surviving Company.

2.3 Treatment of Company Shares and Warrants. Upon the terms and subject to the conditions set forth herein, at the Effective Time, by virtue of the First Merger and without further action by any party:

(a) Company Capital Stock. Each issued and outstanding share of Company Capital Stock that is not a Treasury Share or a Dissenting Share will be cancelled and automatically converted into the right to receive, without interest subject to and in accordance with Section 2.5:

(i) (A) the number of Parent Shares determined by dividing (x) the Per Share Closing Share Consideration by (y) the Parent Stock Price and (B) subject to Section 2.6, cash equal to the Per Share Closing Cash Consideration; and

(ii) to the extent the Escrow Fund or any portion thereof becomes payable and issuable to Equityholders pursuant to Section 8.1(b), an amount equal to the Per Share Escrow Consideration.

(b) Unvested Company Shares. The payment of cash and issuance of Parent Shares pursuant to this Section 2.3 in exchange for Unvested Company Shares issued and outstanding immediately prior to the Effective Time shall be subject to the same restrictions and vesting arrangements that were applicable to such Unvested Company Shares immediately prior to or at the Effective Time (and no vesting acceleration shall occur by reason of the Merger or any subsequent event, such as termination of employment, except as may be specifically set forth in any applicable restricted stock purchase agreements). Therefore, cash otherwise payable pursuant to this Section 2.3 in exchange for the Unvested Company Shares issued and outstanding immediately prior to the Effective Time (“Unvested Cash”) shall not automatically be payable by Parent at the Effective Time, and shall instead become payable by Parent on the date that such Unvested Company Shares would have become vested, and the Parent Shares issuable pursuant to this Section 2.3 in exchange for the Unvested Company Shares (“Unvested Parent Shares”)

shall vest under the vesting schedule in place for such shares immediately prior to or at the Effective Time (subject to the restrictions and other terms of such vesting schedule and Parent’s policies). The Unvested Cash shall be paid, upon vesting, in the United States Dollars or, for payments made to a Non-U.S. Continuing Employee, the local currency of such Continuing Employee’s permanent residence on the date of payment, which will be converted from United States Dollars according to the Exchange Rate. Parent may in its discretion make all such required payments to holders of Unvested Cash no later than the 15th day of the calendar month immediately following the calendar month in which such Unvested Cash become vested, and in its discretion may make such payments through a paying agent authorized by Parent to administer such payments on Parent’s behalf or through Parent’s (or the Surviving Company’s) payroll system and in accordance with standard payroll practices (including withholding for applicable Taxes). All amounts payable pursuant to this Section 2.3(b) shall be subject to any required withholding of Taxes and shall be paid without interest. A portion of such newly vested cash so distributed will be treated as imputed interest to the extent required under the Code and the regulations promulgated thereunder. All outstanding rights to repurchase Unvested Company Shares that the Company may hold or similar restrictions in the Company’s favor immediately prior to the Effective Time (all such rights, “Repurchase Rights”) shall be, as of the Effective Time, assigned to Parent in the Merger and shall thereafter be exercisable by Parent upon the same terms and subject to the same conditions that were in effect immediately prior to the Effective Time, except that Repurchase Rights may also be exercised by Parent retaining the Unvested Cash and the Unvested Parent Shares into which such Unvested Company Shares have been converted and paying to the former holder thereof the repurchase price in effect for each such share subject to that Repurchase Right immediately prior to the Effective Time. No Unvested Cash or Unvested Parent Shares, or right thereto, may be pledged, encumbered, sold, assigned or transferred (including any transfer by operation of law), by any Person, other than Parent, or be taken or reached by any legal or equitable process in satisfaction of any Liability of such Person, prior to the distribution to such Person of such Unvested Cash or Unvested Parent Shares in accordance with this Agreement.

(c) Warrants. Each Warrant that is vested, unexpired, unexercised and outstanding as of the Effective Time shall be cancelled and extinguished, and no such Warrant shall be substituted with any equivalent option or right to purchase or otherwise acquire any Parent Shares or other equity of Parent. Upon cancellation thereof, each Warrant that has an exercise price less than the Per Share Amount shall be automatically converted into the right to receive, subject to and in accordance with Section 2.5:

(i) (A) a number of Parent Shares equal to the quotient of (x) the product of (a)(1) the Per Share Closing Share Consideration, multiplied by (2) the number of shares of Company Capital Stock that were subject to such Warrant immediately prior to the Effective Time minus (b)(1) the per share exercise price of such Warrant multiplied by (2) the Share Consideration Percentage multiplied by (3) the number of shares of Company Capital Stock that were subject to such Warrant immediately prior to the Effective Time, divided by (y) the Parent Stock Price, plus (B) subject to Section 2.6, cash equal to (x) the product of (a) the Per Share Closing Cash Consideration, multiplied by (b) the number of shares of Company Capital Stock that were subject to such Warrant immediately prior to the Effective Time, less (y) the product of (a) the per share exercise price of such Warrant multiplied by (b) the Cash Consideration Percentage multiplied by (c) the number of shares of Company Capital Stock that were subject to such Warrant immediately prior to the Effective Time; and

(ii) to the extent the Escrow Fund or any portion thereof becomes payable and issuable to Equityholders pursuant to Section 8.1(b), an amount in cash equal to (x) the Per Share Escrow Consideration multiplied by (y) the number of shares of Company Capital Stock that were subject to such Warrant immediately prior to the Effective Time.

(d) Unaccredited Stockholders. Notwithstanding anything to the contrary in this Agreement, any Parent Shares that, but for this Section 2.3(d) would have become issuable to an Equityholder pursuant to Section 2.3(a)-(c), may, in Parent’s sole determination to be made and communicated to the Company prior to the Closing, be replaced by an amount of cash in lieu of such Parent Shares on the basis described in the following sentence if (i) such holder, at least four Business Days prior to the Closing Date, does not deliver to Parent a duly executed Joinder certifying that such holder is an “accredited investor” (as such term is defined in Regulation D under the Securities Act) or, in the case of a non-U.S. Holder located in Australia, a “sophisticated investor” (as such term is defined in section 708(8) the Corporations Act) or a “professional investor” (as such term is defined in section 708(11) of the Corporations Act); or (ii) if Parent otherwise does not have a reasonable belief that such holder is an “accredited investor” (as such term is defined in Regulation D under the Securities Act) or, in the case of a non-U.S. Holder located in Australia, a “sophisticated investor” (as such term is defined in section 708(8) the Corporations Act) or a “professional investor” (as such term is defined in section 708(11) of the Corporations Act) (such holder, an “Unaccredited Investor”). In such case, the amount of cash delivered in lieu of the Parent Shares shall be determined by multiplying (x) the number of Parent Shares that would have been issued by (y) the Parent Stock Price (the aggregate amount of cash delivered to all such Unaccredited Investors, the “Unaccredited Investor Payment Amount”).

(e) No Fractional Shares. No certificates representing fractional Parent Shares shall be issued hereunder and any fractional share interests shall not entitle the owner thereof to vote or to any other rights of a holder of Parent Shares. Notwithstanding any other provision of this Agreement, each recipient of Parent Shares pursuant to the Merger who would otherwise have been entitled to receive a fraction of a Parent Shares (after taking into account all Parent Shares to be issued to such holder pursuant to the Merger) shall in lieu thereof receive in cash (rounded to the nearest whole cent), without interest, an amount equal to such fractional amount multiplied by the Parent Stock Price.

(f) Dissenting Shares. Each Dissenting Share will convert into the right to receive the consideration finally determined to be due to the holder of such Dissenting Share pursuant to the DGCL. Notwithstanding the foregoing, any Company Share that ceases to be a Dissenting Share for any reason after the Effective Time will be entitled only to the Per Share Consideration. The Company will provide to Parent (i) prompt notice of any demands for appraisal or purchase received by the Company, withdrawals of such demands, and any other instruments related to such demands served in accordance with the DGCL and received by the Company and (ii) the right to participate in all negotiations and proceedings with respect to such demands under the DGCL. The Company will not, except with the prior written consent of Parent, or as otherwise required under the DGCL, voluntarily make any payment or offer to make any payment with respect to, or settle or offer to settle, any Claim or demand in respect of any Dissenting Shares.

(g) Adjustments. In the event of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into capital stock), reorganization, reclassification, combination, recapitalization or other like change with respect to the Company Shares or Parent Shares occurring after the Agreement Date and prior to the Effective Time, all references herein to specified numbers of shares of any class or series affected thereby, and all calculations provided that are based upon numbers of shares of any class or series (or the Parent Stock Price therefor) affected thereby, will be equitably adjusted to the extent necessary to provide the parties the same economic effect as contemplated by this Agreement prior to such stock split, reverse stock split, stock dividend, reorganization, reclassification, combination, recapitalization or other like change.

(h) Rights Not Transferable. The rights of each Equityholder under this Agreement as of immediately prior to the Effective Time are personal to such Equityholder and will not be transferable for any reason, other than by operation of law, will or the laws of descent and distribution. Any attempted transfer of such right (other than as permitted by the immediately preceding sentence) will be null and void.

(i) Legends. Any certificates or book-entry entitlements representing the Parent Shares issued pursuant to this Agreement may bear the following legends, to the extent applicable (along with any other legends that may be required under Applicable Law or to give effect to other terms of this Agreement):

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER APPLICABLE STATE SECURITIES LAWS AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISTRIBUTION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL FOR THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OR APPLICABLE STATE SECURITIES LAWS.

THE SHARES EVIDENCED HEREBY ARE SUBJECT TO A RIGHT OF REPURCHASE AND/OR INDEMNITY AND ESCROW OBLIGATIONS AS SET FORTH IN AN AGREEMENT WITH THE COMPANY.”

2.4 Treatment of Options and Promised Options .

(a) Vested Options.

(i) At the Effective Time, each Vested Option held by a Continuing Employee with a per share exercise price less than the Per Share Amount, subject to any applicable withholding obligations and the delivery of a duly executed non-revocable waiver and consent in the form attached hereto as Exhibit D-1 (a “Continuing Employee Option Waiver”) will:

(1) with respect to the portion of such Vested Option corresponding to the product of (A) the aggregate number of shares of Company Common Stock underlying such Vested Option multiplied by (B) the Cash Consideration Percentage, rounded down to the nearest whole share (the “Converted Vested Option Shares”), be cancelled and automatically converted into the right to receive cash equal to (I) the product of (x) the Per Share Amount, multiplied by (y) the number of Converted Vested Option Shares, less (II) the product of (x) the per share exercise price of such Vested Option multiplied by (y) the number of shares of Converted Vested Option Shares, paid in United States Dollars or, for a Non-U.S. Continuing Employee, the local currency of such Continuing Employee’s permanent residence on the date of payment, which will be converted from United States Dollars according to the Exchange Rate; and

(2) with respect to the remaining portion of such Vested Option corresponding to a number of shares of Company Common Stock equal to the difference between the aggregate number of shares of Company Common Stock underlying such Vested Options and the Converted Vested Option Shares (such difference, the “Remaining Vested Option Shares”) be assumed by Parent and converted into an option to acquire that number of shares of Parent Stock equal to (x) the number of Remaining Vested Option Shares multiplied by (y) the Exchange Ratio, rounded down to the nearest whole share (each, a “Vested Assumed Option”). Each Vested Assumed Option will otherwise be subject to the same terms and conditions (including as to vesting and exercisability) as were applicable under the Vested Option immediately prior to the Effective Time, except that each Vested Assumed Option will have an exercise price per share equal to (x) the per share exercise price of the Vested Option immediately prior to the Effective Time divided by (y) the Exchange Ratio, rounded up to the nearest whole cent; provided that the exercise price and the number of shares of Parent Stock subject to the Vested Assumed Option shall be determined in a manner consistent with the requirements of Sections 409A and 422 of the Code, as applicable. It is the intent of the parties hereto that to the extent permitted by Applicable Law, all Vested Assumed Options that prior to the Effective Time were treated as incentive or non-qualified options under the Code shall from and after the Effective Time continue to be treated as incentive or non-qualified stock options, respectively, under the Code. The board of directors of Parent shall succeed to the authority and responsibility of the Board or any committee thereof with respect to the Vested Assumed Options.

(ii) At the Effective Time, each Vested Option held by a non-Continuing Employee with a per share exercise price less than the Per Share Amount will be cancelled and automatically converted into the right to receive, without interest and subject to any applicable withholding obligations, (A) cash equal to the product of (1) the Per Share Amount, multiplied by (2) the number of shares of Company Common Stock that were subject to such Vested Option, less (B) cash equal to the per share exercise price of such Vested Option multiplied by the number of shares of Company Common Stock that were subject to such Vested Option; provided that no non-Continuing Employee holder of a Vested Option will be entitled to receive any consideration in respect of such Vested Option until such holder delivers a duly executed non-revocable waiver and consent in the form attached hereto as Exhibit D-2 (a “Non-Continuing Employee Option Waiver”).

(b) Unvested Options.

(i) At the Effective Time, each Unvested Option held by a Continuing Employee with a per share exercise price less than the Per Share Amount (each such Option, a “Qualifying Option”) will be assumed by Parent and converted into an option to acquire that number of shares of Parent Stock equal to (x) the number of shares of Company Common Stock subject to such Qualifying Option multiplied by (y) the Exchange Ratio, rounded down to the nearest whole share (each, an “Unvested Assumed Option,” and together with the Vested Assumed Options, the “Assumed Options”). Each Unvested Assumed Option will otherwise be subject to the same terms and conditions (including as to vesting) as were applicable under the Option immediately prior to the Effective Time, except that (i) each Unvested Assumed Option will have an exercise price per share equal to (x) the per share exercise price of the Qualifying Option immediately prior to the Effective Time divided by (y) the Exchange Ratio, rounded up to the nearest whole cent; provided that the exercise price and the number of shares of Parent Stock subject to the Unvested Assumed Option shall be determined in a manner consistent with the requirements of Sections 409A and 422 of the Code, as applicable and (ii) each Unvested Assumed Option will no longer be early exercisable.

(ii) Each Unvested Option that is not a Qualifying Option will be automatically cancelled and extinguished at the Effective Time, and no consideration shall be delivered in exchange therefor. At the Effective Time, each Unvested Option held by a non-Continuing Employee will automatically cancelled and extinguished and no consideration shall be delivered in exchange therefor.

(c) Promised Options. Each holder of a Promised Option held by a Continuing Employee will be entitled to receive restricted stock units that will settle into the number of shares of Parent Stock (“Parent RSUs”) equal to (i) the Spread Value of the Promised Option divided by (ii) the Parent Stock Price, rounded down to the nearest whole share, which shall be subject to the vesting terms and conditions set forth on Schedule 3.4(e) of the Disclosure Schedule and will be issued in accordance with the Parent’s 2019 Equity Incentive Plan (the “Parent Option Plan”), except that each Parent RSU will vest over four years, with 1/4 of the Parent RSU vesting on the first anniversary of the existing vesting commencement date underlying the Promised Option as of immediately prior to the Effective Time and the remainder vesting thereafter in equal installments on each quarterly anniversary of the existing vesting commencement date, subject to continued employment with Parent on each such vesting date; provided that the vesting commencement date will be the closest of the following dates to the Continuing Employee’s existing vesting commencement date: February 28, May 28, August 28, or November 28; provided, further, that no holder of a Promised Option will be entitled to receive any consideration in respect of such Promised Option until such holder delivers a duly executed non-revocable waiver and consent in the form attached hereto as Exhibit E (a “Promised Option Waiver”).

2.5 Payment and Exchange Procedures.

(a) As soon as reasonably practicable after the Effective Time, Parent shall:

(i) to the extent not previously delivered, cause a letter of transmittal in substantially the form attached hereto as Exhibit F (a “Letter of Transmittal”) to be delivered to each Stockholder; and

(ii) cause to be deposited with Computershare Trust Company, N.A. or other bank or trust company as Parent may choose in its discretion (the “Exchange Agent”) the amount of cash and shares of Parent Stock payable and issuable to the Equityholders pursuant to Section 2.3 (the “Equityholder Consideration”), less (x) the Escrow Amount and (y) any portion of the Equityholder Consideration subject to a Holdback Agreement.

(b) After the Effective Time, Parent will cause the Exchange Agent to pay and/or issue the portion of the Equityholder Consideration payable or issuable to each Stockholder on the Closing Date who submits a properly completed and duly executed Letter of Transmittal and any other documentation required thereby and each Warrantholder who submits a properly completed Warrant Surrender Agreement in the form attached hereto as Exhibit G (a “Warrant Surrender Agreement”) and any other documentation required thereby.

(c) As soon as reasonably practicable after the Effective Time, Parent shall pay or cause the Surviving Company to pay the aggregate amount of cash payable to the Optionholders pursuant to Section 2.4, (i) for employee Optionholders (both current and former), through its payroll system in accordance with standard payroll practices, and subject to any required withholding for applicable Taxes, and (ii) for Persons who are neither current nor former employees, through its accounts payable system.

(d) Notwithstanding anything to the contrary in this Section 2.5, no party hereto shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Applicable Law.

(e) Any portion of Equityholder Consideration held by the Exchange Agent that has not been delivered to any holders of Certificates pursuant to this Article 2 within one year after the Effective Time shall promptly be delivered to the Surviving Company, and thereafter Equityholder who has not theretofore complied with the exchange procedures set forth in and contemplated by this Agreement shall look only to the Surviving Company (subject to abandoned property, escheat and similar laws) for its claim to any portion of the Equityholder Consideration, only as a general unsecured creditor thereof. Notwithstanding anything to the contrary herein, if any portion of the Equityholder Consideration would otherwise escheat to or become the property of any Governmental Body, such portion shall, to the extent permitted by Applicable Law, become the property of the Surviving Company, free and clear of all claims or interests of any Person previously entitled thereto.

2.6 Escrow; Agent Expense Fund.

(a) Escrow Agent. Promptly after the Effective Time, Parent will deliver the Escrow Amount to the Escrow Agent, to be held and distributed in accordance with the terms of Article 8 and the Escrow Agreement.

(b) Agent Expense Fund. Notwithstanding anything to the contrary herein, Parent will withhold the Agent Expense Fund from the cash portion of the Per Share Closing Cash Consideration otherwise payable to the Equityholders pursuant to Section 2.3, and shall wire the Agent Expense Fund to the Agent promptly after the Effective Time. The Agent will hold and administer the Agent Expense Fund in accordance with this Agreement and the Engagement Agreement.

2.7 Working Capital Amount Adjustment.

(a) Within 90 days after the Closing, Parent shall deliver to the Agent a notice (the “Parent NWC Notice”) setting forth Parent’s calculation of the Working Capital Amount and, if different, the amount by which the Working Capital Adjustment as calculated by Parent is more or less than the Closing Working Capital Adjustment (the “NWC Calculations”), in each case together with supporting documentation, information and calculations.

(b) Following the delivery of the Parent NWC Notice, subject to confidentiality restrictions, Parent shall provide the Agent and its representatives reasonable access at reasonable times and upon reasonable notice and in a manner so as not to unreasonably interfere with Parent’s business to the records, properties, personnel and (subject to the execution of customary work paper access letters if requested) auditors relating to the preparation of the Parent NWC Notice and shall cause its personnel to reasonably cooperate with the Agent in connection with its review of the Parent NWC Notice. The Agent may object to the calculation of the Working Capital Adjustment set forth in the Parent NWC Notice by providing written notice of such objection to Parent within 30 days after Parent’s delivery of the Parent NWC Notice (the “Notice of Objection”), together with supporting documentation, information and calculations. Any matters not expressly set forth in the Notice of Objection shall be deemed to have been accepted by the Agent on behalf of the Equityholders.

(c) If the Agent timely provides the Notice of Objection, then Parent and the Agent shall confer in good faith for a period of up to 10 Business Days following Parent’s timely receipt of the Notice of Objection in an attempt to resolve any disputed matter set forth in the Notice of Objection, and any resolution by them shall be in writing and shall be final and binding on the parties hereto and the Equityholders.

(d) If, after the 10 Business Day period set forth in Section 2.7(c), Parent and the Agent cannot resolve any matter set forth in the Notice of Objection, then Parent and the Agent shall engage a nationally recognized auditing firm acceptable to both Parent and the Agent (the “Reviewing Accountant”) to review only the matters in the Notice of Objection that are still disputed by Parent and the Agent and the NWC Calculations to the extent relevant thereto. After such review and a review of the Company’s relevant books and records, the Reviewing Accountant shall promptly (and in any event within 60 days following its engagement) determine the resolution of such remaining disputed matters, which determination shall be final and binding on the parties hereto and the Equityholders, and the Reviewing Accountant shall provide Parent and the Agent with a calculation of the Working Capital Amount and the Working Capital Adjustment in accordance with such determination.

(e) If the Working Capital Adjustment as finally determined pursuant to Section 2.7(b), Section 2.7(c) and/or Section 2.7(d), as the case may be (the “Final Working Capital Adjustment”) is less than the Closing Working Capital Adjustment (such difference, the “Final Working Capital Shortfall”), then the Equityholders shall severally but not jointly indemnify and hold harmless Parent without any dispute by the Agent, for the full amount of the Final Working Capital Shortfall; provided that recovery from the Escrow Fund will (x) be the first source of monetary claims for all claims and (y) constitute the sole and exclusive source of monetary recovery with respect to the Final Working Capital Shortfall.

(f) If the Final Working Capital Adjustment is greater than the Closing Working Capital Adjustment (such difference, the “Final Working Capital Surplus”), then Parent will deposit with the Exchange Agent an amount equal to, and cause the Exchange Agent to distribute, such Final Working Capital Surplus to the Equityholders in accordance with each Equityholder’s Pro Rata Share.

(g) The fees, costs and expenses of the Reviewing Accountant shall be paid (i) by Parent in the event the difference between the Final Working Capital Adjustment as determined by the Reviewing Accountant pursuant to Section 2.7(e) and the NWC Calculations set forth in the Parent NWC Notice (such difference, the “Parent’s Difference”) is greater than the difference between the Final Working Capital Adjustment as determined by the Reviewing Accountant pursuant to Section 2.7(e) and the NWC Calculations set forth in the Notice of Objection (such difference, the “Agent’s Difference”), (ii) by the Equityholders if the Parent’s Difference is less than the Agent’s Difference or (iii) equally by Parent on the one hand, and the Equityholders on the other hand, if the Parent’s Difference is the same as the Agent’s Difference.

2.8 Tax Consequences. The parties intend for this Agreement to be an adoption of a plan of reorganization within the meaning of Section 354(a)(1) of the Code, and to cause the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Provided that the representations and warranties provided in Section3.12(ee) are true, correct and complete, each of the parties will file all Tax Returns consistent with such intentions, unless otherwise required by a Taxing authority following a Tax Proceeding in which reorganization treatment was defended diligently and in good faith; provided that (x) no party hereto makes any representations or warranties to any other Person or to any Stockholder regarding the Tax treatment of the Merger or any of the Transactions or Transaction Documents and (y) each of the Company and each Equityholder will rely solely on their own Tax advisors in connection with this Agreement, each Transaction Document and the Transactions.

2.9 Certain Taxes. All transfer, documentary, sales, use, stamp, registration and other Taxes and fees (including any penalties and interest) arising from the transfers or deemed transfers of stock or assets that occur by virtue of the Merger (collectively, the “Transfer Taxes”) will be borne fifty percent (50%) by Parent and fifty percent (50%) by the Equityholders. Parent will remit all Transfer Taxes when due, and will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes.

2.10 Withholding Rights. Each Parent Entity and their designees are entitled to deduct and withhold from any payments of cash or issuances of Parent Stock pursuant to this Agreement to any Key Employee, any Continuing Employee or any holder of any Company Shares, Options, Promised Options or Warrants, such amounts in cash and/or Parent Shares as any Parent Entity is required to deduct and withhold with respect to any such payments or issuances under the Code or any provision of state, local, provincial or foreign Tax law. If a Parent Entity becomes aware of any requirement that a Parent Entity withhold from any payments of cash or issuance of Parent Stock pursuant to this Agreement, such Parent Entity will use commercially reasonable efforts to notify the recipient thereof of such requirement and to provide a reasonable opportunity for such recipient to reduce or eliminate such requirement; provided, however, that any failure to so notify a payee shall not affect the rights of each Parent Entity and its designees to withhold such amounts as are required to be deducted and withheld by applicable Tax law in accordance with this Section 2.10. To the extent that amounts are so withheld and remitted to appropriate taxing authorities, such withheld amounts will be treated for all purposes of this Agreement as having been paid or issued, as applicable, to such Persons in respect of which such deduction and withholding was made. For purposes of subsection 14-225(2) of Schedule 1 to the Taxation Administration Act 1953, the Company declares, for the period beginning from the date of this Agreement until the Closing, that shares in Cimrid Pty. Ltd. are not indirect Australian real property interests.

2.11 Payments by Parent. For the avoidance of doubt, nothing in this Article 2 or anything else in this Agreement will require Parent or any of its Affiliates to pay or cause to be paid any cash in excess of the Cash Consideration, or issue any Parent Shares (or securities exercisable for Parent Shares) in excess of the Share Consideration, in each case as set forth in this Article 2, except to the extent necessary to issue Assumed Options or Parent RSUs pursuant to Section 2.4 (which shall have the effect of reducing the cash payable as Cash Consideration by equal amount).

2.12 Exchange Rate. Other than amounts payable pursuant to Section 2.3(b) and Section 2.4(a)(i)(1), all amounts payable to any party under this Agreement shall be paid in United States Dollars. Any amounts to be converted into United States Dollars for the purpose of calculating any amounts under this Agreement, including any amount included in the Financial Certificate, shall be converted into United States Dollars at the rate of exchange as published by the Wall Street Journal at http://online.wsj.com/mdc/public/page/2_3021-forex.html on the end of the trading day on the third Business Day prior to the Closing Date (the “Exchange Rate”).

2.13 Further Actions. After the Effective Time, the officers and directors of Parent Entities will be fully authorized to take all further actions that Parent determines are necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Company or Parent with full right, title and possession of and to all rights and property of the Company and Parent Entities.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject to the disclosures set forth in the Disclosure Schedule of the Company delivered to Parent concurrently with the execution of this Agreement (the “Disclosure Schedule”); provided that any disclosure made under the heading of one Section or Subsection of this Article 3 shall apply to and/or qualify one or more other representations and warranties only to the extent it is reasonably apparent from the actual text of such disclosure that such disclosure applies to or qualifies such other representations and warranties notwithstanding the omission of an appropriate cross reference to such other Section or Subsection, the Company represents and warrants to Parent as follows:

3.1 Organization, Standing, Power and Subsidiaries.

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. The Acquired Companies have the corporate power and necessary Permits to own, operate, use, distribute and lease their respective properties and to conduct the Business. The Acquired Companies are duly qualified to do business and are in good standing in each of the jurisdictions specified on Schedule 3.1(a) to the Disclosure Schedule, which are the only jurisdictions in which such qualification is necessary, except where the failure to be so qualified or in good standing, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(b) Schedule 3.1(b) of the Disclosure Schedule sets forth a true, correct and complete list of each Subsidiary of the Company. The Company is the sole legal and beneficial owner of all of the issued and outstanding shares of capital stock of each such Subsidiary, free and clear of all Liens, and all such shares are duly authorized, validly issued, fully paid and non-assessable and are not subject to any preemptive right or right of first refusal created by statute, the certificate of incorporation and bylaws or other equivalent organizational or governing documents, as applicable, of such Subsidiary or any Contract to which such Subsidiary is a party or by which it is bound. There are no outstanding subscriptions, options, warrants, “put” or “call” rights, exchangeable or convertible securities or other Contracts of any character relating to the issued or unissued capital stock or other securities of any Subsidiary or otherwise obligating any Subsidiary to issue, transfer, sell, purchase, redeem or otherwise acquire or sell any such securities.

(c) Schedule 3.1(c) of the Disclosure Schedule sets forth a true, correct and complete list of: (i) the names of the members of the Board and the board of directors or other governing body of each Subsidiary of the Company and (ii) the names and titles of the officers of the Company and each Subsidiary of the Company.

3.2 Authority and Enforceability.

(a) The Company has full corporate power and authority to execute this Agreement and the other Transaction Documents to which it is (or will be) a party and to perform its obligations hereunder and thereunder and, subject to the adoption of this Agreement and approval of the Merger and the other Transactions in the Written Consent, to consummate the Merger and the other Transactions.

(b) This Agreement and the other Transaction Documents have been (or will be) duly executed and delivered by the Company and, assuming the due authorization, execution, and delivery by each of the other parties hereto and thereunder, represent valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except, in each case, to the extent such enforceability is subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium, or other Applicable Law affecting or relating to creditors’ rights generally and general principles of equity.

(c) The Board has unanimously (i) determined that this Agreement and the Transactions, including the Merger, are fair to, and in the best interests of, the Company and the Stockholders, (ii) approved and declared advisable the execution, delivery, and performance of this Agreement and the consummation of the Transactions, including the Merger and (iii) resolved to recommend that the Stockholders adopt this Agreement and approve the Merger and the other Transactions. The only affirmative votes or written consents of the holders of any classes or series of Company Capital Stock necessary to adopt this Agreement and approve the Merger and the other Transactions (“Stockholder Approval”) are the votes of the Consenting Stockholders. All actions relating to the solicitation and obtainment of the Written Consent with respect to this Agreement have been and will be taken in compliance with Applicable Law.

3.3 Non-Contravention.

(a) The execution and delivery by the Company of this Agreement, the consummation of the Merger and the other Transactions and the compliance by the Company with the provisions of this Agreement, do not and will not conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or to a loss of a benefit under, or result in the creation of any Lien (other than Permitted Liens) in or upon any of the properties or assets of the Acquired Companies under, or give rise to any payment under or any increased, additional, accelerated or guaranteed rights or entitlements under any provision of (i) the certificate of incorporation of the Company, as amended to date (the “Charter”) or the bylaws of the Company (the “Bylaws”), in each case as amended to date, (ii) any Material Contract of the Company or (iii) any law or Order applicable to the Company or its assets or properties; except with respect to the foregoing clauses (ii) and (iii) as would not have a material and adverse effect on Acquired Companies, taken as a whole.

(b) No consent, approval, qualification, Order or authorization of, registration, declaration or filing with, or notice to, any Governmental Body is necessary or required by or with respect to any Acquired Company in connection with the execution and delivery by the Company of this Agreement, the consummation by the Company of the Merger and the other Transactions or the compliance by the Company with the provisions of this Agreement, except for (x) the filing of the First Certificate and the related certificate of incorporation of the Surviving Company with the office of the Secretary of State of the State of Delaware and (y) notification under the HSR Act.

(c) The Company, the Board and the Stockholders have taken all actions such that the restrictive provisions of any “fair price,” “moratorium,” “control share acquisition,” “business combination,” “interested stockholder” or other similar anti-takeover statute or regulation and any anti-takeover provision in the governing documents of the Acquired Companies will not be applicable to any of Parent, the Acquired Companies, the Surviving Company or to the execution, delivery or performance of the Transactions, or the Written Consent, including the consummation of the Merger or any of the other Transactions.

3.4 Capital Structure.

(a) The authorized Company Capital Stock consists solely of 75,821,223 shares of Company Common Stock, and 26,821,223 shares of Company Preferred Stock, of which 12,929,727 shares of Company Preferred Stock are designated as Series A Stock, 5,005,950 shares of Company Preferred Stock are designated as Series B Stock, 5,058,050 shares of Company Preferred Stock are designated as Series C Stock and 3,827,496 shares of Company Preferred Stock are designated as Series C-1 Stock. As of the Agreement Date, the issued and outstanding Company Capital Stock consists of 15,867,811 shares of Company Common Stock, 12,929,727 shares of Series A Stock, 5,005,950 shares of Series B Stock, 3,951,600 shares of Series C Stock and 2,635,074 shares of Series C-1 Stock. Each share of Company Preferred Stock is convertible into one share of Company Common Stock.

(b) Schedule 3.4(b) to the Disclosure Schedule sets forth, as of the Agreement Date, a true, correct and complete list of the Stockholders and the number and type of Company Shares owned by each Stockholder. Except as set forth on Schedule 3.4(b) to the Disclosure Schedule, no Company Shares are subject to any right of repurchase by the Company. All Company Shares are duly authorized, validly issued, fully paid and non-assessable and are free of any Liens. There is no Liability for dividends accrued and unpaid by the Company. The Company has obtained representations and warranties from each holder of Company Preferred Stock that such holder is an “accredited investor” (as such term is defined in Rule 501(a) under the Securities Act).

(c) As of the Agreement Date, the Company has reserved 7,712,520 shares of Company Common Stock for issuance to employees, non-employee directors and consultants of the Acquired Companies pursuant to the Option Plans, of which 5,007,114 shares are subject to outstanding and unexercised Options under the Option Plans and 940,103 shares remain available for issuance under the Option Plans. Schedule 3.4(c) of the Disclosure Schedule sets forth, as of the Agreement Date, a true, correct and complete list of all Optionholders, and each Option, whether or not granted under the Option Plans, including the number of Company Shares subject to each Option, the number of such shares that are vested or unvested, the date of grant of such Option, the vesting commencement date, the vesting schedule (and the terms of any acceleration thereof), whether the Option may be “early exercised,” the exercise price per share, the Tax status of such Option under Section 422 of the Code (or any applicable foreign Tax law), the term of each Option, the Option Plans from which such Option was granted (if any) and the country and state of residence of such Optionholder. All Options listed on Schedule 3.4(c) of the Disclosure Schedule that are denoted as incentive stock options under Section 422 of the Code so qualify and will continue to so qualify as of immediately prior to the consummation of the Transactions. In addition, Schedule 3.4(c)

of the Disclosure Schedule indicates, as of the Agreement Date, which Optionholders are Persons that are not current or former employees of the Acquired Companies (including non-employee directors, consultants, advisory board members, vendors, service providers or other similar Persons). True, correct and complete copies of each Option Plans, and all standard form agreements and instruments relating to or issued under each Option Plans have been Made Available to Parent. All Options have been granted pursuant to such Option Plans and standard form agreements and instruments, and such Option Plans and form agreements and instruments have not been amended, modified or supplemented since being Made Available to Parent, and there are no agreements, understandings or commitments to amend, modify or supplement such Option Plans or form agreements and instruments in any case from those Made Available to Parent. The terms of the Option Plans permit the treatment of Options as provided herein, without notice to, or the consent or approval of, the Optionholders, the Stockholders or otherwise and without any acceleration of the exercise schedule or vesting provisions in effect for such Options.

(d) Schedule 3.4(d) of the Disclosure Schedule sets forth, as of the Agreement Date, a true, correct and complete list of all Warrantholders, including the number of shares and type of Company Capital Stock subject to each Warrant, the date of grant, the exercise or vesting schedule (and the terms of any acceleration thereof), the exercise price per share and the term of each Warrant. The Company has Made Available true, correct and complete copies of each Warrant.

(e) Schedule 3.4(e) of the Disclosure Schedule sets forth, as of the Agreement Date, a true, correct, and complete list of individuals (each individual, a “Promised Optionholder”) who may be entitled to receive Options (the “Promised Options”) pursuant to an offer letter, Contract or other written or unwritten commitment from the Company (a “Promised Option Agreement”), but who have not been granted such Options, including the number of shares of Common Shares underlying such Promised Option, the price at which the Company deems to be the fair market value at which such Options would have been granted (the “Deemed Exercise Price”), the vesting commencement date and vesting schedule described in the Promised Option Agreement for each such listed Promised Optionholder. The Company has Made Available true, correct and complete copies of all Promised Option Agreements existing as of the Agreement Date.

(f) All Company Shares and all Options and Warrants were issued in compliance with Applicable Law and all requirements set forth in the Charter, the Bylaws and any applicable Contracts to which the Company is a party or by which the Company or any of its assets is bound. As of the Agreement Date, there are no authorized, issued or outstanding equity interests of the Company other than the Company Shares, Options and Warrants. Other than as set forth on Schedules 3.4(b), 3.4(c), 3.4(d) and 3.4(e) of the Disclosure Schedule, as of the Agreement Date, no Person has any equity interests of the Company, stock appreciation rights, stock units, share schemes, calls or rights, or is party to any Contract of any character to which the Company is a party or by which it or its assets is bound, (i) obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any equity interests of the Company or other rights to purchase or otherwise acquire any equity interests of the Company, whether vested or unvested or (ii) obligating the Company to grant, extend, accelerate the vesting and/or repurchase rights of, change the price of, or otherwise amend or enter into any such Option, Warrant, call, right or Contract.

(g) The Company has no outstanding Debt, the holder of which (i) has the right to vote (or that is convertible into securities that have the right to vote) with the Stockholders on any matter or (ii) is or will become entitled to any payment as a result of the Transactions.

(h) Each offer of Company Capital Stock or Options to Stockholders in Australia or Optionholders in Australia have been accompanied by a disclosure document in compliance with Chapter 6D of the Corporations Act (other than where the offer has been made to any Stockholder or Optionholder in Australia to whom disclosure is not required to be given pursuant to an exemption under, or relief given pursuant to, or relief given pursuant to, the Corporations Act).

3.5 Financial Statements; No Undisclosed Liabilities.

(a) Schedule 3.5(a) of the Disclosure Schedule sets forth the Company’s audited, consolidated financial statements for its fiscal years ended December 31, 2018, December 31, 2019, and December 31, 2020 and its unaudited, consolidated financial statements for the five-month period ended May 31, 2021, including, in each case, balance sheets, statements of operations and statements of cash flows (collectively, the “Financial Statements”). The Financial Statements (i) are (or will be) accurate, complete, and consistent with the books and records of the Company, (ii) present (or will present) fairly, in all material respects, the financial position of the Company and its Subsidiaries at the dates therein indicated and the consolidated results of operations and cash flows of the Company and its Subsidiaries as of the dates and for the periods indicated (subject, in the case of interim period financial statements, to normal recurring year-end adjustments) and (iii) were prepared in accordance with GAAP, except for the absence of footnotes. The consolidated balance sheet of the Company as of May 31, 2021 (the “Balance Sheet Date”) is herein referred to as the “Balance Sheet.”

(b) The Acquired Companies have no material Liabilities of any nature other than (i) those set forth or adequately provided for in the Balance Sheet, (ii) those incurred in the conduct of the Business since the Balance Sheet Date in the ordinary course of business consistent with past practice that are of the type that ordinarily recur and, individually or in the aggregate, are not material in nature or amount and do not result from any breach of Contract, warranty, infringement, tort or violation of Applicable Law and (iii) those incurred by the Company in connection with the execution of this Agreement. The Acquired Companies have no off-balance sheet Liability of any nature to, or any financial interest in, any third parties or entities, the purpose or effect of which is to defer, postpone, reduce or otherwise avoid or adjust the recording of expenses incurred by any Acquired Company. All reserves that are set forth in or reflected in the Balance Sheet have been established in accordance with GAAP consistently applied and are adequate.

(c) Except as set forth on Schedule 3.5(c) of the Disclosure Schedule, no Acquired Company has any Debt. No Acquired Company is a guarantor, indemnitor, surety, or other obligor of any indebtedness of any other Person. No Acquired Company has applied for or accepted (i) any loan pursuant to the Paycheck Protection Program in Section 1102 and Section 1106 of the CARES Act, respectively, (ii) any funds pursuant to the Economic Injury Disaster Loan program or an advance on an Economic Injury Disaster Loan pursuant to Section 1110 of the CARES Act or (iii) any loan or funds pursuant to any similar programs in any foreign jurisdictions.

(d) The Company has established and maintains a system of internal accounting controls sufficient to provide reasonable assurances that: (i) transactions, receipts and expenditures of the Acquired Companies are executed in accordance with appropriate authorizations of management and the Board; (ii) transactions are recorded as necessary (A) to permit preparation of financial statements in conformity with GAAP and (B) to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s authorization; and (iv) the amount recorded for assets on the books and records of the Acquired Companies is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. There has been no incidence of fraud or allegation of fraud committed by any current or former employee, consultant or director of any Acquired Company with respect to the preparation of the Financial Statements. No Acquired Company has received written communication, or otherwise obtained knowledge of any material complaint, allegation, assertion or formal claim regarding deficient accounting or auditing practices, procedures, methodologies or methods of the Acquired Companies or their internal accounting controls or any material inaccuracy in any Acquired Company’s financial statements. There has been no material change in any Acquired Company’s accounting policies since such Acquired Company’s inception, except as described in the Financial Statements.

(e) The accounts receivable as reflected on the Balance Sheet, as will be reflected in the Financial Certificate and as arising after the Balance Sheet Date and before the Closing Date, arose in the ordinary course of business, represented bona fide claims against debtors for sales and other charges and have been collected or are collectible in the book amounts thereof, less an amount not in excess of the allowance for doubtful accounts provided for in the Balance Sheet, or in the Financial Certificate, as the case may be. None of the accounts receivable of any Acquired Company is subject to any claim of offset, recoupment, setoff or counter-claim, and, to the knowledge of the Company, there are no specific facts or circumstances (whether asserted or unasserted) that could give rise to any such claim that would be material to the Company. No material amount of accounts receivable is contingent upon the performance by any Acquired Company of any obligation or Contract other than normal warranty repair and replacement.

3.6 Absence of Certain Changes or Events. Since the Balance Sheet Date, other than as set forth in Schedule 3.6 of the Disclosure Schedule and other than actions expressly required to be taken pursuant to the terms of this Agreement that are taken following the date hereof, (a) the Acquired Companies have conducted the Business in all material respects in the ordinary course of business consistent with past practice, (b) there has not been any Company Material Adverse Effect and (c) no Acquired Company has taken, directly or indirectly, any of the actions described in Section 5.1(b) (except as disclosed in Schedule 3.6 the Disclosure Schedule).

3.7 Actions. Except as set forth on Schedule 3.7 of the Disclosure Schedule, in the past five years, there has not been any Action pending, or to the knowledge of the Company threatened in writing or, to the knowledge of the Company, orally, against any Acquired Company or any of their assets or properties (or against any officer, director, employee, or, to the knowledge of the Company, consultant, contractor or agent of any Acquired Company in their capacity as such or relating to their employment, services or relationship with such Acquired Company) before any Governmental Body, arbitrator or mediator nor, to the knowledge of the Company, is there any reasonable basis for any such Action that would be material to the Company. There is no Order outstanding against any Acquired Company or any of their assets or properties (or against any officer, director, employee, or, to the knowledge of the Company, consultant, contractor or agent of any Acquired Company in their capacity as such or relating to their employment, services or relationship with such Acquired Company). No Acquired Company has any Action pending against any Governmental Body or other Person.

3.8 Restrictions on Business Activities. Excluding restrictions on the use of Third-Party Intellectual Property contained in the applicable written license agreements Made Available to Parent, there is no Contract, Order or, Payment Network requirement binding upon any Acquired Company that restricts or prohibits, purports to restrict or prohibit, or currently has or would reasonably be expected to have, whether before or after consummation of the Merger, the effect of prohibiting, restricting or impairing the Business, any acquisition of property by any Acquired Company or the conduct or operation of the Business or, limiting the freedom of the Company to (a) engage or participate, or compete with any other Person, in any line of business, market or geographic area with respect to the Company Products or the Company Intellectual Property, or to make use of any Company-Owned Intellectual Property, including any grants by the Company of exclusive rights or licenses or (b) sell, distribute or manufacture any products or services or to purchase or otherwise obtain any software, components, parts or services; provided that the foregoing representations that no Payment Network requirement would purport to restrict or prohibit such activities or otherwise reasonably be expected to have such effect is qualified by the Company’s knowledge.

3.9 Compliance with Laws and Payment Network Rules; Permits.

(a) Each Acquired Company has complied in all material respects with, is not in violation in any material respect of, and has not, in the past five years, received any written or, to the knowledge of the Company, oral notices of violation with respect to, Applicable Law.

(b) Each Acquired Company holds, and is and has been in compliance with, all material Permits which are required for the conduct of the Business. No Acquired Companies are required to have any Money Transmitter License, except to the extent that the failure to have such license, registration or written approval would not be material to the Company. To the extent an Acquired Company is required to have any Permit, all such Permits are valid and in full force and effect. No Acquired Company has received any written notice or other direct communication from any Governmental Body or Payment Network regarding any actual or possible violation, revocation, withdrawal, suspension, cancellation, termination or modification of any of its Permits, and to the knowledge of the Company, no such notice or other communication is forthcoming that would be material to the Company. All applications required to have been filed for the renewal of any Permit have been duly filed on a timely basis with the appropriate Governmental Body or Payment Network, and all other filings required to have been made with respect to any such Permit have been duly made on a timely basis with the appropriate Governmental Body or Payment Network. To the knowledge of the Company, it is in compliance in all material respects with all Applicable Laws.

(c) Since inception, each Acquired Company has complied in all material respects with the Payment Network Rules.

3.10 Title to, Condition and Sufficiency of Assets. Each Acquired Company is the true and lawful owner and has good and valid title to all material assets that such Acquired Company purports to own, including all the assets reflected on the Balance Sheet or thereafter acquired (whether real or personal and whether tangible or intangible), except those sold or otherwise disposed of for fair value or consumed in the ordinary course of business consistent with past practice since the Balance Sheet Date, in each case, free and clear of all Liens, other than Permitted Liens. Such assets include all rights, properties and other assets used by the Acquired Companies to conduct the Business. For clarity, this Section 3.10 will not be construed to apply to Intellectual Property matters. No Acquired Company leases or owns any real property.

3.11 Intellectual Property.

(a) As used herein, the following terms have the meanings indicated below:

(i) “Company Data” means all data Processed in connection with the developing, marketing, delivery, or use of any Company Product, including Company-Licensed Data, Company-Owned Data and Personal Data.

(ii) “Company Data Agreement” means any Contract involving Company Data to which an Acquired Company is a party or is bound by, except for the standard terms of service entered into by users of the Company Products (copies of which have been Made Available to Parent).

(iii) “Company Intellectual Property” means any and all Company-Owned Intellectual Property and any and all Third-Party Intellectual Property that is licensed to the Company or otherwise used by the Company.

(iv) “Company Intellectual Property Agreements” means any Contract governing or granting any rights with respect to any Company Intellectual Property to which an Acquired Company is a party or is bound.

(v) “Company-Licensed Data” means all data owned by third parties that is Processed by an Acquired Company.

(vi) “Company-Owned Data” means each element of data collected, generated, or received that (i) is used or held for use in the Business that is not Personal Data or Company-Licensed Data and (ii) an Acquired Company owns or purports to own.

(vii) “Company-Owned Intellectual Property” means any and all Intellectual Property that is owned or purported to be owned by an Acquired Company.

(viii) “Company Privacy Policies” means, collectively, any and all (A) of the Acquired Companies’ data privacy and security policies, whether applicable internally, or published on Company Websites or mobile applications or otherwise made available by the Acquired Companies to any Person and (B) public representations (including representations on Company Websites), industry self-regulatory obligations and commitments and Contracts with third parties relating to the Processing of Company Data.

(ix) “Company Products” means: (A) all products or services currently or previously produced, marketed, licensed, sublicensed, sold, distributed or otherwise made generally commercially available by or on behalf of any Acquired Company; and (B) all products or services currently under development by any Acquired Company listed in Schedule 3.11(d) of the Disclosure Schedule.

(x) “Company Registered Intellectual Property” means the United States, international and foreign: (A) patents and patent applications (including provisional applications); (B) registered trademarks, applications to register trademarks, intent-to-use applications, or other registrations or applications related to trademarks; (C) registered Internet domain names; and (D) registered copyrights and applications for copyright registration, in each case registered or filed in the name of, or owned by, any Acquired Company.

(xi) “Company Source Code” means, collectively, any software source code or database specifications or designs, or any proprietary information or algorithm contained in or relating to any software source code or database specifications or designs, of any Company-Owned Intellectual Property or Company Products.

(xii) “Company Websites” means all web sites owned, operated or hosted by or on behalf of any Acquired Company (including those web sites operated using the domain names listed in Schedule 3.11(c) of the Disclosure Schedule), and the underlying platforms for such web sites and mobile applications.

(xiii) “ICT Infrastructure” means the information and communications technology infrastructure and systems (including software, hardware, firmware, networks and the Company Websites), that are or have been used in the Business.

(xiv) “Intellectual Property” means (A) Intellectual Property Rights and (B) Proprietary Information and Technology.

(xv) “Intellectual Property Rights” means any and all intellectual property and industrial property and all rights in, arising out of, or associated therewith, throughout the world, including: patents, utility models, and applications therefor and all reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations and continuations-in-part thereof and equivalent or similar rights in inventions and discoveries anywhere in the world, including invention disclosures, common law and statutory rights associated with trade secrets, confidential and proprietary information and know-how, industrial designs and any registrations and applications therefor, trade names, logos, trade dress, trademarks and service marks, trademark and service mark registrations, trademark and service mark applications and any and all goodwill associated with and symbolized by the foregoing items, Internet domain name applications and registrations, social media accounts, Internet and World Wide Web URLs or addresses, copyrights, copyright registrations and applications therefor and all other rights corresponding thereto, database rights, mask works, mask work registrations and applications therefor and any equivalent or similar rights in semiconductor masks, layouts, architectures or topology, moral and economic rights of authors and inventors, however denominated and any similar or equivalent rights to any of the foregoing, and all benefits, privileges, causes of action and remedies relating to any of the foregoing.

(xvi) “Open Source Materials” means software or other material that is distributed as “free software,” “open source software” or under similar licensing or distribution terms (including the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, and the Apache License), and any license listed at www.opensource.org.

(xvii) “Proprietary Information and Technology” means any and all of the following: works of authorship, computer programs, source code and executable code, whether embodied in software, firmware or otherwise, assemblers, applets, compilers, user interfaces, application programming interfaces, protocols, architectures, documentation, annotations, comments, designs, files, records, schematics, test methodologies, test vectors, emulation and simulation tools and reports, hardware development tools, models, tooling, prototypes, breadboards and other devices, data, data structures, databases, data compilations and collections, inventions (whether or not patentable), invention disclosures, discoveries, improvements, technology, proprietary and confidential ideas and information, tools, concepts, techniques, methods, processes, formulae, patterns, algorithms and specifications, customer lists and supplier lists and any and all instantiations or embodiments of the foregoing or any Intellectual Property Rights in any form and embodied in any media.

(xviii) “R&D Sponsor” means any Governmental Body, private source, university, college, other educational institution, military, multi-national, bi-national or international organization or research center that has provided grants to the Company or any developer, inventor or other contributor to any Company-Owned Intellectual Property.

(xix) “Third-Party Intellectual Property” means any and all Intellectual Property owned or purported to be owned by a third party.

(b) Status. The Acquired Companies have full title and exclusive ownership of or are duly licensed under or otherwise authorized to use, all Intellectual Property necessary for the conduct of the Business, free and clear of any Liens, other than Permitted Liens. The Company Intellectual Property collectively constitutes all of the Intellectual Property necessary for Parent’s conduct of, or that are used in or held for use for, the Business without: (i) the need for Parent to acquire or license any other intangible asset, intangible property or Intellectual Property Right; or (ii) the breach or violation of any Contract. The Acquired Companies have not transferred ownership of, or granted any exclusive rights in, any Company Intellectual Property to any third party. No third party has any ownership right, title, interest, claim in or lien on any of the Company-Owned Intellectual Property or Company-Owned Data.

(c) Company Registered Intellectual Property. Schedule 3.11(c) of the Disclosure Schedule lists all Company Registered Intellectual Property, the owner, the status of such registration or application the jurisdictions in which it has been issued or registered or in which any application for such issuance and registration has been filed or the jurisdictions in which any other filing or recordation has been made and all actions that are required to be taken by any Acquired Company within 120 days following the Agreement Date in order to avoid prejudice to, impairment or abandonment of such Intellectual Property Rights (including all office actions, provisional conversions, annuity or maintenance fees or re-issuances). Each item of Company Registered Intellectual Property is valid (or in the case of applications, applied for) subsisting and enforceable, all registration, maintenance and renewal fees currently due in connection with such Company Registered Intellectual Property have been paid and all documents, recordations and certificates in connection with such Company Registered Intellectual Property currently required to be filed have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of prosecuting, maintaining and perfecting such Company Registered Intellectual Property and recording the Company’s ownership interests therein. The Company has Made Available to Parent tangible copies of the Acquired Companies’ pending patent applications.

(d) Company Products. Schedule 3.11(d) of the Disclosure Schedule lists all Company Products identifying its release date or proposed release date, as applicable.

(e) No Assistance. At no time during the conception of or reduction to practice of any of the Company-Owned Intellectual Property was any Acquired Company or any developer, inventor or other contributor to such Company-Owned Intellectual Property (i) operating under any grants from any R&D Sponsor or (ii) performing (directly or indirectly) research sponsored by any R&D Sponsor. No R&D Sponsor has any valid claim of right or license to, ownership of or other Lien on any Company Intellectual Property.

(f) Founders. All rights in, to and under all Intellectual Property created by the Acquired Companies founders for or on behalf or in contemplation of the Company (i) prior to the inception of the Acquired Companies or (ii) prior to their commencement of employment with the Acquired Companies have been duly and validly assigned to the Acquired Companies, and the Acquired Companies have no reason to believe that any such Person is unwilling to provide Parent or the Acquired Companies with such cooperation as may reasonably be required to complete and prosecute all appropriate United States and foreign patent and copyright filings related thereto.

(g) Invention Assignment and Confidentiality Agreement. The Acquired Companies have secured from all (i) current and former consultants, advisors, employees, founders, independent contractors and any other Person who independently or jointly contributed to or participated in the conception, reduction to practice, creation or development of any Intellectual Property for any Acquired Company that is material to the conduct of the Business and (ii) named inventors of patents and patent applications that are Company-Owned Intellectual Property (any Person described in clause (i) or (ii), an “Author”), unencumbered and unrestricted exclusive ownership of, all of the Authors’ right, title and interest in and to such Company-Owned Intellectual Property, and the Acquired Companies have obtained a waiver of all non-assignable rights. No Author has retained any rights, licenses, claims or interest whatsoever with respect to any Intellectual Property developed by the Author for any Acquired Company. Without limiting the foregoing, the Acquired Companies have obtained written and enforceable proprietary information and invention disclosure and Intellectual Property assignments from all current and former Authors assigning to the Company all of each Author’s right and title to any Intellectual Property developed in the course of such Author’s employment or engagement with the Company that is material to the conduct of the Business. In the case of patents and patent applications, all required proprietary information and invention disclosure and Intellectual Property assignments from all current and former Authors have been recorded with the relevant authorities in the applicable jurisdiction or jurisdictions. The Company has Made Available to Parent copies of all forms of such disclosure and assignment documents currently and historically used by each Acquired Company and, in the case of patents and patent applications, the Company has Made Available to Parent copies of all such assignments. No Author is subject to any employment agreement or invention assignment or nondisclosure agreement or other obligation with any third party that would reasonably be expected to adversely affect any Acquired Company’s rights in any Company-Owned Intellectual Property that is material to the conduct of the Business.

(h) No Violation. To the knowledge of the Company, no current or former employee, consultant, advisor or independent contractor of any Acquired Company: (i) is in violation of any term or covenant of any Contract relating to employment, invention disclosure, invention assignment, non-disclosure or non-competition or any other Contract with any other party by virtue of such employee’s, consultant’s, advisor’s or independent contractor’s being employed by, or performing services for, such Acquired Company or using trade secrets or proprietary information of others without permission; or (ii) has developed any technology, software or other copyrightable, patentable or otherwise proprietary work for such Acquired Company that is subject to any agreement under which such employee, consultant, advisor or independent contractor has assigned or otherwise granted to any third party any rights (including Intellectual Property Rights) in or to such technology, software or other copyrightable, patentable or otherwise proprietary work. Neither the execution nor delivery of this Agreement will conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any Contract of the type described in clause (i).

(i) Confidential Information. In the past five years, the Acquired Companies have taken commercially reasonable and legally required steps to protect and preserve the confidentiality of all confidential or non-public information of the Acquired Companies (including trade secrets) or provided by any third party to any Acquired Company (“Confidential Information”). All current and former employees and contractors of each Acquired Company and any third party having access to Confidential Information have executed and delivered to such Acquired Company a written legally binding agreement regarding the protection of such Confidential Information. There has been no breach of confidentiality obligations on the part of the Acquired Companies or, to the knowledge of the Company, by any third party with respect to Confidential Information.

(j) Non-Infringement. To the knowledge of the Company, there is no unauthorized use, unauthorized disclosure, infringement, misappropriation or other violation of any Company-Owned Intellectual Property by any third party. No Acquired Company has sent a written notice to or brought any Action against any third party alleging infringement, misappropriation or other violation of any Company-Owned Intellectual Property. The operation of the Business, including, (i) the design, development, manufacturing, reproduction, marketing, licensing, sale, offer for sale, importation, distribution, provision and/or use of any Company Product and/or Company-Owned Intellectual Property and (ii) each Acquired Company’s use of any product, device, process or service used in the Business as previously conducted, currently conducted and, and with respect to the Company Products, as proposed to be conducted by the Acquired Companies, (A) has not, does not and will not infringe (directly or indirectly, including via contribution or inducement), misappropriate or violate any Third-Party Intellectual Property or materially breach any terms of service, click-through agreement or any other agreement or rules, policies or guidelines, in each case as applicable to use of such Third-Party Intellectual Property and (B) does not constitute unfair competition or unfair trade practices under the Applicable Law of any jurisdiction in which any Acquired Company conducts the Business or in which Company Products are manufactured, marketed, distributed, licensed or sold and there is no basis for any such claims. In the past six years, no Acquired Company has been sued in any Action or received any written communications (including any third-party reports by users) alleging that any Acquired Company has infringed, misappropriated, or violated or, by conducting the Business, would infringe, misappropriate, or violate any Intellectual Property of any other Person or entity. No Company Intellectual Property or Company Product is subject to any Action, Order, settlement agreement, or right that restricts in any manner the use, transfer or licensing thereof by any Acquired Company, or that would reasonably be expected to adversely affect the validity, use or enforceability of any Company Intellectual Property. No Acquired Company has received any written opinion of counsel that any Company Product, Company-Owned Intellectual Property or the operation of the Business, as previously or currently conducted, or as currently proposed to be conducted, infringes, misappropriates or otherwise violates any Third-Party Intellectual Property.

(k) Licenses; Agreements. No Acquired Company has granted any options, licenses or agreements of any kind relating to any Company-Owned Intellectual Property outside of nonexclusive licenses that do not materially deviate from the Company’s standard forms (copies of which have been Made Available to Parent) or otherwise in the ordinary course of business consistent with past practice.

(l) Other Intellectual Property Agreements. With respect to the Company Intellectual Property Agreements:

(i) each such agreement is valid and subsisting and has, where required, been duly recorded or registered with the relevant intellectual property authority;

(ii) to the knowledge of the Company, no counterparty to any Company Intellectual Property Agreement is in breach thereof;

(iii) there are no disputes or Actions (pending or threatened) regarding the scope of any Company Intellectual Property Agreements, or performance under any Company Intellectual Property Agreements including with respect to any payments to be made or received by any Acquired Company thereunder;

(iv) no Company Intellectual Property Agreement requires any Acquired Companies to include any Third-Party Intellectual Property (except for Open Source Materials) in any Company Products or obtain any Person’s approval of any Company Products at any stage of development, licensing, distribution or sale of the Company Products;

(v) none of the Company Intellectual Property Agreements grants any third party exclusive rights to or under any Company Intellectual Property;

(vi) none of the Company Intellectual Property Agreements grants any third party the right to sublicense any Company-Owned Intellectual Property;

(vii) the Acquired Companies have obtained valid, written, licenses (sufficient for the conduct of the Business) to all Third-Party Intellectual Property that is incorporated into, integrated or bundled by the Company with any of the Company Products; and

(viii) no third party that has licensed Intellectual Property Rights to any Acquired Company has ownership or license rights to improvements or derivative works made by any Acquired Company in the Third-Party Intellectual Property that has been licensed to any Acquired Company.

(m) Non-Contravention. Neither the execution and performance of this Agreement nor the consummation of the Transactions and the assignment to Parent and/or the Surviving Company by operation of law or otherwise of any Contracts to which any Acquired Company is a party or by which any of their respective assets are bound, will result in: (i) Parent or any of its Affiliates granting to any third party any right to or with respect to any Intellectual Property Rights owned by, or licensed to, Parent or any of its Affiliates, (ii) Parent or any of its Affiliates, being bound by or subject to, any exclusivity obligations, non-compete or other restriction on the operation or scope of their respective businesses, (iii) Parent or the Surviving Company being obligated to pay any royalties or other material amounts to any third party in excess of those payable by any of them, respectively, in the absence of this Agreement or the Transactions or (iv) any termination of, or other impact to, any Company Intellectual Property. After the Closing, all Company-Owned Intellectual Property will be fully transferable, alienable or licensable by Parent without restriction and without additional payment of any kind to any third party.

(n) Company Source Code. No Acquired Company has disclosed, delivered or licensed to any Person or agreed or obligated itself to disclose, deliver or license to any Person, or permitted the disclosure or delivery to any escrow agent or other Person of, nor has there been any unauthorized or inadvertent disclosure of, any Company Source Code, other than disclosures to employees, contractors and consultants (i) involved in the development of Company Products and (ii) subject to a written confidentiality agreement. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, result in the disclosure, delivery or license by any Acquired Company of any Company Source Code, other than disclosures to employees and consultants involved in the development of Company Products. Without limiting the foregoing, neither the execution nor performance of this Agreement nor the consummation of any of the Transactions will result in a release from escrow or other delivery to a third party of any Company Source Code.

(o) Open Source Software. Schedule 3.11(o)(i) of the Disclosure Schedule identifies all Open Source Materials embedded or otherwise incorporated in any Company Products, describes whether the Open Source Materials were modified and/or distributed by any Acquired Company and identifies the licenses under which such Open Source Materials were used. The Acquired Companies are in compliance with the terms and conditions of all such licenses for such Open Source Materials. Except as set forth on Schedule 3.11(o)(ii), no Acquired Company has (A) incorporated Open Source Materials into, or combined Open Source Materials with, the Company-Owned Intellectual Property or Company Products, (B) distributed Open Source Materials in conjunction with any Company-Owned Intellectual Property or Company Products or (C) used Open Source Materials, in such a way that, with respect to clauses (A)-(C), creates, or purports to create, obligations for any Acquired Company with respect to any Company-Owned Intellectual Property or grant, or purport to grant, to any third party any rights or immunities under any Company-Owned Intellectual Property (including using any Open Source Materials that require, as a condition of use, modification and/or distribution of such Open Source Materials that other software incorporated into, derived from or distributed with such Open Source Materials be (X) disclosed or distributed in source code form, (Y) be licensed for the purpose of making derivative works or (Z) be redistributable at no charge).

(p) Information Technology.

(i) Status. The ICT Infrastructure that is currently used in the Business: (A) constitutes all the information and communications technology and other systems infrastructure reasonably necessary to carry on the Business, including having sufficient capacity and maintenance and support requirements to satisfy the requirements of the Business as currently conducted and for six (6) months following the Agreement Date; and (B) operates in good working order and functions in accordance with all applicable documentation and specifications without any substandard performance or defect in any part of the ICT Infrastructure.

(ii) Plans; Content Security. The Acquired Companies have implemented and maintain adequate (A) adequate security, disaster recovery and business continuity plans, and (B) content security and protection measures, and act in compliance therewith and have tested such plans on a regular basis, and such plans have proven effective upon testing.

(iii) Company Databases. The Acquired Companies have Made Available to Parent a description of each distinct electronic or other repository or database containing (in whole or in part) Company Data maintained by or for the Acquired Companies at any time (collectively, the “Company Databases”), the types of Company Data in each such database (including Company-Licensed Data and Company-Owned Data), the means by which the Company Data was collected or received and the security policies that have been adopted and maintained with respect to each such Company Database.

(iv) Processing. The Acquired Companies have valid and subsisting contractual rights to Process or to have Processed all Company-Licensed Data howsoever obtained or collected by or for the Company in the manner that it is Processed by or for the Company. The Acquired Companies have all rights, and all permissions, licenses or authorizations required under Privacy Laws and Company Data Agreements, to retain, produce copies, prepare derivative works, disclose, combine with other data, and grant third parties rights, as applicable, to each of the Company-Licensed Data as necessary for the operation of the Business. The Acquired Companies are and have been in compliance with all Contracts pursuant to which the Company Processes or has Processed Company-Licensed Data and to the knowledge of the Company, the consummation of the Transactions will not conflict with, or result in any violation or breach of, or default under, any such Contract. The Acquired Companies have made available to Parent each Contract governing any Company-Licensed Data to which any Acquired Company is a party or is bound by, except the standard terms of use entered into by users of the Company Products. To the knowledge of the Company, any third party who has provided Personal Data to any Acquired Company during the past six years has done so in compliance with applicable Privacy Laws, including providing any notice and obtaining any consent required under such applicable Privacy Laws.

(v) Company Data. The Acquired Companies are the owners of all right, title and interest in and to each element of Company-Owned Data. The Acquired Companies have the right to Process all Company-Owned Data without obtaining any permission or authorization of any Person. The Acquired Companies have made available to Parent each Contract governing any Company-Owned Data or to which any Acquired Company is a party or bound by, except the standard terms of use entered into by users of the Company Products.

(q) No Defects. The Company Products and the Acquired Companies’ Proprietary Information and Technology is free from material defects and bugs, and substantially conforms to the applicable specifications, documentation, and samples therefor. The software included in the Company Products or the Companies’ Proprietary Information and Technology does not contain (a) any clock, timer, counter, or other limiting or disabling code, design, routine, or any viruses, Trojan horses, or other disabling or disruptive codes or commands that would cause such software to be erased, made inoperable, or otherwise rendered incapable of performing in accordance with its performance specifications and descriptions or otherwise limit or restrict any Acquired Company’s or any Person’s ability to use such software, the Company Product or the Company Proprietary Information and Technology, including after a specific or random number of years or copies or (b) any back doors or other undocumented access mechanism allowing unauthorized access to, and viewing, manipulation, modification, or other changes to, such software.

(r) Standards Bodies. (i) In the past five years, the Acquired Companies have not been a member of, a contributor to, or affiliated with, any industry standards organization, body, working group, or similar organization and (ii) none of the Acquired Companies or any Company-Owned Intellectual Property is subject to any licensing, assignment, contribution, disclosure or other requirement or restriction of any industry standards organization, body, working group, or similar organization. The Company has Made Available accurate and complete copies of all governing documents and other Contracts (including charter, bylaws, and participation guidelines) relating to any Acquired Company’s membership in, contribution to, or affiliation with any industry standards organization, body, working group, or similar organization.

(s) Warranties; Company Products. No Company Product or service related thereto is subject to any guaranty, warranty, right of return, right of credit, or other indemnity other than the applicable standard terms and conditions of sale, license, or lease of the Acquired Companies, which have been Made Available to Parent. In the past five years, there have been no product liability claims relating to any Acquired Company, any Company Products or any services related thereto.

(t) Company Websites. No domain names have been registered by any Person that are similar to any trademarks, service marks, domain names or business or trading names used, created or owned by any Acquired Company. The contents of any Company Website and all transactions conducted over the Internet comply with Applicable Law and codes of practice in any applicable jurisdiction.

(u) Data Privacy and Security.

(i) Each Acquired Company’s data, privacy and security practices conform, and at all times have conformed, in all material respects to all of the Company Privacy Commitments, Privacy Laws and Company Data Agreements. Each Acquired Company has at all times: (A) had the legal basis (including providing adequate notice and obtaining any necessary consents from individuals) required for the Processing of Personal Data as conducted by or for the Acquired Companies; (B) refrained from selling or sharing Personal Data with third parties for the third party’s benefit except as allowed under Applicable Law; and (C) abided by any privacy choices, (including opt-in and opt-out preferences, as required), of individuals relating to Personal Data (such obligations along with those contained in Company Privacy Policies, collectively, “Company Privacy Commitments”). Neither the execution, delivery and performance of this Agreement nor the taking over by Parent of all of the Company Databases, Company Data and other information relating to each Acquired Company’s end users, customers, contractors, vendors, contingent workers, job applicants or employees, will cause, constitute or result in a breach or violation of any Privacy Laws, Company Privacy Commitments, Company Data Agreements or, to the extent not included in the foregoing, any standard terms of services entered into by any Acquired Company with individuals whose Personal Data is processed by each of the Acquired Companies and their Data Processors. Copies of all current and prior Company Privacy Policies have been Made Available to Parent and such copies are true, correct and complete.

(ii) The Acquired Companies have established and maintain appropriate technical, physical and organizational measures and security systems and technologies in compliance with all data security requirements under Privacy Laws, Company Data Agreements and Company Privacy Commitments that are designed to protect Company Data against accidental or unlawful Processing in a manner appropriate to the risks represented by the Processing of such data by each Acquired Company and its Data Processors. The Acquired Companies have and have contractually required their Data Processors to take commercially reasonable steps to train respective employees and contractors who have access to Company Data on all applicable aspects of any Privacy Law, obligations under Company Data Agreements and Company Privacy Commitments, and all employees, vendors and contractors with the authority and/or ability to access such data are under written obligations of confidentiality with respect to such data.

(iii) No Acquired Company has received and there is no circumstance (including any circumstance arising as a result of an audit or inspection carried out by any Governmental Body), that would give rise to, any Action, Order, notice, communication, warrant, regulatory opinion, audit result or allegation from a Governmental Body or any other Person (including an end user): (A) alleging or confirming non-compliance with a requirement of Privacy Laws, Company Data Agreements or Company Privacy Commitments; (B) requiring or requesting any Acquired Company to amend, rectify, cease Processing, de-combine, permanently anonymize, block or delete any Company Data; (C) permitting or mandating Governmental Bodies to investigate, requisition information from, or enter the premises of, any Acquired Company; or (D) claiming compensation from any Acquired Company. Each Acquired

Company has responded to, and continues to promptly respond to, requests from individuals or other third parties, and there are no unsatisfied requests from individuals or other third parties to the Acquired Companies seeking to exercise any data protection or privacy rights (such as rights to access, rectify, or delete Personal Data, to restrict or object to processing of Personal Data, or relating to data portability). No Acquired Company has been involved in any Actions involving non-compliance or alleged non-compliance with Privacy Laws, Company Data Agreements or Company Privacy Commitments.

(iv) Schedule 3.11(u)(iv) of the Disclosure Schedule contains the complete list of notifications and registrations made by each Acquired Company under Privacy Laws with relevant Governmental Bodies in connection with the Acquired Companies’ Processing of Personal Data. All such notifications and registrations are valid, accurate, complete and fully paid up, and the consummation of the Transactions will not invalidate such notification or registration or require such notification or registration to be amended. Other than the notifications and registrations set forth on Schedule 3.11(u)(iv) of the Disclosure Schedule, no other registrations or notifications are required in connection with the Processing of Personal Data by the Acquired Companies. The Acquired Companies do not Process the Personal Data of any natural Person considered a child or minor under Applicable Law. The Acquired Companies do not target advertisements to any natural person considered a child or minor under Applicable Law. The Acquired Companies do not sell Personal Data to third parties.

(v) Where any Acquired Company uses a Data Processor to Process Personal Data, the processor has provided guarantees, warranties or covenants in relation to Processing or Personal Data, confidentiality, security measures and agreed to compliance with those obligations that are sufficient for such Acquired Company’s compliance with Privacy Laws, Company Data Agreements and Company Privacy Commitments, and there is in existence a written Contract between such Acquired Company and each such Data Processor that complies with the requirements of all Privacy Laws, Company Data Agreements and Company Privacy Commitments. The Company has Made Available to Parent true, correct and complete copies of all such Contracts. To the knowledge of the Company, such Data Processors have not breached any such Contracts pertaining to Personal Data Processed by such Persons on behalf of the Acquired Companies.

(vi) Except where such transfers have complied with the requirements of Privacy Laws, Company Data Agreements and Company Privacy Commitments, no Acquired Company has (A) disclosed, transferred or permitted the transfer of Personal Data collected or originating in Australia outside of Australia; (B) transferred or permitted transfer of Personal Data to which the General Data Protection Regulation (GDPR) is applicable outside the EEA or (C) transferred or permitted the transfer of Personal Data to which the UK GDPR is applicable outside the United Kingdom.

(vii) Other than the events set forth on Schedule 3.11(u)(vii) of the Disclosure Schedule and to the knowledge of the Company, no security incident, violation of any data security policy, breach, or unauthorized access relating to Company Data, Company Databases, or Confidential Information (a “Security Incident”), has occurred or is threatened, and there has been no unauthorized or illegal Processing of any of the foregoing. No unauthorized access or Processing of Personal Data in any Acquired Company’s possession, custody or control (“Personal Data Breach”) has occurred, or is suspected to have occurred. Neither the Acquired Companies nor any Person acting on any Acquired Company’s behalf or direction has: (A) paid any perpetrator of a Security Incident, Personal Data Breach or cyber-attack; or (B) paid any third party with actual or alleged information about a Security Incident, Personal Data Breach or cyber-attack, pursuant to a request for payment from or on behalf of such perpetrator or other third Person. No data or security incident, including but not limited to malware, ransomware, virus, compromise of credentials, denial of service attack, or unauthorized intrusion of any kind has occurred or is threatened. No circumstance has arisen in which Applicable Laws (including Privacy Laws), Company Data Agreements or Company Privacy Commitments would require any Acquired Company to notify a Governmental Body or an individual of a Security Incident or Personal Data Breach.

3.12 Taxes.

(a) Each of the Acquired Companies has properly completed and timely filed all income Tax Returns and all other material Tax Returns required to be filed by it and has timely paid all Taxes whether or not shown on any Tax Return and has no Liability for Taxes in excess of the amounts so paid. All Tax Returns were true, correct and complete in all material respects and have been prepared in compliance with all Applicable Law. The Company has delivered or Made Available to Parent true, correct and complete copies of all Tax Returns, examination reports and statements of deficiencies, adjustments or proposed deficiencies and adjustments in respect of each of the Acquired Companies.

(b) The Balance Sheet reflects all Liabilities for unpaid Taxes of each of the Acquired Companies for periods (or portions of periods) through the Balance Sheet Date. The Acquired Companies have no Liability for unpaid Taxes accruing after the Balance Sheet Date except for Taxes arising in the ordinary course of business consistent with past practice subsequent to the Balance Sheet Date.

(c) There is (i) no claim for Taxes being asserted against any of the Acquired Companies that has resulted in a Lien against the property of any of the Acquired Companies other than Liens for Taxes not yet due and payable, (ii) no past, current or pending audit of, or Tax controversy associated with, any Tax Return of any of the Acquired Companies being conducted by a Tax Authority, (iii) no other procedure, proceeding or contest of any refund or deficiency in respect of Taxes related to any of the Acquired Companies pending or on appeal with any Governmental Body, (iv) no extension of any statute of limitations on the assessment of any Taxes granted by any of the Acquired Companies currently in effect, and (v) no extension of time for filing any unfiled Tax Return of any of the Acquired Companies. No claim has ever been made by any Governmental Body in a jurisdiction where the Acquired Companies do not file Tax Returns that any of the Acquired Companies are or may be subject to taxation by that jurisdiction.

(d) Except as set forth in Schedule 3.12(d) of the Disclosure Schedule, no Acquired Company is subject to Tax in any jurisdiction other than its country of incorporation, organization or formation by virtue of having employees, agents, a permanent establishment or any other place of business in such jurisdiction.

(e) Each of the Acquired Companies has collected and remitted all sales, use, value added, ad valorem, personal property and similar Taxes (“Sales Taxes”) with respect to sales made or services provided and, for all sales or provision of services that are exempt from Sales Taxes and that were made without charging or remitting Sales Taxes, each of the Acquired Companies has received and retained any required Tax exemption certificates or other documentation qualifying such sale or provision of services as exempt.

(f) Schedule 3.12(f) of the Disclosure Schedule sets forth a complete and accurate listing of (i) all types of Taxes paid, and all types of Tax Returns filed, by or on behalf of each of the Acquired Companies, for periods beginning on or after January 1, 2020, and (ii) all of the jurisdictions in which each of the Acquired Companies files such Tax Returns (identifying each of the jurisdictions in which each of the Acquired Companies is filing Tax Returns and each type of Tax Returns filed and Taxes paid in such jurisdiction) for periods beginning on or after January 1, 2020.

(g) No Acquired Company is a party to or bound by (nor has any Liability or potential Liability under) any Tax sharing, Tax indemnity or Tax allocation agreement, other than commercial agreements entered into in the ordinary course of business the principal subject of which is not the sharing, indemnification or allocation of Taxes.

(h) Each of the Acquired Companies has disclosed on its Tax Returns any Tax reporting position taken in any Tax Return that could result in the imposition of penalties under Section 6662 of the Code or any comparable provisions of state, local or foreign law.

(i) No Acquired Company has consummated or participated in and none are currently participating in any transaction that was or is a “tax shelter” transaction as defined in Sections 6662 or 6111 of the Code or the Treasury Regulations promulgated thereunder. No Acquired Company has participated in, nor is any currently participating in, a “Listed Transaction” or a “Reportable Transaction” within the meaning of Section 6707A(c) of the Code or Treasury Regulation Section 1.6011-4(b) or any transaction requiring disclosure under a corresponding or similar provision of state, local or foreign law.

(j) No Acquired Company nor any predecessor of such Acquired Company has ever been a member of a consolidated, combined, unitary or aggregate group of which the Company (including any predecessor of the Company) was not the ultimate parent corporation.

(k) No Acquired Company has any Liability for the Taxes of any other Person (other than an Acquired Company) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign law) as a transferee or successor, by operation of Applicable Law, by Contract or otherwise.

(l) No Acquired Company is a party to any joint venture, partnership or other Contract or arrangement that is or could reasonably be treated as a partnership for U.S. federal income Tax purposes.

(m) No Acquired Company owns any interest in any controlled foreign corporation (as defined in Section 957 of the Code) or passive foreign investment company (as defined in Section 1297 of the Code).

(n) No Acquired Company will be required to include any item of income in, or exclude any item of deduction from, Taxable income for any Taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a Taxable period ending on or prior to the Closing Date, (ii) “closing agreement” described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax law) executed on or prior to the Closing Date, (iii) intercompany transactions (including any intercompany transaction subject to Sections 367 or 482 of the Code) or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or foreign Tax law) with respect to a transaction occurring on or prior to the Closing Date, (iv) installment sale or open transaction disposition made on or prior to the Closing Date, (v) prepaid amount received on or prior to the Closing Date, (vi) election under Section 108(i) of the Code made on or prior to the Closing Date, (vii) any unpaid tax liability as a result of Section 965 of the Code, including by reason of an election pursuant to Section 965(h) of the Code or (viii) any subpart F income as described in Section 952 of the Code or tested income described in Section 951A of the Code arising outside of the ordinary course of business of the Acquired Companies in an amount inconsistent with past practices.

(o) The Company has Made Available to Parent all documentation relating to any applicable Tax holidays or incentives related to the Acquired Companies. Each of the Acquired Companies is in compliance with the requirements for any applicable Tax holidays or incentives, and to the knowledge of the Company, none of the Tax holidays or incentives will be jeopardized by the Transactions.

(p) All transactions and agreements entered into between one or more of the Acquired Companies have been made on arm’s length terms. Each of the Acquired Companies is, and has been at all relevant times, in compliance in all material respects with all applicable transfer pricing laws and regulations.

(q) No Acquired Company has received any private letter ruling from the Internal Revenue Service (or any comparable Tax ruling from any other Governmental Body).

(r) No Acquired Company is, or has ever been, a “United States real property holding corporation” within the meaning of Section 897 of the Code, and the Company has filed with the IRS all statements, if any, that are required under Section 1.897-2(h) of the Treasury Regulations.

(s) No Acquired Company has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for Tax-free treatment under Section 355 of the Code (i) in the two years prior to the Agreement Date or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

(t) Each of the Acquired Companies has complied (and until the Closing will comply) with all Applicable Law relating to the payment, reporting and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446, 1471 and 1472 of the Code or similar provisions under any state, local or foreign law), has, within the time and in the manner prescribed by law, withheld from employee wages or consulting compensation and paid over to the proper governmental authorities (or is properly holding for such timely payment) all amounts required to be so withheld and paid over under all Applicable Law.

(u) No Acquired Company has deferred any Taxes pursuant to the CARES Act or any other corresponding or similar provision of other Applicable Law with respect to Taxes. Each Acquired Company is in compliance with all provisions of the CARES Act or any other corresponding or similar provision of other Applicable Law with respect to any Tax credits (if any) claimed by such Acquired Company pursuant thereto. Schedule 3.12(u) to the Disclosure Schedule is an accurate and complete listing of any Tax deferrals or Tax credits each of the Acquired Companies has taken pursuant to the CARES Act or any other corresponding or similar provision of other Applicable Law with respect to Taxes.

(v) There is no agreement, plan, arrangement or other Contract covering any current or former employee or other service provider of any Acquired Company or ERISA Affiliate to which any Acquired Company is a party or by which any Acquired Company is bound that, considered individually or considered collectively with any other such agreements, plans, arrangements or other Contracts, will, or could reasonably be expected to, as a result of the Transactions and other agreements contemplated by this Agreement (whether alone or upon the occurrence of any additional or subsequent events), give rise directly or indirectly to the payment of any amount that could reasonably be expected to be non-deductible under Section 162 of the Code (or any corresponding or similar provision of state, local or foreign Tax law) or characterized as a “parachute payment” within the meaning of Section 280G of the Code or Section 4999 of the Code (or any corresponding or similar provision of state, local or foreign Tax law) and no amount paid or payable by the Company in connection with the Transactions, whether alone or in combination with another event, will not be deductible by the Company by reason of Section 280G of the Code. Schedule 3.12(v) of the Disclosure Schedule lists each Person (whether U.S. or foreign) who the Company reasonably believes is, with respect to any Acquired Company and/or any ERISA Affiliate, a “disqualified individual” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder), as determined as of the Agreement Date. No stock of any Acquired Company or any Equityholder is readily tradeable on an established securities market or otherwise (within the meaning of Section 280G and the regulations promulgated thereunder), such that the Company is ineligible to seek stockholder approval in a manner that complies with Section 280G(b)(5) of the Code.

(w) Schedule 3.12(w) of the Disclosure Schedule lists all “nonqualified deferred compensation plans” (within the meaning of Section 409A of the Code) to which any Acquired Company is a party. Each such nonqualified deferred compensation plan to which the Company is a party is in documentary and operational compliance with Section 409A has been documented and operated in accordance with such requirements. No event has occurred that would be treated by Section 409A(b) as a transfer of property for purposes of Section 83 of the Code. The Company is under no obligation to gross up any Taxes under Section 409A of the Code.

(x) The exercise price of all Options is at least equal to the fair market value of the Company Common Stock on the date such Options were granted or repriced, and neither the Company nor Parent has incurred or will incur any Liability to report or withhold Taxes under Section 409A of the Code upon the vesting of any Options. All Options are with respect to “service recipient stock” (as defined under Treasury Regulation 1.409A-1(b)(5)(iii)) of the grantor thereof.

(y) All Company Employee Plans and other arrangements of any Acquired Company or ERISA Affiliate are in compliance with Section 457A of the Code and no payments thereunder are subject to the penalties of Section 457A of the Code.

(z) No service provider is entitled to any superannuation benefit that is a “defined benefit” within the meaning of the Superannuation Industry (Supervision) Act 1993 (Cth).

(aa) No shares of Cimrid Pty. Ltd. are Taxable Australian Property or an indirect Australian property interest.

(bb) The Company has Made Available to Parent true, correct and complete copies of all election statements under Section 83(b) of the Code, together with evidence of timely filing of such election statements with the appropriate IRS Center with respect to any Company Common Stock that was initially subject to a vesting arrangement or to other property issued by the Company to any of its employees, non-employee directors, consultants or other service providers. No payment to any Stockholder of any portion of the Per Share Consideration will result in compensation or other income to any Stockholder with respect to which Parent or the Company would be required to deduct or withhold any Taxes.

(cc) No independent contractor who performed or is performing services for any Acquired Company was or will be considered as an employee of any Acquired Company by an applicable Tax Authority with respect to such services.

(dd) All executed “restricted stock purchase agreements” providing for the acquisition of Company Common Stock by an Australian tax resident employee of any Acquired Company pursuant to any Company Employee Plan (including for the avoidance of doubt the Option Plans) required that employee to provide consideration that was at least equal to the fair market value of the Company Common Stock on the date of acquisition, and that consideration was in fact provided.

(ee) All options providing for the acquisition of Company Common Stock by an Australian tax resident employee of any Acquired Company pursuant to any Company Employee Plan (including for the avoidance of doubt the Option Plans) have an exercise price that was no less than 201% of the fair market value of the Company Common Stock underlying the option on the on the date the option was granted.

(ff) No Acquired Company has taken, intends to take, or has agreed to take any action, not contemplated by this Agreement or the Ancillary Agreements that would reasonably prevent or impede the First Merger and the Second Merger, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code. To the knowledge of the Company, no facts or circumstances exist that could reasonably be expected to prevent the First Merger and the Second Merger, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

3.13 Employee Benefit Plans and Employee Matters.

(a) Schedule 3.13(a) of the Disclosure Schedule lists, with respect to each Acquired Company and each ERISA Affiliate, all Company Employee Plans.

(b) The Company has Made Available to Parent (i) a true, correct and complete copy of each of the Company Employee Plans and related plan documents (including trust documents, insurance policies or Contracts, employee booklets, summary plan descriptions and other authorizing documents, actuarial reports, financial statements, and any material employee communications relating thereto) and (ii) the Form 5500 reports filed for the last three plan years with respect to each Company Employee Plan that is subject to ERISA reporting requirements. All individuals who, pursuant to the terms of any Company Employee Plan, are entitled to participate in any Company Employee Plan, are currently participating in such Company Employee Plan or have been offered an opportunity to do so.

(c) Any Company Employee Plan intended to be qualified under Section 401(a) of the Code is so qualified and (i) has either obtained from the IRS a favorable determination letter as to its qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986 and subsequent legislation, and Made Available to Parent a true, correct and complete copy of the most recent favorable IRS determination or opinion letter, (ii) has applied (or has time remaining in which to apply) to the IRS for such a determination letter prior to the expiration of the requisite period under applicable Treasury Regulations or IRS pronouncements in which to apply for such determination letter and to make any amendments necessary to obtain a favorable determination or (iii) has been established under a standardized prototype plan for which an IRS opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer. Nothing has occurred that would reasonably be expected to cause the loss of the Tax-qualified status of any Company Employee Plan subject to Section 401(a) of the Code. In addition, with respect to each Company Employee Plan intended to include a Code Section 401(k) arrangement, each Acquired Company and each ERISA Affiliate has at all times made timely deposits of employee salary reduction contributions and participant loan repayments, as determined pursuant to regulations issued by the United States Department of Labor. Each trust established in connection with any Company Employee Plan that is intended to be exempt from federal income taxation under Section 501(a) of the Code is so exempt, and to the knowledge of the Company, no fact or event has occurred that would reasonably be expected to adversely affect the exempt status of any such trust.

(d) Each Company Employee Plan has been maintained and administered in accordance with its terms and in compliance with the requirements prescribed by any and all statutes, rules and regulations (including ERISA and the Code), and each Acquired Company and each ERISA Affiliate has performed all obligations required to be performed by it under, is not in material default under or in material violation of, and has no knowledge of any material default or material violation by any other party to, any of the Company Employee Plans. There has been no “prohibited transaction” (within the meaning of Section 406 of ERISA and Section 4975 of the Code and not exempt under Section 408 of ERISA and regulatory guidance thereunder) with respect to any Company Employee Plan. None of Acquired Companies or any ERISA Affiliate is subject to any Liability or penalty under Sections 4976 through 4980 of the Code or Title I of ERISA with respect to any Company Employee Plans. All contributions required to be made by any Acquired Company or any ERISA Affiliate to any Company Employee Plan have been made on or before their due dates and a reasonable amount has been accrued for contributions to each Company Employee Plan for the current plan years (and no further contributions will be due or will have accrued thereunder as of the Closing Date, other than contributions accrued in the ordinary course of business and consistent with past practice after the Balance Sheet Date as a result of the operations of the Acquired Companies after the Balance Sheet Date). Each Company Employee Plan can be amended, terminated, or otherwise discontinued after the Effective Time in accordance with its terms, without Liability to Parent (other than ordinary and reasonable administrative expenses typically incurred in a termination event). No Action has been brought, or to the knowledge of the Company, is threatened, against or with respect to any such Company Employee Plan, including any audit or inquiry by the IRS or United States Department of Labor. With respect to each Company Employee Plan, (i) no breaches of fiduciary duty or other failures to act or comply in connection with the administration or investment of the assets of such Company Employee Plan have occurred, (ii) no Lien has been imposed under the Code, ERISA or any other Applicable Law and (iii) no Acquired Company has made any filing in respect of such Company Employee Plan under the Employee Plans Compliance Resolution System, the Department of Labor Delinquent Filer Program or any other voluntary correction program.

(e) There has been no amendment to, written interpretation or announcement (whether or not written) by any Acquired Company or any ERISA Affiliate relating to, or change in participation or coverage under, any Company Employee Plan that would materially increase the expense of maintaining such Company Employee Plan above the level of expense incurred with respect to such Company Employee Plan for the most recent full fiscal year included in the Financial Statements.

(f) No Company Employee Plan is covered by, and none of the Acquired Companies or any current or former ERISA Affiliate currently maintains, sponsors, participates in, contributes to or expects to incur any Liability, or has ever maintained, established, sponsored, participated in, contributed to, or incurred any Liability under any pension plan (within the meaning of Section 3(2) of ERISA) that is subject to Part 3 of Subtitle B of Title 1 of ERISA, Title IV of ERISA or Section 412 of the Code. Except as set forth in Schedule 3.13(f) of the Disclosure Schedule, none of the Acquired Companies or any ERISA Affiliate is a party to, or has made any contribution to or otherwise incurred any obligation under, or has any Liability (actual or contingent) with respect to, any “multiemployer plan” as such term is defined in Section 3(37) of ERISA, any “multiple employer welfare arrangement” as such term is defined in Section 3(40) of ERISA or any “multiple employer plan” as such term is defined in Section 413(c) of the Code. Except as set forth in Schedule 3.13(f) of the Disclosure Schedule, no Company Employee Plan is maintained through a human resources and benefits outsourcing entity or professional employer organization. The Acquired Companies do not sponsor or maintain any self-funded employee benefit plan, including any plan to which a stop-loss policy applies.

(g) Schedule 3.13(g) of the Disclosure Schedule sets forth each Company Employee Plan that is sponsored, maintained, or contributed to under the law or applicable custom or rule of any jurisdiction outside of the United States (each an “International Company Employee Plan”). Each International Company Employee Plan is and has been maintained in compliance with the terms of such plan and with Applicable Laws, and Parent will not accrue any liability with respect to such International Company Employee Plan.

(h) Each Acquired Company is and has been in compliance with all Applicable Law respecting employment, discrimination in employment, harassment and retaliation in employment, terms and conditions of employment, employee benefits, worker classification (including the proper classification of workers as independent contractors and consultants and the proper classification of employees as exempt or non-exempt), wages, hours and occupational safety and health and employment practices, including the Immigration Reform and Control Act and, with respect to each Company Employee Plan, (i) the applicable health care continuation and notice provisions of COBRA and the regulations (including proposed regulations) thereunder, (ii) the applicable requirements of the Family Medical and Leave Act of 1993 and the regulations (including proposed regulations) thereunder, (iii) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996 and the regulations (including proposed regulations) thereunder, (iv) the applicable requirements of the Americans with Disabilities Act of 1990, as amended and the regulations (including proposed regulations) thereunder, (v) the Age Discrimination in Employment Act of 1967, as amended, (vi) the applicable requirements of the Women’s Health and Cancer Rights Act of 1998 and the regulations (including proposed regulations) thereunder and (vii) the Patient Protection and Affordable Care Act of 2010. None of the Company Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person other than as required under COBRA or Applicable Laws and the Company has complied with the requirements of COBRA. No Acquired Company is liable for any arrears of wages, compensation, Taxes, penalties, or other sums for failure to comply with any of the foregoing. Each Acquired Company has paid in full to all current and former employees, independent contractors and consultants all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees, independent contractors and consultants. No Acquired Company is liable for any payment to any trust or other fund or to any Governmental Body, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistently with past practice). There are no pending claims against any Acquired Company under any workers compensation plan or policy or for long term disability. The Acquired Companies do not have any obligations under COBRA with respect to any former employees or qualifying beneficiaries thereunder, except for obligations that are not material in amount. There are no controversies pending or, to the knowledge of the Company, threatened, between any Acquired Company and any of its employees, which controversies have or would reasonably be expected to result in an Action before any Governmental Body.

(i) The Company has Made Available to Parent true, correct and complete copies of each of the following: (i) all forms of offer letters; (ii) all forms of employment, retention, change in control and severance agreements; (iii) all forms of services agreements and agreements with current and former consultants and/or advisory board members; (iv) all forms of confidentiality, non-competition or inventions agreements between current and former employees/consultants and any Acquired Company (and a true, correct and complete list of employees, consultants and/or others not subject thereto); (v) the most current management organization chart(s); (vi) all forms of bonus and/or commission plans and any form award agreement thereunder; and (vii) any such document in clauses (i)-(vi) that deviate materially from the form document.

(j) No Acquired Company is nor at any time has been a party to or bound by any collective bargaining agreement, works council arrangement or other labor union Contract, no collective bargaining agreement is being negotiated by any Acquired Company and no Acquired Company has a duty to bargain with any labor organization. There is no pending demand for recognition or any other request or demand from a labor organization for representative status with respect to any Person employed by any Acquired Company. To the knowledge of the Company, there are no activities or proceedings of any labor union or to organize their respective employees. There is no labor dispute, industrial action, strike or work stoppage against any Acquired Company pending or, to the knowledge of the Company, threatened that may interfere with the conduct of the Business. No Acquired Company or, to the knowledge of the Company, any of its Representatives has committed any unfair labor practice in connection with the conduct of the Business, and there is no charge or complaint against any Acquired Company by the National Labor Relations Board or any comparable Governmental Body pending or, to the knowledge of the Company, threatened.

(k) Schedule 3.13(k) of the Disclosure Schedule sets forth each non-competition agreement and non-solicitation agreement that currently binds any current or former employee or contractor of each Acquired Company (other than those agreements entered into with newly hired employees of such Acquired Company in the ordinary course of business and consistent with past practice). No employee of an Acquired Company at the level of director or above hired in the last two years nor, to the knowledge of the Company, any other employee or independent contractor of any Acquired Company is in violation of any term of any employment agreement, non-competition agreement or any restrictive covenant to a former employer relating to the right of any such employee or independent contractor to be employed by or otherwise provide service to such Acquired Company because of the nature of the Business or to the use of trade secrets or proprietary information of others. Except as set forth on Schedule 3.13(k) of the Disclosure Schedule, no employee of any Acquired Company has given notice to such Acquired Company and, to the knowledge of the Company, no employee of any Acquired Company intends to terminate his or her employment with such Acquired Company. Except as set forth on Schedule 3.13(k) of the Disclosure Schedule, the employment of each of the employees of the Acquired Companies is “at will” (except for non-United States employees of any Acquired Company located in a jurisdiction that does not recognize the “at will” employment concept) and the Acquired Companies have no obligation to provide any particular form or period of notice prior to terminating the employment of any of their respective employees except as required by Applicable Law. As of the Agreement Date, none of the Acquired Companies or, to the knowledge of the Company, any other Person has, (i) entered into any Contract that obligates or purports to obligate Parent to make an offer of employment to any present or former employee or consultant of any Acquired Company and/or (ii) promised or otherwise provided any assurances (contingent or otherwise) to any present or former employee or consultant of any Acquired Company of any terms or conditions of employment with Parent following the Effective Time.

(l) Schedule 3.13(l)(i) of the Disclosure Schedule sets forth a true, correct and complete list of all employees of each of the Acquired Companies, showing each such individual’s (i) name and date of birth, (ii) employing entity; (iii) city and country of employment, (iv) hire date and service date, if different, (v) position, (vi) manager’s name, (vii) annual remuneration, status as exempt/non-exempt and bonuses material fringe benefits, (viii) employment status (i.e., exempt or non-exempt), (ix) vacation, annual leave, long service leave and sick leave/personal leave entitlement and accrual, (x) leave status and anticipated date of return to full-service, (xi) confirmation of eligibility to work in the applicable jurisdiction and citizenship/visa status, (xii) any commitments made to any such employee with respect to changes to his or her employment or compensation or benefits for the current fiscal year and the most recently completed fiscal year, and (xiii) any material circumstances (including pregnancy, disability or military service). Schedule 3.13(l)(ii) of the Disclosure Schedule sets forth a true, correct and complete list of all of its consultants, advisory board members and independent contractors, showing each, such individual (i) the name and entity with which each Acquired Company has contracted for such services, (ii) compensation or rate of pay, (iii) initial date of engagement, (iv) principal place of service and (v) the notice or termination provisions applicable to the services provided by such individual.

(m) There are no performance improvements or disciplinary actions contemplated or pending against any of the Acquired Companies’ employees. Except as set forth on Schedule 3.13(m) of the Disclosure Schedule, no claims or allegations have been made against any Acquired Company, or any director, employee, consultant or independent contractor thereof, for discrimination, sexual or other harassment, or retaliation nor are any such claims threatened or pending nor is there any reasonable basis for such a claim.

(n) Each Acquired Company is and has been in compliance in all material respects with the WARN Act, or any similar state or local law. In the past two years, (i) no Acquired Company has effectuated a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of its business, (ii) there has not occurred a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of any Acquired Company and (iii) no Company has been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state, local or foreign law or regulation. No Acquired Company has caused any of its employees to suffer an “employment loss” (as defined in the WARN Act) during the 90-day period immediately preceding the Agreement Date.

(o) Except as set forth on Schedule 3.13(o) of the Disclosure Schedule, none of the execution, delivery and performance of this Agreement, the consummation of the Transactions, any termination of employment or service and any other event in connection therewith or subsequent thereto will, individually or together or with the occurrence of some other event (whether contingent or otherwise), (i) result in any material payment or benefit (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due or payable, or required to be provided, to any current or former employee, director, independent contractor or consultant, (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any current or former employee, director, independent contractor or consultant, (iii) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation (except as required under Section 411(d)(3) of the Code), (iv) increase the amount of compensation due to any Person by any Acquired Company, (v) result in the forgiveness in whole or in part of any outstanding loans made by the Company to any Person or (vi) limit any Acquired Company’s ability to terminate any Company Employee Plan.

3.14 Interested-Party Transactions. None of the officers and directors of the Acquired Companies and, to the knowledge of the Company, none of the other employees of the Acquired Companies or any Stockholders, and none of the immediate family members of any of the foregoing, (i) has any direct or indirect ownership, participation, royalty or other interest in, or is an officer, director, employee of or consultant or contractor for any firm, partnership, entity or corporation that competes with, or does business with, or has any contractual arrangement with, any Acquired Company (except with respect to any interest in less than 5% of the stock of any corporation whose stock is publicly traded), (ii) is a party to, or to the knowledge of the Company, otherwise directly or indirectly interested in, any Contract to which any Acquired Company is a party or by which any Acquired Company or any of its assets is bound, except for normal compensation for services as an officer, director or employee thereof or (iii) to the knowledge of the Company, has any interest in any property, real or personal, tangible or intangible (including any Intellectual Property) that is used in, or that relates to, the Business, except for the rights of Stockholders under Applicable Law.

3.15 Insurance. The Acquired Companies maintain the policies of insurance and bonds set forth on Schedule 3.15 of the Disclosure Schedule. Schedule 3.15 of the Disclosure Schedule sets forth the name of the insurer under each such policy and bond, the type of policy or bond, the coverage amounts and any applicable deductible as of the Agreement Date and all claims made under such policies and bonds since inception. The Company has Made Available true, correct and complete copies of all such policies or bonds. There is no claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been timely paid and the Acquired Companies are otherwise in material compliance with the terms of such policies and bonds. All such policies and bonds remain in full force and effect, and to the knowledge of the Company, there has been no threatened termination of, or material premium increase with respect to, any of such policies and bonds.

3.16 Books and Records. The Company has Made Available accurate and complete copies of the Charter and Bylaws. The Company’s books and records accurately reflect in all material respects all meetings of the Stockholders and the Board and all actions taken by written consent of the Stockholders and the Board, as applicable, since the inception of the Company through the Agreement Date. The minutes in the Company’s minute books accurately reflect in all material respects the events of and actions taken at the meetings to which they relate; and the Company’s stock ledger and stock transfer records accurately reflect all issuances, transfers, and cancellations of Company Shares.

3.17 Material Contracts.

(a) Schedules 3.17(a)(i) through (xxi) of the Disclosure Schedule set forth a list of each of the following Contracts to which any Acquired Company is a party that are in effect on the Agreement Date (collectively, whether or not accurately listed in the Disclosure Schedule, the “Material Contracts”):

(i) any Contract with a (A) Significant Customer or (B) Significant Supplier;

(ii) any Contract with a customer or an end user that has substantially deviated from the Acquired Company’s standard terms of service, copies of which has been Made Available to Parent;

(iii) any Contract providing for payments by or to an Acquired Company (or under which the Company has made or received such payments) of more than an aggregate of $100,000 in a 12 month period or $500,000 over the life of the Contract;

(iv) any dealer, distributor, referral or similar agreement, or any Contract providing for the grant of rights to reproduce, license, distribute, market, refer or sell the Company Products to any other Person or relating to the advertising or promotion of the Business or pursuant to which any third parties advertise on any websites operated by the Company;

(v) offer letters or Contracts with a service provider that deviates in a material way from the forms Made Available;

(vi) collective bargaining agreement, enterprise agreement, industrial instrument, or other Contracts with any group of employees, labor union or other employee representative body;

(vii) Contracts containing any restriction on any Acquired Company’s solicitation, hiring or engagement of any Person;

(viii) Contracts providing for the granting of any severance, retention or termination pay, or the acceleration of vesting or other benefits, to any Person;

(ix) Contracts (A) pursuant to which any other party is granted exclusive rights or “most favored party” rights of any type or scope with respect to any of the Company Products, Company-Owned Intellectual Property or Company-Owned Data or which would otherwise restrict the Company from freely setting prices for the Company Products, (B) pursuant to which any of the Acquired Companies has agreed to purchase a minimum quantity of goods or services; (C) containing any non-competition covenants or other restrictions relating to the Company Products, Company-Owned Intellectual Property or Company-Owned Data, (D) that limit or would limit the freedom of the Company or any of its successors or assigns or their respective Affiliates to (I) engage or participate, or compete with any other Person, in any line of business, market or geographic area with respect to the Company Products or the Company Intellectual Property, or to make use of any Company Intellectual Property, including any grants by the Company of exclusive rights or licenses or (II) sell, distribute or manufacture any products or services or to purchase or otherwise obtain any software, components, parts or services, (E) containing any “take or pay,” minimum commitments or similar provisions or (F) that is set forth on Schedule 3.13(k) of the Disclosure Schedule;

(x) Contracts pursuant to which any Acquired Company has acquired a business or entity, or assets of a business or entity, whether by way of merger, consolidation, purchase of stock, purchase of assets, license or otherwise, or any Contract pursuant to which it has any equity interest or other material ownership interest in any other Person;

(xi) standstills or similar agreements containing provisions prohibiting a third party from purchasing equity interests of any Acquired Company or the assets of any Acquired Company or otherwise seeking to influence or exercise control over any Acquired Company;

(xii) Contracts for any limited liability company, joint venture, partnership, joint product development, strategic alliance, co-marketing arrangement or similar arrangement with any other Person or the making of any other investment in any other Person;

(xiii) any Company Intellectual Property Agreement, provided that for purposes of Schedule 3.17(a)(xiii) of the Disclosure Schedule, the Company shall not be required to disclose: (A) Contracts with customers and end users on the Acquired Companies’ standard terms of service, copies of which have been Made Available to Parent; (B) Contracts for Third-Party Intellectual Property licensed to the Company that is (I) generally, commercially available software and/or services; (II) not material to the Business; (III) does not comprise software and/or services that have been modified or customized for any of the Acquired Companies; and (IV) is licensed for an annual fee under $50,000; (C) non-disclosure and confidentiality agreements entered into in the ordinary course of business and consistent with past practice; (D) agreements with employees, independent contractors, consultants on the Company’s standard form of invention assignment and proprietary information agreement or consultant agreement (copies of which have been Made Available to Parent); and (E) licenses to Open Source Materials;

(xiv) any license or other Contract pursuant to which the Company has agreed to any restriction on the right of the Company to use or enforce any Company-Owned Intellectual Property or pursuant to which the Company agrees to encumber, transfer or sell rights in or with respect to any Company-Owned Intellectual Property;

(xv) any Contract providing for the development of any software, technology or Intellectual Property, independently or jointly, either by or for the Company (other than employee invention assignment agreements with employees of the Company on the Company’s standard form of agreement, copies of which have been Made Available to Parent);

(xvi) any confidentiality, secrecy or non-disclosure Contract other than any such Contract entered into by the Company in the ordinary course of business and consistent with past practice;

(xvii) any Contract to license or authorize any third party to manufacture or reproduce any of the Company Products or Company Intellectual Property;

(xviii) Contracts governing any Debt;

(xix) Contracts granting a Lien (other than Permitted Liens) upon any property or asset (including Intellectual Property) of any Acquired Company;

(xx) Contracts involving any resolution or settlement of any Action; and

(xxi) Contracts with any Governmental Body.

(b) All Material Contracts are in written form. Each Acquired Company has performed all of the obligations required to be performed by it and is entitled to all benefits under, and is not alleged to be in default in respect of, any Material Contract. Each of the Material Contracts is in full force and effect, subject only to the effect, if any, of applicable bankruptcy and other similar Applicable Law affecting the rights of creditors generally and rules of law governing specific performance, injunctive relief and other equitable remedies. There exists no default or event of default or event, occurrence, condition or act, with respect to any Acquired Company or to the knowledge of the Company, with respect to any other contracting party, that, with the giving of notice, the lapse of time or the happening of any other event or condition, would reasonably be expected to (i) become a default or event of default under any Material Contract or (ii) give any third party (A) the right to declare a default or exercise any remedy under any Material Contract, (B) the right to a rebate, chargeback, refund, credit, penalty or change in delivery schedule under any Material Contract, (C) the right to accelerate the maturity or performance of any obligation of any Acquired Company under any Material Contract or (D) the right to cancel, terminate or modify any Material Contract. No Material Contract contains any force majeure or other similar provision that would give the other party the right to terminate or would excuse such party’s performance under such Contract (whether or not the Company was then in breach of its obligations under the Contract). No Acquired Company has received any written notice or other direct communication regarding any actual or possible violation or breach of, default under, or intention to cancel, modify, decline to renew or reduce performance under any Material Contract (including under a force majeure or similar provision, including as a result of the COVID-19 pandemic). No Acquired Company has any Liability for renegotiation of any Contracts with any Governmental Body. True, correct and complete copies of all Material Contracts have been Made Available.

3.18 Brokers. No broker, finder, financial advisor, investment banker or similar Person is entitled to any brokerage, finder’s or other fee or commission in connection with the origin, negotiation or execution of this Agreement or in connection with the Transactions.

3.19 Anti-Corruption Law, Sanctions and Anti-Money Laundering Compliance.

(a) None of the Acquired Companies, their respective officers, directors, Affiliates, or, to the knowledge of the Company, any other Representatives (in each case, acting in their capacities as such) have, in the past five years, of any such Acquired Company, directly or indirectly through their Representatives or any Person authorized to act on their behalf (including any distributor, agent, sales intermediary, professional services firm, consultant, attorney or other third party), (i) violated any Anti-Corruption Law or (ii) offered, given, promised to give or authorized the giving of money or anything of value, to any Government Official or to any other Person: (A) for the purpose of (I) corruptly or improperly influencing any act or decision of any Government Official in their official capacity, (II) inducing any Government Official to do or omit to do any act in violation of their lawful duties, (III) securing any improper advantage or (IV) inducing any Government Official to use his or her respective influence with a Governmental Body to affect any act or decision of such Governmental Body in order to, in each case of clauses (I) through (IV), assist the Company in obtaining or retaining business for or with, or directing business to, any Person, in each case, in violation of any Anti-Corruption Law; or (B) in a manner that would constitute or have the purpose or effect of public or commercial bribery, acceptance of, or acquiescence in, extortion, kickbacks or other unlawful or improper means of obtaining business or any improper advantage, in each case, in violation of any Anti-Corruption Law.

(b) In the past five years, each Acquired Company has maintained complete and accurate records of payments to any agents, consultants, Representatives, third parties and Government Officials, in accordance with GAAP. There have been no false or fictitious entries made in the books and records of any Acquired Company relating to any unlawful offer, payment, promise to pay or authorization of the payment of any money, or unlawful offer, gift, promise to give, or authorization of the giving of anything of value, including any bribe, kickback or other illegal or improper payment. No Acquired Company has established or maintained a secret or unrecorded fund or account.

(c) In the past five years, none of the Acquired Companies, their respective officers, directors, Affiliates, or, to the knowledge of the Company, any other Representatives (in each case, acting in their capacities as such) has been convicted of violating any Anti-Corruption Laws, Sanctions or AML Laws, or, to the knowledge of the Company, been subjected to any investigation or proceeding by a Governmental Body for potential corruption, fraud or violation of any Anti-Corruption Laws, Sanctions or AML Law. In the past five years, none of the Acquired Companies have engaged in any transactions or dealings with, or exported any products, technology, or services to, (a) any country or territory that is subject to a U.S. Governmental Body embargo (currently, Cuba, Iran, North Korea, Syria, and the Crimea Region) (collectively, the “Embargoed Countries”); (b) any instrumentality, agent, entity, or individual that is located in, or acting on behalf of, or directly or indirectly owned or controlled by any Governmental Body of, any Embargoed Country; (c) any individual or entity identified on any list of designated and prohibited parties maintained by the United States, including, but not limited to, the List of Specially Designated Nationals and Blocked Persons, the Foreign Sanctions Evaders List, or the Sectoral Sanctions Identifications List, which are maintained by OFAC, or the Entity List, Denied Persons List, or Unverified List, which are maintained by the Bureau of Industry and Security of the U.S. Department of Commerce.

(d) None of the Acquired Companies, their Affiliates, directors, officers, employees or, to the knowledge of the Company, any of their respective agents, consultants or other third parties authorized to act on their behalf is (i) a Person that is a Sanctions Target, (ii) a non U.S. shell bank or (iii) a bank of primary money laundering concern as defined in Section 311 of the USA PATRIOT Act. Each of the Acquired Companies, as well as its directors, officers, or employees and Affiliates are, and for the past five years have been, in compliance with any applicable Sanctions and AML Laws.

3.20 Environmental, Health and Safety Matters. Each Acquired Company is, and has at all times been, in compliance in all material respects with all Environmental, Health and Safety Requirements in connection with the ownership, use, maintenance or operation of its Business or assets or properties. No Acquired Company has treated, stored, arranged for or knowingly permitted the disposal of, transported, handled, manufactured, distributed, released, or exposed any Person to, any Hazardous Materials, or owned or operated any property or facility that is or has been contaminated by any Hazardous Materials that would reasonably be expected to give rise to any current or future Liabilities under Environmental, Health and Safety Requirements. There is no pending, or to the knowledge of the Company, threatened allegation by any Person that the properties or assets of any Acquired Company are not, or that its Business has not been conducted, in compliance with all Environmental, Health and Safety Requirements. No Acquired Company has retained or assumed any Liability of any other Person under any Environmental, Health and Safety Requirements. To the knowledge of the Company, there are no past or present facts, circumstances or conditions that would reasonably be expected to give rise to any material Liability of any Acquired Company with respect to Environmental, Health and Safety Requirements.

3.21 Export Control Laws. In the past five years (except with respect to Australian Trade Laws, which will be in the past six years), each Acquired Company has conducted its export transactions in accordance in all respects with applicable provisions of United States export and re-export controls, including the Export Administration Act and Regulations, the Foreign Assets Control Regulations, the International Traffic in Arms Regulations and other controls administered by the U.S. Department of Commerce and/or the United States Department of State, the various Applicable Laws administered by the Australian Government’s Department of Defence (including the Defence Trade Controls Act 2012 (Cth), the Defence Trade Controls Regulations 2013 (Cth), the Customs Act 1901 (Cth), the Customs (Prohibited Exports) Regulations 1958 (Cth) and the Weapons of Mass Destruction Act 1955 (Cth) (collectively, “Australian Trade Laws”)) and all other applicable import/export controls in other countries in which such

Acquired Company conducts business. Without limiting the foregoing: (i) each Acquired Company has obtained all export and import licenses, license exceptions and other consents, notices, waivers, approvals, Orders, authorizations, registrations, declarations and filings with any Governmental Body required for (A) the export, import and re-export of products, services, software and technologies and (B) releases of technologies and software to foreign nationals located in the United States and abroad (collectively, “Export Approvals”), (ii) each Acquired Company is in compliance with the terms of all applicable Export Approvals, (iii) there are no pending or, to the knowledge of the Company, threatened claims against any Acquired Company with respect to such Export Approvals, (iv) there are no actions, conditions or circumstances pertaining to any Acquired Company’s export transactions that would reasonably be expected to give rise to any future claims and (v) no Export Approvals for the transfer of export licenses to Parent, any of its Affiliates or the Surviving Company are required, except for such Export Approvals that can be obtained expeditiously and without material cost.

3.22 Customers and Suppliers.

(a) No Acquired Company has any outstanding material disputes concerning any Company Products with any customer, user, reseller, distributor, OEM or other licensee who, in either (i) the fiscal year ended December 31, 2020 was and/or (ii) the first six months of the fiscal year ending December 31, 2021 is reasonably projected to be, one of the ten largest sources of revenues for the Acquired Companies, based on amounts paid or payable to the Acquired Companies with respect to such periods (each, a “Significant Customer”). To the knowledge of the Acquired Companies, there is no material dissatisfaction on the part of any Significant Customer with respect to any Company Products. Each Significant Customer is listed on Schedule 3.22(a) of the Disclosure Schedule. No Acquired Company has received any written notice from any Significant Customer that such Significant Customer intends to terminate, decline to renew or negatively modify any existing Contracts with an Acquired Company. No Acquired Companies have had any complaints with respect to any Company Products that has or would reasonably be expected to result in a reversal of revenue by the Acquired Companies.

(b) No Acquired Company has any outstanding material dispute concerning products and/or services provided by any supplier who, in either (i) the fiscal year ended December 31, 2020 was and/or (ii) the first six months of the fiscal year ending December 31, 2021 is reasonably projected to be, one of the 20 largest suppliers of products and/or services to the Acquired Companies based on amounts paid or payable by the Acquired Companies to such supplier during such period (each, a “Significant Supplier”). Each Significant Supplier is listed on Schedule 3.22(b) of the Disclosure Schedule. No Acquired Company has received any written notice from any Significant Supplier that such Significant Supplier intends to terminate, decline to renew or negatively modify existing Contracts with an Acquired Company.

3.23 Filings and Notices. Neither the Information Statement nor any amendment or supplement thereto (other than any of the information supplied or to be supplied by Parent for inclusion therein) will contain, as of the date or the mailing of such document, any untrue statement of a material fact, or will omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

3.24 Exclusivity of Representations and Warranties. Except as expressly set forth in this Article 3, neither the Company nor any other if its Affiliates or Representatives is making any representation or warranty herein relating to the Acquired Companies.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF PARENT

Except as set forth in the Reports filed or furnished with the SEC prior to the Agreement Date (including any exhibits and other information incorporated by reference therein, but excluding any forward-looking disclosures set forth in any “risk factors” section, any disclosures in any “forward-looking statements” section and any other disclosures that are similarly predictive or forward-looking in nature), Parent and Merger Subs represent and warrant to the Company as follows:

4.1 Organization, Standing, Power and Subsidiaries.

(a) Each of Parent and Merger Sub I is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has the corporate power and necessary Permits to own, operate, use, distribute and lease its properties and assets and to carry on its business as it is now being conducted. Merger Sub II is a limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of formation and has all the limited liability company power and necessary Permits to own, operate, use, distribute and lease its properties and assets and to carry on its business as it is now being conducted. None of Parent, Merger Sub I or Merger Sub II is in violation of any of the provisions of its articles or certificate of incorporation, as applicable, or bylaws or equivalent organizational or governing documents. The Company and its Subsidiaries are duly qualified to do business and is in good standing in each of the jurisdictions in which such qualification is necessary, except where the failure to be so qualified or in good standing, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.

(b) Parent is the sole beneficial owner of all of the issued and outstanding shares of capital stock of each of its Subsidiaries, free and clear of all Liens, and all such shares are duly authorized, validly issued, fully paid and non-assessable and are not subject to any preemptive right or right of first refusal created by statute, the certificate of incorporation and bylaws or other equivalent organizational or governing documents, as applicable, of such Subsidiary or any Contract to which such Subsidiary is a party or by which it is bound. There are no outstanding subscriptions, options, warrants, “put” or “call” rights, exchangeable or convertible securities or other Contracts of any character relating to the issued or unissued capital stock or other securities of any such Subsidiary or otherwise obligating any such Subsidiary to issue, transfer, sell, purchase, redeem or otherwise acquire or sell any such securities.

4.2 Authority and Enforceability; Non-Contravention.

(a) Each of Parent and the Merger Subs has all requisite corporate power and authority to enter into this Agreement and the other Transaction Documents to which it is (or will be) a party and to perform its obligations hereunder and thereunder and consummate the Transactions. This Agreement and the other Transaction Documents have been (or will be) duly executed and delivered by each of Parent and the Merger Subs and, assuming the due authorization, execution and delivery by the other parties hereto and thereunder, represent valid and binding obligations of Parent and the Merger Subs, enforceable against Parent and the Merger Subs, respectively, in accordance with its terms, except, in each case, to the extent such enforceability is subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium, or other Applicable Law affecting or relating to creditors’ rights generally and general principles of equity.

(b) The board of directors of Parent has (i) determined that this Agreement and the Merger and the other Transactions, including the issuance of Parent Stock hereunder, upon the terms and subject to the conditions set forth herein, are advisable, fair to, and in the best interests of, Parent and its stockholders and (ii) approved and declared advisable the execution, delivery, and performance of this

Agreement and the consummation of the Transactions, including the issuance of the Share Consideration. The execution and delivery of this Agreement and the consummation of the Transactions have been duly authorized by all necessary corporate action on the part of Parent and the Merger Subs. No vote or consent of the holders of any class or series of share capital or other equity interest of Parent is necessary to approve this Agreement, the Merger or the other Transactions.

(c) Except for (i) as required by applicable federal and state securities laws and the rules of the New York Stock Exchange (the “NYSE”) in connection with the issuance of the shares of Parent Stock issuable in the Merger, (ii) notification under the HSR Act and (iii) the filing of registration statements on Form S-3 and Form S-8 (“S-8 Registration Statement”) with the SEC after the Closing Date covering the Share Consideration and Assumed Options, respectively, the execution and delivery of this Agreement by Parent and the Merger Subs do not, and the consummation of the Transactions will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under, or result in the creation of any Lien (other than Permitted Liens) in or upon any of the properties or assets of the Acquired Companies under, or give rise to any payment under or any increased, additional, accelerated or guaranteed rights or entitlements under any provision of, or require any consent, approval or waiver from any Person pursuant to, (x) any provision of the articles or certificate of incorporation, as applicable, or bylaws or other equivalent organizational or governing documents of Parent and the Merger Subs, in each case as amended to date, (y) any material Contract of the Company or any Contract applicable to any of the assets of the Company, or (z) Applicable Law or Order, except where such conflict, violation, default, termination, cancellation or acceleration, individually or in the aggregate, would not (A) be material to Parent’s or the Merger Subs’ ability to consummate the Merger or to perform their respective obligations under this Agreement and (B) be a Parent Material Adverse Effect.

(d) No consent, approval, qualification, Order or authorization of, registration, declaration or filing with, or notice to, any Governmental Body is necessary or required by or with respect to Parent or any of its Subsidiaries in connection with the execution and delivery by Parent, Merger Sub I or Merger Sub II of this Agreement, the consummation by Parent, Merger Sub I and Merger Sub II of the Merger and the other Transactions to be completed as of the Effective Time or the compliance by the Company with the provisions of this Agreement, except for (x) the filing of the Second Certificate and the related certificate of organization of the Surviving Company with the office of the Secretary of State of the State of Delaware and (y) notification under the HSR Act.

4.3 Capital Structure. The authorized capital stock of Parent consists solely of (i) 500,000,000 Parent Shares and (ii) 10,000,000 shares of Parent’s preferred stock, par value $0.00001 per share (“Parent Preferred Stock”). As of July 12, 2021, (i) 94,539,800 Parent Shares were issued and outstanding, (ii) no shares of Parent Preferred Stock were issued and outstanding, (iii) options to acquire 6,503,787 Parent Shares were outstanding pursuant to the Parent Equity Plans and (iv) 1,170,495 restricted stock units covering Parent Shares were outstanding under the Parent Equity Plans. As of July 12, 2021, 16,638,010 Parent Shares were reserved for issuance under the Parent Equity Plans and 1,749,911 Parent Shares were reserved for issuance under Parent’s 2019 Employee Stock Purchase Plan. All issued and outstanding shares of Parent capital stock have been duly authorized and validly issued, fully paid, non-assessable, issued in compliance with all Applicable Laws and each of the certificate of incorporation and the bylaws of Parent and have not been issued in violation of any preemptive or other similar rights. As of the date hereof, there is no Liability for dividends accrued and unpaid by Parent.

4.4 Compliance with Law. Other than as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, Parent (i) has complied in all respects with, is not in violation in any respect of, Applicable Law and (ii) has not received any written notices of violation with respect to, Applicable Law. Other than as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, Parent is in compliance with the applicable listing and corporate governance rules and regulations of the NYSE. Other than as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, as of the Agreement Date, there is no Action before any Governmental Body pending, or to the knowledge of Parent, threated in writing against Parent or any of its Subsidiaries or any of their assets or properties.

4.5 Sufficient Funds. Parent has sufficient cash to pay the Cash Consideration and authorized Parent Shares to issue the Share Consideration pursuant to the terms and subject to the conditions of this Agreement.

4.6 Issuance of Parent Stock. The shares of Parent Stock issuable in the Merger, when issued by Parent in accordance with this Agreement, assuming the accuracy of the representations and warranties made by the Company herein and the Stockholders in the Transaction Documents, will be duly issued, fully paid and non-assessable, and free and clear of all Liens (other than transfer restrictions under Applicable Laws), and issued in compliance with all Applicable Laws concerning the issuance of securities. None of the shares of Parent Stock issued pursuant to the Merger will, upon issuance in accordance with this Agreement, be subject to any preemptive rights, rights of first refusal or other rights to purchase such shares of Parent Stock (whether in favor of Parent or any other Person) pursuant to any Contract of Parent.

4.7 No Prior Merger Sub Operations. The Merger Subs are direct, wholly owned Subsidiaries of Parent. The Merger Subs were formed solely for the purpose of effecting the Merger and have not engaged in any business activities or conducted any operations other than in connection with the Transactions.

4.8 SEC Reports. All statements, reports, schedules, forms and other documents required to have been filed by Parent with the SEC (the “Reports”) have been so filed on a timely basis. None of the Subsidiaries of Parent is currently or has, since becoming a Subsidiary of Parent been, required to file any forms, reports or other documents with the SEC. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such later filing): (a) each of the Reports complied as to form in all material respects with the applicable requirements under Applicable Law; and (b) none of the Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent corrected (i) in the case of the Reports filed on or prior to the date of this Agreement that were amended or superseded on or prior to the date of this Agreement, by the filing of the applicable amending or superseding Report, and (ii) in the case of the Reports filed after the date of this Agreement that are amended or superseded prior to the Closing, by the filing of the applicable amending or superseding Report. To the knowledge of Parent, none of the Reports is the subject of ongoing SEC review or outstanding SEC comment. To the knowledge of Parent, there are no internal investigations, any SEC inquiries or investigations or other governmental inquiries or investigations pending, in each case regarding any accounting practices of Parent.

4.9 S-3 Registration. Parent is eligible to register its securities for resale by selling shareholders under a Registration Statement on Form S-3 and Parent is not aware of any facts or circumstances that reasonably may render such form unavailable for use by Parent to register its securities for resale by selling shareholders.

4.10 Ownership of Shares. Neither Parent nor the Merger Subs is, nor at any time during the last three years has it been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL (other than as contemplated by this Agreement). To the knowledge of Parent, there are no other “fair price,” “moratorium,” “control share acquisition” or other similar takeover statutes applicable to the Merger.

4.11 Brokers. No broker, finder, financial advisor, investment banker or similar Person is entitled to any brokerage, finder’s or other fee or commission, as a result, directly or indirectly, of any action taken by Parent or Merger Subs, in connection with the origin, negotiation or execution of this Agreement or in connection with the Transactions.

4.12 Tax Matters. None of the Parent Entities has taken, intends to take, or has agreed to take any action, not contemplated by this Agreement or the Ancillary Agreements that would reasonably be expected to prevent or impede the First Merger and the Second Merger, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code. To the knowledge of Parent, no facts or circumstances exist that would reasonably be expected to prevent the First Merger and the Second Merger, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code. As of the Closing Date, Merger Sub II has been treated and classified for U.S. federal tax purposes as an entity which is disregarded as an entity separate from its owner (within the meaning of Section 301.7701-2 of the Treasury Regulations promulgated pursuant to the Code) and all of the issued and outstanding membership interests of Merger Sub II are owned solely by Parent.

4.13 Exclusivity of Representations and Warranties. Except as expressly set forth in this Article 4 or the Disclosure Schedule, neither Parent nor any other if its Affiliates or Representatives is making any representation or warranty herein relating to Parent or its Subsidiaries.

ARTICLE 5

COVENANTS

5.1 Conduct of the Business.

(a) During the period from the Agreement Date and continuing until the earlier of the termination of this Agreement and the Effective Time (the “Pre-Closing Period”), the Company will, and will cause each of its Subsidiaries to, (i) conduct the Business in the ordinary course of business, (ii) use commercially reasonable efforts to preserve intact its present business organizations, keep available the services of its present officers and employees and (iii) use commercially reasonable efforts to preserve satisfactory relationships with customers, suppliers, distributors, licensors, licensees; except for actions (x) required by Applicable Law, (y) expressly required by this Agreement, and (z) undertaken with the prior written consent of Parent.

(b) During the Pre-Closing Period, the Company will not, and will cause each of its Subsidiaries to not, directly or directly, take or propose or agree to take any of the following actions without Parent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed); except for actions as set forth on Schedule 5.1(b) of the Disclosure Schedule:

(i) amend or propose any amendments to the Charter or the Bylaws, or the certificate of incorporation, bylaws or other equivalent organizational or governing documents of any Subsidiary;

(ii) merge or consolidate itself with any other Person or adopt a plan of complete or partial liquidation, dissolution, consolidation, restructuring, recapitalization or other reorganization;

(iii) declare or pay any dividends on or make any other distributions (whether in cash, stock or other property) in respect of any Company Shares or other shares of capital stock;

(iv) repurchase or otherwise acquire, directly or indirectly, any of its equity interests except from former employees, non-employee directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service;

(v) (i) enter into, amend, modify or terminate any (A) Contract that would (if entered into, amended or modified prior to the Agreement Date) constitute a Material Contract, (B) other Material Contract or (C) Contract requiring a novation or consent in connection with the Transactions, (ii) violate, terminate, amend or modify (including by entering onto a new Contract with such party or otherwise) or waive any of the terms of any of its Material Contracts, or (iii) enter into, amend, modify or terminate any Contract or waive, release or assign any rights or claims thereunder, which if so entered into, modified, amended, terminated, waived, released or assigned would be reasonably likely to (A) adversely affect the Acquired Companies (or, following consummation of the Merger, Parent or any of its Affiliates) in any material respect, or (B) materially impair, delay or prevent the ability of the Acquired Companies to perform their respective obligations under this Agreement or consummate the Transactions or otherwise prevent the consummation thereof; provided that this Section 5.1(b)(v) shall not require the Acquired Companies to seek or obtain Parent’s consent in order to set or change the prices at which the Acquired Companies sells products or provides services to current end users in the ordinary course of business and consistent with past practice;

(vi) issue, deliver, grant or sell or authorize or propose the issuance, delivery, grant or sale of, or purchase or propose the purchase of any equity interests, or enter into or authorize or propose to enter into any Contracts of any character obligating it to issue any equity interests, other than: (A) the issuance of Company Shares pursuant to the exercise of Options or Warrants that are outstanding in accordance with terms as in effect as of the Agreement Date, (B) the issuance of Company Shares upon conversion of Company Preferred Stock outstanding on the Agreement Date, (C) the repurchase of any Company Shares from former employees, non-employee directors and consultants in accordance with Contracts providing for the repurchase of shares in connection with any termination of service or (D) in the ordinary course of business, the proposed issuance or proposed grant of Options to potential employees or other service providers contained in offer letters or like documents having such terms and not exceeding the amounts set forth in Schedule 5.1(b)(vi) of the Disclosure Schedule;

(vii) (A) hire or engage the services of any additional officers or other employees, or any consultants or independent contractors other than (1) as set forth in Schedule 5.1(b)(vii) of the Disclosure Schedule or (2) in each case, if the annual aggregate compensation (based on base salary or hourly wage rate) for such Person would exceed $100,000, up to an aggregate amount of $500,000 for all such Persons hired or engaged (B) terminate the employment or services, change the title, office or position, or materially reduce the responsibilities of any employee, consultant or independent contractor of any Acquired Company, other than any terminations for “cause,” (C) amend or extend the term of any employment or consulting agreement with, or Option held by, any officer, employee, consultant or independent contractor other than as contemplated by this Agreement or (D) add any new members to the Board or the board of directors or equivalent governing body of any Subsidiary;

(viii) make any loans or advances (other than routine expense advances to employees of any Acquired Company consistent with past practice) to, or any investments in or capital contributions to, any Person, or forgive or discharge in whole or in part any outstanding loans or advances, or prepay any Debt;

(ix) assign, transfer or license to any Person any rights to any Company-Owned Intellectual Property (other than non-exclusive licenses of Company-Owned Intellectual Property granted in the ordinary course of business consistent with past practice), or assign, transfer or provide a copy of any Company Source Code to any Person (including any current or former employee or consultant of the Company or any contractor or commercial partner of the Company) (other than providing access to Company Source Code to current employees or consultants of the Company involved in the development of the Company Products on a need to know basis in the ordinary course of business and consistent with past practice);

(x) issue, deliver or provide any new releases for any of the Company Products to any Person or make any material changes to the Company Products outside of the ordinary course of business.

(xi) take any action regarding a patent, patent application or other Company Registered Intellectual Property, other than filing continuations for existing patent applications or completing or renewing registrations of existing patents, domain names, trademarks or service marks in the ordinary course of business consistent with past practice;

(xii) sell, lease, license or otherwise dispose or permit the lapse of any of its tangible or intangible assets, other than sales and nonexclusive licenses of Company Products in the ordinary course of business consistent with past practice, or enter into any Contract with respect to the foregoing;

(xiii) incur or guarantee any Debt;

(xiv) pay, discharge or satisfy (A) any Liability to any Person who is an officer, director or stockholder of any Acquired Company (other than (1) compensation due for services as an officer or director, (2) expense reimbursements in the ordinary course of business consistent with past practice or (3) required indemnification or expense advancement payments to any director or officer pursuant to the Charter, the Bylaws or any indemnification agreements, in each case, in effect on the Agreement Date) or (B) any claim or Liability arising other than in the ordinary course of business consistent with past practice, in each case, other than the payment, discharge or satisfaction of Transaction Expenses and Liabilities reflected or reserved against in the Financial Statements;

(xv) defer payment of any accounts payable, provide any discount, accommodation or other concession to accelerate or induce the collection of any receivable or change the manner in which it provides warranties, discounts or credits to customers other than in the ordinary course of business;

(xvi) make any capital expenditures, capital additions or capital improvements;

(xvii) materially change the amount of, or terminate, any insurance coverage; cancel, release or waive any material claims or material rights held by any Acquired Company;

(xviii) (A) adopt or amend any employee or compensation benefit plan, including any stock issuance or stock option plan, or amend any compensation, benefit, entitlement, grant or award provided or made under any such plan, except in each case as required under ERISA, Applicable Law or as necessary to maintain the qualified status of such plan under the Code, (B) amend any deferred compensation plan within the meaning of Section 409A of the Code and the regulations thereunder, except to the extent necessary to meet the requirements of such section or notice, (C) grant or pay, or enter into any Contract providing for the granting or payment of any special bonus or special remuneration to any employee or non-employee director or consultant or (D) increase the salaries, wage rates or fees of its employees or consultants;

(xix) grant or pay, or enter into any Contract providing for the granting of any severance, retention or termination pay, or the acceleration of vesting or other benefits, to any Person, except as provided in a written agreement entered into prior to the Agreement Date as set forth in Schedule 3.17(a)(viii) of the Disclosure Schedule;

(xx) (A) commence a lawsuit involving any Acquired Company other than (1) for a breach of this Agreement or (2) for the routine collection of bills (for (2), after reasonable consultation with Parent prior to filing such a suit) or (B) settle or agree to settle any pending or threatened lawsuit or other dispute (including any demand for appraisal of the Company Shares);

(xxi) acquire any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets that are material, individually or in the aggregate, to the Company or the Business, or enter any joint venture, strategic alliance or partnership;

(xxii) make or change any election in respect of Taxes, adopt or change any accounting method in respect of Taxes, file any federal, state, or foreign income Tax Return or any other material Tax Return, file any amendment to a federal, state, or foreign income Tax Return or any other material Tax Return, enter into any Tax sharing or similar agreement or closing agreement, assume any Liability for the Taxes of any other Person (whether by Contract or otherwise), settle any claim or assessment in respect of Taxes, consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of any Taxes, or enter into intercompany transactions giving rise to deferred gain or loss;

(xxiii) change accounting methods or practices or revalue any of its assets, except in each case as required by changes in GAAP as concurred with its independent accountants and after notice to Parent;

(xxiv) place or allow the creation of any Lien (other than a Permitted Lien) on any of its properties; or

(xxv) acquire, apply, register or file for any new Permits or amend any existing Permit with any Governmental Body in any jurisdiction or correspond with any Governmental Body on any matter that would reasonably be expected to be material to Parent (following the Effective Time) or the Transactions, other than in order to effect the Transactions.

(c) During the Pre-Closing Period, the Company will use commercially reasonable efforts to perform and cooperate with Parent in performing of the actions set forth in Schedule 5.1(c) of the Disclosure Schedule (the “Pre-Closing Steps”); provided that, for the avoidance of doubt, the mere failure to complete any of the Pre-Closing Steps shall not, and in and of itself, demonstrate failure to use commercially reasonable efforts. The Company shall regularly consult with Parent in connection with the Pre-Closing Steps and consider in good faith any feedback from Parent in respect thereof.

5.2 Confidentiality; Public Announcements. Parent and the Company hereby acknowledge and agree to continue to be bound by the Mutual Non-Disclosure Agreement, dated April 24, 2021, by and between Parent and the Company (the “Confidentiality Agreement”). Notwithstanding anything to the contrary contained herein or in the Confidentiality Agreement, prior to the Closing, except as necessary or advisable to comply with Applicable Law or the rules of the NYSE, neither Parent nor the Company shall make any public announcement or issue any press release with respect to this Agreement, its terms, or the Transactions contemplated hereby without the prior written consent of the other party; provided that Parent shall not be required to obtain written consent of the Company prior to making any statements to its investors (including through a webcast) regarding the Transactions that Parent deems advisable.

5.3 No Solicitation.

(a) The Company will not, and will not authorize or permit any of its Subsidiaries and its and their respective Representatives to, directly or indirectly, (i) solicit, initiate, seek, entertain, encourage, facilitate, support or induce the making, submission or announcement of any inquiry, expression of interest, proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (ii) enter into, participate in, maintain or continue any communications (except solely to provide written notice as to the existence of these provisions) or negotiations regarding, or deliver or make available to any Person any non-public information with respect to, or take any other action regarding, any inquiry, expression of interest, proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (iii) agree to, accept, approve, endorse or recommend (or publicly propose or announce any intention or desire to agree to, accept, approve, endorse or recommend) any Acquisition Proposal, (iv) enter into any letter of intent or any other Contract contemplating or otherwise relating to any Acquisition Proposal, (v) submit any Acquisition Proposal to the vote of any securityholders of the Company or (vi) enter into any other transaction not in the ordinary course of business consistent with past practice, the consummation of which could reasonably be expected to impede, interfere with, prevent or materially delay the Merger. The Company will, and will cause its Subsidiaries and its and their respective Representatives to, (A) immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Persons conducted prior to or on the Agreement Date with respect to any Acquisition Proposal and (B) promptly revoke or withdraw access of any Person (other than Parent and its Representatives) to any data room (virtual or actual) containing any non-public information with respect to the Company in connection with an Acquisition Proposal and request from each Person (other than Parent and its Representatives) the prompt return or destruction of all non-public information with respect to any Acquired Company previously provided to such Person in connection with an Acquisition Proposal. If any Representative, whether in his or her capacity as such or in any other capacity, takes any action that the Company is obligated pursuant to this Section 5.3 to cause such Representative not to take, then the Company will be deemed for all purposes of this Agreement to have breached this Section 5.3.

(b) The Company will promptly (but in any event, within 24 hours) notify Parent orally and in writing after receipt by any Acquired Company (or, to the knowledge of the Company, by any of the Representatives), of (i) any Acquisition Proposal, (ii) any inquiry, expression of interest, proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (iii) any other notice that any Person is considering making an Acquisition Proposal or (iv) any request for nonpublic information relating to any Acquired Company or for access to any of the properties, books or records of any Acquired Company by any Person or Persons other than Parent. Such notice will describe (1) the material terms and conditions of such Acquisition Proposal, inquiry, expression of interest, proposal, offer, notice or request and (2) with respect a notice given per clause (iv) of this Section 5.3(b) only, the identity of the Person making any such request. The Company will keep Parent fully informed of the status and details of, and any modification to, any such inquiry, expression of interest, proposal or offer and any correspondence or communications related thereto and will provide to Parent a true, correct and complete copy of such inquiry, expression of interest, proposal or offer and any amendments, correspondence and communications related thereto, if it is in writing, or a reasonable written summary thereof, if it is not in writing. The Company will provide Parent with 48 hours prior notice (or such lesser prior notice as is provided to the members of the Board) of any meeting of the Board at which the Board is reasonably expected to discuss any Acquisition Proposal.

5.4 Reasonable Best Efforts.

(a) Each of the parties hereto agrees to use its reasonable best efforts, and to cooperate with each other party hereto, to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, appropriate or desirable to consummate and make effective, in the most expeditious manner practicable, the Transactions, including the satisfaction of the respective conditions set forth in Article 6, to deliver true, correct and complete copies of the Closing deliverables in Section 6.1(k) and to execute and deliver such other instruments and do and perform such other acts and things as may be necessary or reasonably desirable for the consummation of the Transactions.

(b) The Company will use its reasonable best efforts to obtain the Written Consent and a Joinder from each Stockholder prior to the Closing Date. On or prior to the tenth Business Day following the Agreement Date, the Company will deliver an information statement (the “Information Statement”) to each Stockholder who has not executed the Written Consent and a Joinder containing (i) the notice contemplated by Section 228(e) of the DGCL of the taking of a corporate action without a meeting by less than a unanimous written consent, (ii) the notice contemplated by Section 262(d)(2) of the DGCL, together with a copy of Section 262 of the DGCL and (iii) an information statement to the Stockholders in connection with the solicitation of their signatures to a Written Consent and a Joinder. The Company will provide Parent with a reasonable opportunity to review the Information Statement and will consider its comments in good faith.

(c) The Company will timely provide to holders of Company Shares, Options and Warrants all advance notices required to be given to such holders in connection with this Agreement, the Merger and the other Transactions pursuant to the Charter, Bylaws and any applicable Contract.

(d) As promptly as practicable after the Agreement Date, and in any event within 10 Business Days, Parent and the Company shall execute and file, or join in the execution and filing of, any application, notification (including the provision of any required information in connection therewith) or other document that may be required under the HSR Act or any other foreign Applicable Law designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, the “Antitrust Laws”) in order to obtain the authorization, approval or consent of any Governmental Body, or expiration or termination of the applicable waiting periods under such Antitrust Laws, that may be reasonably required, or that Parent may reasonably request to be made, in connection with the consummation of the Mergers and the other Transactions. Parent and the Company shall each use their respective reasonable best efforts to obtain, and to cooperate with each other to obtain promptly, all such authorizations, approvals, consents, expirations and terminations, and Parent shall pay any filing fees associated therewith.

(e) Each of Parent and the Company shall promptly inform the other of any material communication between such party and any Governmental Body regarding any of the Transactions. Subject to Applicable Law relating to the exchange of information, Parent shall have the right (i) to direct all matters with any Governmental Body relating to the Transactions and (ii) to review in advance, and direct the revision of, any filing, application, notification or other document to be submitted by the Company to any Governmental Body under any Antitrust Law; provided that, to the extent practicable, Parent and the Company shall consult and cooperate with each other and consider in good faith the views of one another with respect to the information that appears in any such filing, application, notification or other document. If Parent or any Affiliate of Parent receives any formal or informal request for supplemental information or documentary material from any Governmental Body with respect to any of the Transactions, then Parent shall make or cause to be made, as soon as reasonably practicable, a response in compliance with such request. If the Company or any Affiliate of the Company receives any formal or informal request for supplemental information or documentary material from any Governmental Body with respect to any of the Transactions, then the Company shall make or cause to be made, a response in compliance with such request. Both Parent and the Company shall be represented at all in-person meetings (including such meetings conducted virtually) and substantive conversations with any Governmental Body to the extent permitted by such Governmental Body regarding the Transactions, provided (A) Parent shall lead the discussions at such meeting or (B) proffer, make proposals, negotiate, execute, carry out or submit to any agreements or Orders providing for any actions that would constitute an Antitrust Restraint. The Company shall, if directed by Parent, agree to any such action that is conditioned on the consummation of the First Merger. Each of Parent and the Company may, as they deem necessary, designate any sensitive materials to be exchanged in connection with this Section 5.4(e) as “outside-counsel only.” Any such materials, as well as the information contained therein, shall be provided only to a receiving party’s outside counsel (and mutually-acknowledged outside consultants) and not disclosed by such counsel (or consultants) to any employees, officers, or directors of the receiving party without the advance written consent of the party supplying such materials or information.

(f) Notwithstanding anything to the contrary herein, if any Action is instituted (or threatened to be instituted) challenging any of the Transactions as violative of any federal, state or foreign statutes, rules, regulations or Orders that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade, it is expressly understood and agreed that (i) Parent shall not have any obligation to litigate or contest any Actions and (ii) Parent shall be under no obligation to make proposals, execute or carry out agreements or submit to Orders providing for (A) the sale, license or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets or categories of assets of Parent or any of its Affiliates or the Company or the Subsidiaries, (B) the imposition of any limitation or regulation on the ability of Parent or any of its Affiliates to freely conduct their business or own such assets or (C) the holding separate of the shares of Company Capital Stock or any limitation or regulation on the ability of Parent or any of its Affiliates to exercise full rights of ownership of the shares of Company Capital Stock (any of the foregoing, an “Antitrust Restraint”). Nothing in this Section 5.4 shall limit the right of a party hereto to terminate this Agreement pursuant to Section 7.1(b) if such party has, until such date, complied in all material respects with its obligations under this Section 5.4.

5.5 Corporate Matters. Prior to the Closing, the Company will (a) pay all corporate franchise, foreign corporation and similar Taxes (including all such Taxes that have accrued but are not yet due and payable) and (b) use commercially reasonable efforts to take such actions that are reasonably requested by Parent to appoint, effective at the Effective Time, new officers and directors of the Acquired Companies.

5.6 Notice of Changes.

(a) The Company will promptly advise Parent in writing of (i) any event occurring subsequent to the Agreement Date that would render any representation or warranty of the Company contained in Article 3 untrue or inaccurate such that the condition set forth in Section 6.1(b) would not be satisfied, (ii) any breach of any covenant or obligation of the Company pursuant to this Agreement or any Transaction Document such that the condition set forth in Section 6.1(c) would not be satisfied, (iii) any Company Material Adverse Effect, (iv) any notification from a third party or Governmental Body that such Person’s consent is required in connection with the Transactions, or (v) any change, event, circumstance, condition or effect that could reasonably be expected to cause any of the conditions set forth in Section 6.1(d) or Section 6.1(e) not to be satisfied. No information or knowledge obtained by Parent during the Pre-Closing Period pursuant to this Section 5.6 will affect or be deemed to modify any representation, warranty, covenant, condition or obligation under this Agreement.

(b) Parent will promptly advise Company in writing of (i) any event occurring subsequent to the Agreement Date that would render any representation or warranty of Parent or the Merger Subs contained in Article 4 untrue or inaccurate such that the condition set forth in Section 6.2(a) would not be satisfied, (ii) any breach of any covenant or obligation of Parent pursuant to this Agreement or any Transaction Document such that the condition set forth in Section 6.2(c) would not be satisfied, (iii) any

Parent Material Adverse Effect, (iv) any notification from a third party or Governmental Body that such Person’s consent is required in connection with the Transactions, or (v) any change, event, circumstance, condition or effect that could reasonably be expected to cause the condition set forth in Section 6.2(f) not to be satisfied. No information or knowledge obtained by the Company during the Pre-Closing Period pursuant to this Section 5.6 will affect or be deemed to modify any representation, warranty, covenant, condition or obligation under this Agreement.

5.7 Litigation. The Company will (a) notify Parent in writing promptly after learning of any Action initiated by or against it, or known by the Company to be threatened against any Acquired Company, or any of their respective directors, officers or employees or the Stockholders in their capacity as such (a “New Litigation Claim”), (b) notify Parent of ongoing material developments in any New Litigation Claim or existing litigation claim and (c) consult in good faith with Parent regarding the conduct of the defense of any New Litigation Claim and existing litigation claim, if and to the extent that the Company otherwise has control of the conduct of such defense.

5.8 Access to Information. The Company will allow Parent and its Representatives access (at the sole cost and expense of Parent) with advance notice, at reasonable times, in compliance with Applicable Law, and without material interference with the normal operations of the Acquired Companies or the conduct of the Business, to the files, books, records, technology, Contracts, personnel and offices of each Acquired Company, including any and all information relating to each Acquired Company’s Taxes, Contracts, Liabilities, financial condition and real, personal and intangible property, subject to the terms of the Confidentiality Agreement. No information or knowledge obtained by Parent during the Pre-Closing Period in any investigation pursuant to this Section 5.8 will affect or be deemed to modify any representation, warranty, covenant, condition or obligation under this Agreement. No Acquired Company shall be required to provide access to any information to Parent or its Representatives that would jeopardize any legal privilege, which determination shall be made in the sole discretion of the Company in consultation with its legal counsel; provided that the Company shall use reasonable best efforts to provide such information through alternative means or in a manner that would preserve such privilege.

5.9 Employees.

(a) Prior to the Closing, Parent will make offers to certain employees of the Acquired Companies, with such offers to be subject to and contingent upon the Closing, on terms substantially commensurate with similarly situated newly hired employees of Parent and permitting such U.S. employees to, at Parent’s discretion, (i) continue on the Company’s benefit plans and/or (ii) participate in Parent’s benefit plans with credit for prior service to the extent permitted by the applicable Parent benefit plans, Applicable Law and subject to the approval of any third-party administrator; provided that, for clarity, (A) at a minimum, Parent must provide such U.S. employees the benefits under either (i) or (ii) and (B) in the case of clause (ii), such employees of the Acquired Companies who receive offers from Parent may not participate in, unless otherwise specified in the offer letter for such employee, Parent’s U.S. and non-U.S. equity compensation plans, U.S. and non-U.S. incentive compensation plans, executive compensation plans, executive compensation arrangements, other pension plans (whether or not tax-qualified) and its non-U.S. benefit program. Immediately following the Closing, Australian employees are expected to continue to participate in the Acquired Companies’ existing Australian private health insurance. Until the one-year anniversary of the Effective Time or, if earlier, the date of termination of the relevant Continuing Employee, Parent shall provide, or shall cause the Surviving Company or any of their respective Subsidiaries to provide, for each Continuing Employees, with a base salary or hourly wage rate (as applicable) that is no less favorable to those provided to such Continuing Employee as of immediately prior to the execution of this Agreement (excluding any transaction or retention bonuses, severance, deferred compensation and equity-based compensation granted to such Continuing Employee prior to the Closing). Prior to the Closing Date, the Company will assist Parent with its efforts to enter into an offer letter and a confidential information and assignment agreement with such employee who received an offer from Parent. The Company will consult with Parent (and will consider in good faith the advice of Parent) prior to sending any notices or other communication materials to its employees. Effective no later than immediately prior to the Closing (or at such other time designated by Parent), the Company will terminate the employment of each of those Acquired Company employees who have not accepted an offer of continued employment or executed an acknowledgment of continued employment with a Parent Entity or the Surviving Company prior to the Closing Date (the “Designated Employees”), the employees who are set forth on Schedule 5.9(a) of the Disclosure Schedule (the “Specified Employees”) or who did not receive an offer of continued employment with a Parent Entity or the Surviving Company (the “Terminated Employees”), and the Company will require such Designated Employees and Terminated Employees to execute a separation agreement as a condition to the receipt of any severance paid by any Acquired Company.

(b) To the extent permissible under the Parent benefit plans, Parent shall use commercially reasonable efforts to, and shall use commercially reasonable efforts to cause its Affiliates to, waive limitations on benefits relating to any pre-existing condition of the Continuing Employees and their eligible spouses and dependents.

(c) The Acquired Companies will give all notices and other information required to be given (which notices and information will be in form and substance reasonably satisfactory to Parent) to the employees of each Acquired Company, any collective bargaining unit representing any group of employees of any Acquired Company, and any applicable Governmental Body under the WARN Act, the National Labor Relations Act, as amended, the Code, COBRA and other Applicable Law in connection with the Transactions.

(d) Effective as of the day immediately preceding the Closing Date, the Company will terminate all Company Employee Plans that are “employee benefit plans” within the meaning of ERISA, including any Company Employee Plans intended to include a Section 401(k) arrangement (unless Parent provides written notice to the Company no later than three Business Days prior to the Closing Date that such 401(k) plans will not be terminated). The Company will provide Parent with evidence that such Company Employee Plan(s) and the Option Plans have been terminated (effective no later than the day immediately preceding the Closing Date) pursuant to resolutions of the Board or any applicable committee thereof; provided that the terms of the Options Plans will continue to govern the Assumed Options. The form and substance of such resolutions will be subject to review and approval by Parent. The Company also will take such other actions in furtherance of terminating such Company Employee Plan(s) as Parent may reasonably require. In the event that termination of the Company’s 401(k) Plan would reasonably be anticipated to trigger liquidation charges, surrender charges or other fees then the Company will take such actions as are necessary to reasonably estimate the amount of such charges and/or fees and provide such estimate in writing to Parent.

(e) Promptly following the execution of the Agreement, the Company will obtain and deliver to Parent an executed parachute payment waiver, in substantially the form attached hereto as Exhibit H (the “Parachute Payment Waiver”) from each “disqualified individual” (within the meaning of Section 280G of the Code). Promptly following the delivery of the Parachute Payment Waivers to Parent (but in no event less than three Business Days prior to the Closing), the Company will submit to the Stockholders for approval (in a manner reasonably satisfactory to Parent), by such number of holders of Stockholders as is required by the terms of Section 280G(b)(5)(B) of the Code, any payments and/or benefits that may separately or in the aggregate, constitute “parachute payments” pursuant to Section 280G of the Code (“Section 280G Payments”) (which determination will be made by the Company and will be subject to review and approval by Parent, such approval not to be unreasonably withheld, conditioned or delayed), such that such payments and benefits will not be deemed to be Section 280G Payments, and prior to the Closing, the Company will deliver to Parent notification and documentation reasonably satisfactory to Parent (and which documentation will be subject to Parent’s advanced review and approval, such approval not to be unreasonably withheld, conditioned or delayed) that (i) a vote of the holders of Company Capital Stock was solicited in conformance with Section 280G of the Code and the regulations promulgated thereunder and the requisite stockholder approval was obtained with respect to any payments and/or benefits that were subject to the stockholder vote (the “280G Stockholder Approval”) or (ii) that the 280G Stockholder Approval was not obtained and as a consequence, that such payments and/or benefits will not be made or provided to the extent they would cause any amounts to constitute Section 280G Payments, pursuant to the Parachute Payment Waivers that were executed by the affected individuals prior to the solicitation of the vote of the holders of Company Capital Stock pursuant to this Section 5.9(e).

(f) Following the Closing Date, in accordance with Parent’s standard equity award policies and practices, the Continuing Employees will (subject to their continued employment with Parent or an Affiliate thereof through the grant date) be awarded the number of Parent RSUs set forth on Schedule 5.9(f) of the Disclosure Schedule (the “Employee RSUs”) by the compensation committee of Parent’s board of directors, which Employee RSUs will be allocated as determined by Parent in conjunction with the Company’s management. The Employee RSUs will be subject to all of the terms and conditions set forth in the Parent Option Plan, in the recipient’s offer letter with Parent and in a restricted stock unit agreement to be entered into between the recipients of such Employee RSUs and Parent.

(g) The Company will cause the delivery to Parent of a true, correct and complete copy of each election statement under Section 83(b) of the Code filed by each Person executing a Holdback Agreement, at or prior to the 30th day following the Closing, in each case together with evidence of timely filing of such election statement with the appropriate IRS Center.

(h) Parent will cause Parent Stock issuable upon exercise of the settlement of the Assumed Options for which a Form S-8 Registration Statement is available to be registered with the SEC on Form S-8 promptly following the Closing Date and in no event later than the next filing of Parent’s first Quarterly Report on Form 10-Q or Annual Report on Form 10-K to occur after the Closing, will exercise commercially reasonable efforts to maintain the effectiveness of such registration statement for so long as such Assumed Options remain outstanding and will reserve a sufficient number of shares of Parent Stock for issuance upon exercise or settlement thereof. The Form S-8 Registration Statement will not cover the shares of Parent Stock subject to any Assumed Options that are held by Persons who do not become employees of Parent or the Surviving Company at the Effective Time or do not otherwise have a service relationship with Parent or an Affiliate of Parent at the Effective Time.

(i) Nothing contained in this Section 5.9 or elsewhere in this Agreement, express or implied (i) shall cause either Parent or any of its Affiliates to be obligated to continue to employ any Person, including any Continuing Employees, for any period of time following the Effective Time, (ii) shall prevent Parent or its Affiliates from revising, amending or terminating any Parent Equity Plans, Parent employee plans, Company Employee Plan or any other employee benefit plan, program or policy in effect from time to time, (iii) shall be construed as an amendment of any Company Employee Plan, Parent Equity Plan, or Parent employee plan, or (iv) shall create any third-party beneficiary rights in any director, officer, employee or Person, including any present or former employee, officer, director or individual independent contractor of Parent or Company or any of their respective Subsidiaries (including any beneficiary or dependent of such individual).

5.10 Financial Certificate and Spreadsheet. The Company will prepare and deliver to Parent a draft of each of the Financial Certificate and the Spreadsheet not later than five Business Days prior to the Closing Date and a final version of the Financial Certificate and the Spreadsheet to Parent not later than three Business Days prior to the Closing Date. The Company will provide to Parent, together with the Closing Financial Certificate and the Spreadsheet, such supporting documentation, information and calculations as are reasonably necessary for Parent to verify and determine the calculations, amounts and other matters set forth in the Closing Financial Certificate and the Spreadsheet.

5.11 Necessary Consents. The Company will use commercially reasonable efforts to promptly obtain such written consents and authorizations of third parties, give notices to third parties and take such other actions as may be necessary or appropriate in order to effect the consummation of the Merger and the other Transactions, to enable the Surviving Company (or Parent) to carry on the Business immediately after the Second Effective Time and to keep in effect and avoid the breach, violation of, termination of, or adverse change to any Contract to which the Company is a party or is bound or by which any of its assets is bound. The Company will (a) consult with Parent before seeking such consents and providing such notices, (b) provide Parent with a reasonable opportunity to review and comment in advance on the forms of such consent requests and notices and (c) incorporate Parent’s reasonable comments in such consent requests and notices.

5.12 Director and Officer Indemnification.

(a) If the Merger is consummated, then until the sixth anniversary of the Closing Date, Parent will cause the Surviving Company to fulfill and honor in all respects the obligations of the Company to its present and former directors and officers determined as of immediately prior to the Effective Time (the “Company Indemnified Parties”) pursuant to indemnification agreements with the Company in effect on the Agreement Date and set forth on Schedule 5.12 of the Disclosure Schedule, the Charter or the Bylaws, in each case, in effect on the Agreement Date (the “Company Indemnification Provisions”), with respect to Claims arising out of acts or omissions occurring at or prior to the Effective Time that are asserted after the Effective Time; provided that Parent’s and the Surviving Company’s obligations under this Section 5.12(a) will not apply to (i) any Claim or matter that relates to a willful or intentional breach of a representation, warranty, covenant, agreement or obligation made by or of the Company in connection with this Agreement or the Transactions or (ii) any Claim based on a Claim for indemnification made by an Indemnified Person pursuant to Article 8. Notwithstanding anything to the contrary contained in the Company Indemnification Provisions, no Company Indemnified Party will be entitled to coverage under any Parent director and officer insurance policy or errors and omission policy unless such Company Indemnified Party is separately eligible for coverage under such policy pursuant to Parent’s policies and procedures and the terms of such insurance policy.

(b) Prior to the Effective Time, the Company will purchase a prepaid tail insurance coverage (the “D&O Tail”) for the Company Indemnified Parties in a form reasonably satisfactory to Parent, which will provide the Company Indemnified Parties with coverage for six years following the Closing Date in an amount not less than the existing coverage and that will have other terms not materially less favorable to the insured individual than the directors’ and officers’ Liability insurance coverage maintained by the Company as of the Agreement Date. Parent will cause the Surviving Company to maintain the D&O Tail in full force and effect and continue to honor the obligations thereunder until the sixth anniversary of the Closing Date.

5.13 Tax Matters.

(a) Each of Parent, the Agent, the Equityholders and the Acquired Companies will cooperate fully, as and to the extent reasonably requested by any of the others, in connection with the filing of Tax Returns and any Action with respect to Taxes. Such cooperation will include the retention and (upon request therefor) the provision of records and information reasonably relevant to any such Action and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Parent, the Company, the Agent and the Equityholders agree to retain all books and records with respect to Tax matters pertinent to the Company relating to any Taxable period beginning before the Closing Date until expiration of the statute of limitations of the respective Taxable periods, and to abide by all record retention agreements entered into with any Tax Authority. Notwithstanding anything to the contrary in this Agreement, the Agent shall have no obligation to prepare or file any Tax Returns.

(b) Parent shall cause to be prepared and filed all Tax Returns of the Acquired Companies for any taxable period that ends on or before the Closing Date and that is required to be filed after the Closing Date (a “Pre-Closing Date Return”). All such Pre-Closing Date Returns shall be prepared in a manner that is consistent with those prepared for prior taxable periods and only in the jurisdictions where the Acquired Companies have filed comparable Tax Returns, unless reasonably determined by Parent to be otherwise required by Applicable Law. To the extent that any such Pre-Closing Date Return is an income or other material Tax Return that gives rise to a claim for indemnification of Pre-Closing Taxes, Parent shall deliver or cause to be delivered to the Agent each such Tax Return at least 20 days prior to the due date (taking into account extensions) for such Tax Return, and shall consider in good faith any reasonable comments thereto received from the Agent for such Tax Return.

(c) If any Tax Authority asserts a Tax Claim, then Parent shall promptly provide written notice thereof to the Agent; provided that the failure of such party to give such prompt notice shall not relieve the other party of any of its obligations under this Agreement, except to the extent that the other party is actually and materially prejudiced by such failure. Such notice shall specify in reasonable detail the basis for such Tax Claim and shall include a copy of the relevant portion of any correspondence received from the Tax Authority. In the case of any Tax Proceeding with respect to the Acquired Companies for any taxable period ending on or before the Closing Date, Parent shall have the right to control such Tax Proceeding; provided that to the extent such Tax Proceeding would reasonably be expected to result in a claim for indemnification of Pre-Closing Taxes, (1) Parent shall keep the Agent reasonably informed at each stage of such Tax Proceeding, (2) Parent shall provide the Agent with an opportunity to review and comment on any substantive written submissions made by or on behalf of the Acquired Company in connection with such Tax Proceeding, and (3) Parent shall not settle, compromise or abandon any such Tax Proceeding without first consulting with the Agent and considering in good faith any reasonable comments of the Agent on the proposed settlement, compromise or abandonment of the Tax Proceeding. In the event of any conflict between the provisions of this Section 5.13(c) and Article 8, the provisions of this Section 5.13(c) shall control.

(d) Without the prior written consent of the Agent (such consent not to be unreasonably withheld, conditioned or delayed) and to the extent that such Actions could reasonably be expected to give rise to a claim for indemnification in respect of any alleged breach of any representations or warranties set forth in this Agreement or of Pre-Closing Taxes pursuant to Section 8.2(a)(iv), Parent shall not, and shall permit any of its Affiliates (including, after the Effective Time, Acquired Companies), to: (i) amend any income or other material Tax Return of any Acquired Company with respect to any taxable period (or portion thereof) ending on or before the Closing Date; (ii) change or revoke any Tax election with respect to any Acquired Company with retroactive effect to any Tax period ending on or before the Closing Date, or (iii) voluntarily approach any Tax Authority on or after the Closing Date with respect to any Tax position taken by any Acquired Company on a Tax Return for any Tax period ending on or before the Closing Date; provided that nothing in this Section 5.13(d) shall limit Parent’s ability to file or amend any Form 926 filings for any Tax period ending on or before the Closing Date and the parties acknowledge that any penalties or additional amounts arising out of such filing or amendment would be treated as a Pre-Closing Tax. Notwithstanding anything to the contrary in the foregoing, this Section 5.13(d) shall not be interpreted to preclude Parent or its Affiliates from taking such Tax filing actions as are necessary to cause the Acquired Companies’ Tax Returns to be consistent with the requirements of applicable Tax law. The Agent’s consent will be deemed to be unreasonably withheld with respect to any actions described in this Section 5.13(d) and Parent may proceed with such actions without the Agent’s consent, if Parent has provided prior written notice to the Agent of its intent to take such actions or allow its Affiliates to do so and the Agent has not, within a reasonable period of time and at the expense of the Equityholders, provided to Parent a written opinion from a reputable law firm or tax advisor reasonably satisfactory to Parent, that the Acquired Company Tax position to be changed by that action is “more likely than not” correct under applicable Tax laws. Parent shall use commercially reasonable efforts to consult with Agent prior to filing any Tax Return with respect to a Tax period ending on or before the Closing Date in any jurisdiction in which the Acquired Company did not file a comparable Tax Return in an immediately preceding Tax Period.

(e) Parent shall use commercially reasonable efforts to provide the Company and its counsel with a duly executed tax representations letter, dated as of the Closing Date, containing customary representations reasonably required for Company’s counsel to provide the Company with an opinion to the effect that the First Merger and the Second Merger, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

(f) Parent, the Company and the Surviving Company will each use reasonable best efforts to cause the First Merger and the Second Merger, taken together, to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Prior to or following the Closing, none of Parent, the Company or the Surviving Company will, and they will not permit any of their respective Affiliates to, take (or fail to take) any action which action (or failure to act) would reasonably be expected to cause the First Merger and the Second Merger, taken together, to fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code unless required to do so by Applicable Law.

(g) To the extent the a Stockholder makes an express designation in its Letter of Transmittal provided in accordance with this Agreement that specifies the cash consideration or “other property” (as defined for purposes of Section 356 of the Code) that is to be received in respect of particular shares of Company Common Stock held by such Stockholder, the parties agree to treat such specification as part of the terms of the Merger and this Agreement for purposes of Treasury Regulation Section 1.356-1(b) and Treasury Regulation Section 1.358-2(a)(2) (and any corresponding provisions of any applicable state or local tax laws) to the extent such specifications are economically reasonable.

(h) The parties hereto intend to comply with Revenue Procedure 2018-12, 2018-6 IRB 349 (“Rev. Proc. 2018-12”), and therefore acknowledge and agree that for purposes of determining the value of Parent Stock to be received by the Equityholders pursuant to the transactions contemplated by this Agreement, (i) the “Safe Harbor Valuation Method” (within the meaning of Section 4.01(1) of Rev. Proc. 2018-12) will be the average of the daily volume weighted average prices as described in Section 4.01(1) of Rev. Proc. 2018-12; (ii) the “Measuring Period” (within the meaning of Section 4.01 of Rev. Proc. 2018-12) will be the 20 consecutive trading days ending on the third Business Day prior to the Closing Date; (iii) the “specified exchange” (within the meaning of Section 3.01(4) of Rev. Proc. 2018-12) will be the New York Stock Exchange; and (iv) the “authoritative reporting source” (within the meaning of Section 3.01(4) of Rev. Proc. 2018-12) will be https://www.marketwatch.com/investing/stock/bill.

5.14 Financial Statements. The Company shall use its reasonable best efforts to: (a) upon Parent’s request, assist Parent and its Representatives in the preparation of any audited historical and pro forma financial statements of the Company that may be required in connection with Parent’s SEC reporting obligations related to this Agreement or any of the Transactions; (b) promptly furnish such information as Parent may reasonably request in connection with such financial statements or related to the performance of Parent’s SEC reporting obligations relating to this Agreement or any of the Transactions; and (c) complete, execute, acknowledge and deliver, or use their reasonable best efforts to cause to be completed, executed, acknowledged and delivered by the appropriate Representatives of the Company, in each case, such questionnaires and other documents, certificates and instruments as may be reasonably requested by Parent in connection with the financial statements or the performance of Parent’s SEC reporting obligations relating to this Agreement or any of the Transactions.

5.15 Form S-3. Subject to applicable securities laws and customary restrictions, including blackout periods under Parent’s insider trading policy, Parent will (x) file a registration statement on Form S-3 (the “S-3 Registration Statement”) with effectiveness as of (or as promptly as practicable and in any event within five Business Days of) the Closing, which S-3 Registration Statement will register the resale of the Share Consideration issued to each Equityholder who executes a Joinder or Warrant Surrender Agreement prior to the Closing, and which Joinder or Warrant Surrender Agreement is delivered by the Company to Parent at least ten Business Days prior to the Closing, and complies with its obligations thereunder, and (y) take other actions as necessary to cause such Share Consideration to be approved for listing on the NYSE, in each case pursuant to the terms and subject to the conditions and limitations set forth in the Joinders and Warrant Surrender Agreements (collectively, the “S-3 Registration”). Parent will provide the Agent with a reasonable opportunity to review and comment on the S-3 Registration Statement and will consider such comments in good faith.

5.16 Export Control Voluntary Disclosure. No later than two Business Days after the Agreement Date (or a later date agreed by Parent in writing), the Company will retain Thomsen & Burke LLP for purposes of completing an investigation with respect to the Company’s compliance with the applicable U.S. laws and regulations regarding export of the Company’s products and services to and provision of services to or transactions with any customers or entities outside of the United States within the last five years, including, if required by Parent pursuant to this Section 5.16, preparing and filing the notification and documentation described below in accordance with the United States Export Administration Regulations (the “EAR”) and the regulations and sanctions administered by OFAC. No later than five Business Days after the Agreement Date (or a later date agreed by Parent in writing), the Company will provide to Thomsen & Burke or a third party vendor all data necessary to commence a full screen of its database of customers located outside of the United States within the past five years against the lists of sanctioned or embargoed countries or regions and Specially Designated Nationals or related denied parties lists administered by OFAC. The Company will instruct Thomsen & Burke to complete and deliver a report regarding the results of their investigation and recommendations as to whether a voluntary disclosure of any exports of Company products or provision of services to any individuals or entities located outside of the United States warrants the filing of a voluntary disclosure with either BIS or OFAC. The Company and Parent will discuss the findings of such investigation and, at Parent’s sole discretion, as promptly as practicable after receiving a copy of a report reasonably satisfactory to Parent, but in any case within five Business Days thereafter, Parent may direct the Company to use reasonable efforts in cooperation with Thomsen & Burke and counsel to Parent to notify the United States Bureau of Industry and Security (“BIS”) or OFAC in writing and in accordance with §764.5 of the EAR of (i) any exports or deemed exports of Company products or technology in violation of the EAR or regulations administered by OFAC and (ii) any other information regarding the Company’s exports that is required to be disclosed under §764.5 of the EAR or regulations administered by OFAC. If directed by Parent in its sole discretion pursuant to this Section 5.16, the Company will (A) prior to the Closing, file a true, correct and complete narrative account and all supporting documentation described in §764.5 of the EAR or any regulations administered by OFAC, (B) provide prompt, complete and full cooperation with BIS or OFAC to expedite and complete whatever investigation or administration action is initiated by BIS or OFAC and take all other actions reasonable under the circumstances to mitigate and minimize any sanctions imposed and (C) provide Parent a reasonable opportunity to review and comment on any such communications with BIS or OFAC, and address any reasonable recommendations of Parent with respect thereto, before filing any such communications with BIS or OFAC.

5.17 Open Source Remediation. The Company shall complete, as soon as reasonably practicable following the Agreement Date (but in any event no later than five days prior to the Closing Date), the remediation with respect to providing attribution for all Open Source Materials used in its distributed software applications, to the satisfaction of Parent.

ARTICLE 6

CONDITIONS PRECEDENT

6.1 Conditions Precedent to Obligations of Parent and Merger Subs to the Closing. The obligations of Parent and Merger Subs to perform and observe the covenants, agreements and conditions hereof to be performed and observed by Parent and Merger Subs at, or in connection with, the Closing will be subject to the satisfaction (or waiver by Parent) of the following conditions:

(a) Approvals. Parent, Merger Subs and the Company shall have timely obtained from each Governmental Body all approvals, waivers and consents, if any, necessary for consummation of, or in connection with, the Merger and the other Transactions. All applicable waiting periods under the HSR Act (including any extensions thereof) or applicable foreign antitrust laws, and any commitments by the parties not to consummate the Merger before a certain date under a timing agreement entered into with the applicable Governmental Body (if applicable) shall, in each case and to the extent applicable, shall have expired or early termination of such waiting periods shall have been granted by the Federal Trade Commission and the United States Department of Justice (or, with respect to foreign antitrust laws, the applicable foreign Governmental Body), or in the case of any timing agreement, otherwise been terminated.

(b) Accuracy of Representations and Warranties.

(i) Each of the Fundamental Representations in this Agreement shall be true and correct in all material respects (except for such Fundamental Representations that are qualified by their terms by a reference to materiality, which representations and warranties as so qualified shall be true and correct in all respects), in each case on and as of the Agreement Date and on and as of the Closing Date as though such Fundamental Representations were made on and as of such date (except for representations and warranties that address matters only as to a specified date, which representations and warranties shall be true and correct with respect to such specified date).

(ii) Other than Fundamental Representations, the representations and warranties of the Company in this Agreement shall be true and correct in all respects, in each case on and as of the Agreement Date and on and as of the Closing Date as though made on the Closing Date (except for representations and warranties that address matters only as to a specified date, which representations and warranties shall be true and correct in all respects with respect to such specified date), except for such inaccuracies as would not, individually or in the aggregate, have or reasonably be expected to have a material and adverse effect on the Acquired Companies, taken as a whole. For clarity, the parties agree that (x) the standard for determining whether a “material and adverse effect” has occurred or would reasonably be expected to occur is distinct from the standard for determining whether a “material adverse effect” has occurred or is reasonably expected to occur under Delaware case law, and (y) the condition in this Section 6.1(b)(ii) will not be satisfied if there is a substantial likelihood that one or more inaccuracies, individually or in the aggregate, would be viewed by a reasonable acquirer of the Acquired Companies as having significantly altered the total mix of information regarding the Acquired Companies, taken as a whole, that is available to such acquirer.

(c) Performance of Agreements. The Company will have performed and complied in all material respects with each of the covenants and agreements under this Agreement that are to be performed or complied with prior to the Closing.

(d) Actions. There will be no (i) injunctions, restraints or prohibitions applicable to the Closing or the ownership or operation of the Business after the Closing or otherwise limiting or restricting the consummation of the Merger or (ii) litigation seeking material damages.

(e) Material Adverse Effect. Since the Agreement Date, the Company will not have experienced a Company Material Adverse Effect that is continuing.

(f) Stockholder Approval. The Stockholder Approval will have been duly and validly obtained, as required by the DGCL and the Charter and Bylaws, each as in effect on the date of such approval. The Joinder of each of the Persons identified on Annex B will continue to be in full force and effect. Stockholders holding at least 95% of the Company Capital Stock will have executed the Joinder.

(g) Employment Arrangements. Each Key Employee Document will remain in full force and effect, and none of the Key Employees will be unable to commence employment under his or her offer letter upon the Closing. None of the Key Employees will have notified Parent or the Company that he or she is terminating (or expressed to Parent or the Company an intention to terminate) his or her employment with the Company.

(h) Offer Letters. No fewer than 90% of the employees and independent contractors of the Company offered employment with Parent post-Closing will have remained continuously employed or engaged (in the case of independent contractors) with the Company through the Closing and have delivered a countersigned offer letter or an acknowledgement of continued employment to Parent, and no action will have been taken by any such individual to rescind such offer letter or acknowledgement.

(i) Section 280G Matters. Any Contracts, plans or arrangements that may result, separately or in the aggregate, in the payment of any amount or the provision of any benefit that would be characterized as a “parachute payment” within the meaning of Section 280G of the Code will have been submitted for approval by such number of Stockholders as is required by the terms of Section 280G in order for such payments and benefits not to be deemed parachute payments under Section 280G of the Code, with such approval to be obtained in a manner that satisfies all applicable requirements of Section 280G(b)(5)(B) of the Code and the Treasury Regulations promulgated thereunder, including Q-7 of Section 1.280G-1 of such Treasury Regulations, or, in the absence of such stockholder approval, none of those payments or benefits will be paid or provided, pursuant to the Parachute Payment Waivers.

(j) Consents; Amendments; Terminations. Parent will have received duly executed copies of (i) the third-party consents, approvals, assignments, notices, waivers, authorizations or other certificates set forth in Schedule 6.1(j)(i) of the Disclosure Schedule and (ii) the amendments to, or termination of, the Contracts set forth in Schedule 6.1(j)(ii) of the Disclosure Schedule, all in form and substance satisfactory to Parent.

(k) Receipt of Other Closing Deliveries. The Company will have delivered to Parent, at or prior to the Closing:

(i) a certificate executed by the Chief Executive Officer of the Company, dated as of the Closing Date, in a form reasonably satisfactory to Parent, certifying that the conditions set forth in Sections 6.1(b) and 6.1(c) have been satisfied;

(ii) a certificate executed by the Secretary of the Company, dated as of the Closing Date, certifying (A) the Charter in effect as of immediately prior to the Closing, (B) the Bylaws in effect as of immediately prior to the Closing, (C) the resolutions of the Board unanimously (I) declaring this Agreement and the Transactions, including the Merger, upon the terms and subject to the conditions set forth herein, advisable, fair to and in the best interests of the Company and the Stockholders, (II) approving this Agreement in accordance with Applicable Law and (III) directing the adoption of this Agreement and approval of the principal terms of the Merger be submitted to the Stockholders for consideration and recommending all of the Stockholders adopt this Agreement and approve the Merger and (D) the resolutions of the Board authorizing the termination of the 401(k) Plan (or the Company’s employer participation therein, as applicable) and (E) the Written Consent;

(iii) the Financial Certificate in a form reasonably satisfactory to Parent, accompanied by such supporting documentation, information and calculations as are reasonably necessary for Parent to verify and determine the information contained therein;

(iv) the Spreadsheet, completed to include all of the information specified in Article 1 in a form reasonably satisfactory to Parent and a certificate executed by the Chief Executive Officer of the Company, dated as of the Closing Date, certifying on behalf of the Company that the Spreadsheet is true, correct and complete;

(v) Benefits Waivers in the form attached hereto as Exhibit I, each a (“Benefits Waiver”), executed by each Person listed on Schedule 6.1(k)(v) of the Disclosure Schedule;

(vi) Continuing Employee Option Waivers and/or Non-Continuing Employee Option Waiver, as applicable, executed by Optionholders holding at least 90% of the Vested Options;

(vii) Promised Option Waivers, executed by each Promised Optionholder;

(viii) the written resignation of each director and officer of the Company (and, at the request of Parent, of any other Acquired Company) to be effective as of the Closing Date, in each case in a form reasonably satisfactory to Parent;

(ix) a separation agreement, including a release, from 90% of the Terminated Employees;

(x) payoff letters or similar instruments in form and substance reasonably satisfactory to Parent with respect to all Debt, which letters provide for the full payoff and discharge of all such Debt, the termination of the commitments thereunder and release of all guarantees and Liens (other than Permitted Liens) relating to such Debt following satisfaction of the terms contained in such payoff letters;

(xi) FIRPTA documentation, consisting of (A) a notice to the IRS, in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2), in substantially the form attached hereto as Exhibit J-1, dated as of the Closing Date and executed by the Company and (B) a FIRPTA notification letter, in substantially the form attached hereto as Exhibit J-2, dated as of the Closing Date and executed by the Company;

(xii) written acknowledgments pursuant to which any Person that is entitled to any Transaction Expenses acknowledges the total amount of fees and expenses that have been incurred and remain payable to such Person at the Closing and that upon payment of such amount no additional amounts will be owed to such Person by the Company;

(xiii) a Parachute Payment Waiver, executed by each Person required to execute such a waiver pursuant to Section 5.9(e);

(xiv) satisfactory evidence that the Promissory Note between the Company and Daniel Juanda, dated April 17, 2015, has either been paid in full or Daniel Juanda (and any other required persons) have executed documents sufficient to allow the Company to reduce the merger proceeds payable to Daniel Juanda to net out any loan obligation (and such agreements are properly reflected in the Spreadsheet);

(xv) executed confirmatory assignments of Intellectual Property Rights from the Company’s employees and independent contractors identified in Schedule 6.1(k)(xv) of the Disclosure Schedule, in each case in a form that is reasonably satisfactory to Parent;

(xvi) a certificate from the Delaware Secretary of State and each other state or other jurisdiction in which the Company is qualified to do business as a foreign corporation, dated within two Business Days prior to the Closing Date, certifying that the Company is in good standing;

(xvii) the First Certificate, executed by the Company;

(xviii) the Escrow Agreement, executed by the Agent; and

(xix) satisfactory evidence that all obligations with respect to the Acquired Companies for accrued vacation and/or accrued paid time off for all U.S. employees have been paid off in full.

6.2 Conditions Precedent to Obligations of the Company Prior to the Closing. The obligations of the Company to perform and observe the covenants, agreements, and conditions hereof to be performed and observed by it at, or in connection with, the Closing will be subject to the satisfaction (or waiver by the Company) of the following conditions:

(a) Accuracy of Representations and Warranties. The representations and warranties of Parent and the Merger Subs in this Agreement shall be true and correct in all respects, in each case on and as of the Agreement Date and on and as of the Closing Date as though made on the Closing Date (except for representations and warranties that address matters only as to a specified date, which representations and warranties shall be true and correct in all respects with respect to such specified date), except for such inaccuracies as would not, individually or in the aggregate, have or reasonably be expected to have a material and adverse effect on Parent, taken as a whole. For clarity, the parties agree that (x) the standard for determining whether a “material and adverse effect” has occurred or would reasonably be expected to occur is distinct from the standard for determining whether a “material adverse effect” has occurred or is reasonably expected to occur under Delaware case law, and (y) the condition in this Section 6.2(a) will not be satisfied if there is a substantial likelihood that one or more inaccuracies, individually or in the aggregate, would be viewed by a reasonable investor as having significantly altered the total mix of information regarding Parent, taken as a whole, that is available to such investor.

(b) HSR Act. All applicable waiting periods under the HSR Act (including any extensions thereof) shall have expired or early termination of such waiting periods shall have been granted by both the Federal Trade Commission and the United States Department of Justice.

(c) Performance of Agreements. Parent and the Merger Subs will have performed and complied in all material respects with each of the covenants and agreements under this Agreement that are to be performed or complied with prior to the Closing.

(d) Governmental Orders. No Order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition limiting or restricting the consummation of the Merger will be in effect.

(e) Escrow Agreement. The Escrow Agreement will have been duly executed by Parent and the Escrow Agent and delivered to the Company.

(f) Parent Material Adverse Effect. Since the Agreement Date, Parent will not have experienced a Parent Material Adverse Effect that is continuing.

(g) Receipt of Other Closing Deliveries. Parent will have delivered to the Company, at or prior to the Closing:

(i) a certificate executed by the Chief Executive Officer of Parent, dated as of the Closing Date, in a form reasonably satisfactory to the Company, certifying that the conditions set forth in Sections 6.2(a) and 6.2(c) have been satisfied; and

(ii) a certificate executed by the Secretary of Parent, dated as of the Closing Date, certifying the resolutions of the board of directors of Parent declaring this Agreement and the Transactions, including the Merger, upon the terms and subject to the conditions set forth herein, advisable, fair to and in the best interests of Parent and its stockholders.

ARTICLE 7

TERMINATION

7.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of Parent and the Company;

(b) by Parent or the Company if the Closing has not occurred on or before 11:59 p.m., Pacific Time, on November 12, 2021 (the “Termination Date”); provided that Parent and the Company may mutually agree to extend the Termination Date to January 12, 2022 if, as of the original Termination Date, (i) the conditions to Closing set forth in Section 6.1(a) have not been satisfied and (ii) all of the other conditions to Closing set forth in Article 6 have been satisfied or waived (other than conditions that, by their terms, are intended to be satisfied at Closing, which conditions only need to be capable of being satisfied at the Closing). If either Parent, on the one hand, or the Company or any Equityholder, on the other hand, is then in breach of this Agreement or any Transaction Document, and such breach causes the failure of the Closing to occur by the Termination Date, then Parent, in the case of such breach by Parent, or the Company, in the case of such breach by the Company or any Equityholder, may not terminate this Agreement pursuant to this Section 7.1(b);

(c) by Parent if (i) there has been an inaccuracy in any representation or warranty made by the Company herein or a breach of any covenant, agreement or obligation of the Company herein, (ii) such inaccuracy or breach has not been cured within 30 days after receipt by the Company of written notice of such inaccuracy or breach and (iii) such inaccuracy or breach would result in the failure of any of the conditions set forth in Section 6.1 to be satisfied; except that no such cure period will be available or applicable to any such breach that by its nature cannot be cured;

(d) by the Company if (i) there has been an inaccuracy in any representation or warranty made by Parent herein or a breach of any covenant, agreement or obligation of Parent herein, (ii) such inaccuracy or breach has not have been cured within 30 days after receipt by Parent of written notice of such inaccuracy or breach and (iii) such inaccuracy or breach would result in the failure of any of the conditions set forth in Section 6.2 to be satisfied; except that no such cure period will be available or applicable to any such inaccuracy or breach that by its nature cannot be cured; or

(e) by Parent, if the Company has not obtained the Stockholder Approval complying with all of the provisions of the DGCL and the Charter and the Bylaws at or prior to the time that is 24 hours following the execution and delivery of this Agreement.

7.2 Effect of Termination. To terminate this Agreement pursuant to Section 7.1, the terminating party must give written notice to the other parties. Upon delivery of such written notice, this Agreement will terminate and become void and have no further force or effect, and the Transactions will be abandoned without further action by the parties hereto. Notwithstanding anything to the contrary herein, Section 8.7(b), this Section 7.2 and Article 9 will survive indefinitely, and nothing herein will relieve any party hereto of Liability for any fraud, intentional misrepresentation or willful breach of this Agreement occurring prior to such termination.

ARTICLE 8

ESCROW FUND AND INDEMNIFICATION

8.1 Escrow Fund.

(a) At the Effective Time, Parent will deposit the Escrow Amount with Computershare Trust Company, N.A. (or another institution selected by Parent and reasonably satisfactory to the Company) as escrow agent (the “Escrow Agent”), which Escrow Fund will be governed by this Agreement and the Escrow Agreement in substantially the form attached hereto as Exhibit K (the “Escrow Agreement”). The Escrow Fund will constitute partial security for the benefit of Parent (on behalf of itself or any other Indemnified Person) with respect to any Indemnifiable Damages pursuant to the indemnification obligations of the Equityholders under this Article 8. The Escrow Agent will hold the Escrow Fund until 11:59 p.m. Pacific Time on the date (the “Escrow Release Date”) that is 18 months after the Effective Time. Neither the Escrow Fund (including any portion thereof) nor any beneficial interest therein may be pledged, subjected to any Lien, sold, assigned or transferred by any Equityholder or be taken or reached by any legal or equitable process in satisfaction of any debt or other Liability of any Equityholder, in each case prior to the distribution of the Escrow Fund to any Equityholder in accordance with Section 8.1(b), except by will, by the laws of intestacy or by other operation of law.

(b) Within two Business Days following the Escrow Release Date, Parent and Agent will cause the Escrow Agent to deliver (i) the Escrow Fund less (ii) that portion of the Escrow Fund necessary to satisfy the maximum amount of all unresolved Claim Certificates to the Equityholders pursuant to the terms and subject to the conditions of Article 2. Any portion of the Escrow Fund held by the Escrow Agent after the Escrow Release Date will be distributed by the Escrow Agent within two Business Days following the resolution of the applicable Claim Certificate pursuant to Section 8.5.

8.2 Indemnification.

(a) Subject to the limitations set forth in this Article 8, from and after the Closing, each Equityholder will severally and not jointly, in accordance with such Equityholder’s Pro Rata Share, indemnify and hold harmless Parent, the Merger Subs and the Company and their respective subsidiaries, officers, directors, agents and employees and each Person, if any, who controls or may control Parent within the meaning of the Securities Act (each, an “Indemnified Person”) from and against, and will compensate and reimburse each Indemnified Person for, any and all claims, losses, damages, Liabilities, costs and expenses, including enforcement costs, actually incurred or suffered by any Indemnified Person (collectively, “Indemnifiable Damages”), whether or not arising out of a Third-Party Claim, arising out of, resulting from or in connection with the following (each item (i)-(xi), an “Indemnifiable Matter”):

(i) any failure of any representation or warranty made by the Company in this Agreement, other than Fundamental Representations and Named Representations, to be true and correct on the Agreement Date and as of the Closing Date, except in the case of representations and warranties that are not Fundamental Representation and which by their terms speak only as of a specific date or dates, which will be true and correct on and as of such specified date or dates (this Indemnifiable Matter, a “General Representation Breach”);

(ii) any failure of any Named Representation made by the Company in this Agreement to be true and correct on the Agreement Date and as of the Closing Date, except in the case of Fundamental Representations which by their terms speak only as of a specific date or dates, which will be true and correct on and as of such specified date or dates (this Indemnifiable Matter, a “Named Representation Breach”);

(iii) any failure of any Fundamental Representation made by the Company in this Agreement to be true and correct on the Agreement Date and as of the Closing Date, except in the case of Fundamental Representations which by their terms speak only as of a specific date or dates, which will be true and correct on and as of such specified date or dates;

(iv) any breach of, or default in connection with, any of the pre-Closing covenants, agreements or obligations made by the Company herein;

(v) any inaccuracies in the Spreadsheet or the Financial Certificate;

(vi) any matter set forth in Schedule 3.7 of the Disclosure Schedule or that is or would be an exception to the representations and warranties in Section 3.7 (Actions) made on the Agreement Date or on the Closing Date;

(vii) any claims by (A) any then-current or former holder or alleged then-current or former holder of any equity interests of the Company (including any predecessors), arising out of, resulting from or in connection with (I) the Transactions, this Agreement or the Transaction Documents and the allocation of the Purchase Price or (II) such Person’s status or alleged status as a holder of equity interests of the Company (including any predecessors) at any time at or prior to the Closing, whether for breach of fiduciary duty or otherwise, (B) any Person to the effect that such Person is entitled to any equity interest of Parent or the Company or any payment in connection with the Transactions other than as specifically set forth on the Spreadsheet, including payments made with respect to Dissenting Shares to the extent that such payments or issuances, in the aggregate, exceed the value of the consideration that otherwise would have been payable or issuable (based on the Parent Stock Price) pursuant to Section 2.3(a)-(c) upon the exchange of such Dissenting Shares, and any interest, costs, expenses and fees incurred by any Indemnified Person in connection with the exercise of any dissenters’ or appraisal rights or (C) any Person with respect to any Option Plans or any other plan, policy or Contract providing for compensation to any Person in the form of equity interests;

(viii) any Pre-Closing Taxes not included in the calculation of the Adjusted Purchase Price;

(ix) any Liability for any obligation to provide indemnification or exculpation of Persons serving as directors and officers of the Company prior to the Closing to the extent not covered by the D&O Tail;

(x) any actual fraud by or on behalf of the Company in connection with the Transactions; and

(xi) any of the matters set forth in Schedule 8.2(a)(xi) of the Disclosure Schedule.

(b) Materiality standards or qualifications, qualifications or requirements that a matter be or not be “reasonably expected” or “reasonably likely” to occur and qualifications by reference to the defined term “Company Material Adverse Effect” in any representation, warranty, covenant, agreement or obligation will not be taken into account in determining whether an inaccuracy of such representation or warranty, or a breach of such covenant, agreement or obligation exists, and will not be taken into account in determining the amount of any Indemnifiable Damages with respect to such inaccuracy or breach.

8.3 Limitations. Subject in each case to Section 8.3(j):

(a) (i) recovery from the Escrow Fund will constitute the first source of monetary recovery of the Indemnified Persons for any claim for Indemnifiable Damages under this Article 8 and (ii) any claim for Indemnifiable Damages will be satisfied first from the Escrow Fund (to the extent available) and only after the Escrow Fund has been exhausted, then, subject to the limitations set forth in this Article 8 directly from the Equityholders on a several but not joint basis, in accordance with their Pro Rata Share;

(b) Other than for fraud, the maximum liability of the Equityholders for claims arising out of, resulting from or in connection with a General Representation Breach or a Named Representation Breach shall be the Escrow Amount;

(c) an Indemnified Person may not make a claim against the Escrow Fund in respect of any General Representation Breach unless and until (i) the Indemnifiable Damages relating to such General Representation Breach exceed $25,000; provided that a set or series of claims with respect to the same or directly related set of facts may be aggregated for the purpose of determining the amount of such Indemnifiable Damages and (ii) the Indemnified Persons have delivered one or more Claim Certificates describing more than $3,125,000 in aggregate Indemnifiable Damages (the “Basket”), and after delivering such Claim Certificates describing Indemnifiable Damages in excess of the Basket, an Indemnified Person may make claims for indemnification and may receive cash or Parent Shares from the Escrow Fund for all General Representation Breaches (including the amount of the Basket). This Section 8.3(c) will not apply to any General Representation Breach that involves fraud or losses arising out of or related to or incurred in connection with the Specified Employees being resident in other jurisdictions during their employment by Cimrid Pty. Ltd.;

(d) each Equityholder will be liable for his, her or its Pro Rata Share of any Indemnifiable Damages arising out of, resulting from or in connection with any of the Indemnifiable Matters listed in Sections 8.2(a)(iii)-(xi) (such Indemnifiable Matters, “Fundamental Matters”); provided that each Equityholder’s maximum Liability for all Indemnifiable Matters will be limited to the value of the consideration actually received (on a gross basis and not net of Taxes) by such Equityholder pursuant to Section 2.3 (with each share of Parent Stock issuable to such Equityholder being valued for this purpose at the Parent Stock Price);

(e) Notwithstanding Section 8.3(a), the amounts that an Indemnified Person may recover from the Escrow Fund in respect of Fundamental Matters will not reduce the amount that an Indemnified Person may recover with respect to General Representation Breaches and/or Named Representation Breaches. By way of illustration and not limitation, assuming there are no other claims for indemnification, in the event that Indemnifiable Damages resulting from a Fundamental Matter are first satisfied from the Escrow Fund and such recovery fully depletes the Escrow Fund, the maximum amount recoverable by an Indemnified Person pursuant to a General Representation Breach or a Named Representation Breach will continue to be the full value of the original Escrow Fund.

(f) notwithstanding anything to the contrary contained herein, (i) no Equityholder will have any right of indemnification, contribution or right of advancement from any Indemnified Person with respect to any Indemnifiable Damages claimed by any Indemnified Person or any right of subrogation against the Company or the Surviving Company with respect to any indemnification of an Indemnified Person by reason of any Indemnifiable Matter and (ii) if an Indemnified Person’s claim under this Article 8 may be properly characterized in multiple ways in accordance with this Article 8 such that such claim may or may not be subject to different limitations depending on such characterization, then such Indemnified Person will have the right to characterize such claim in a manner that maximizes the recovery and time to assert such claim permitted in accordance with this Article 8; provided that, for the avoidance of doubt, the Indemnified Person shall not be entitled to recover with respect to any matter arising under one provision or characterization to the extent the Indemnified Person have already recovered the same Indemnifiable Damages with respect to such matter pursuant to another provision or characterization under this Agreement or any other Transaction Documents (i.e., no double recovery);

(g) all Indemnifiable Damages will be calculated net of the amount of any recoveries actually received by an Indemnified Person prior to the Escrow Release Date under any existing insurance policies; provided that no Indemnified Person will have any obligation to seek to obtain or continue to pursue any such recoveries. The availability of the Escrow Fund to indemnify the Indemnified Persons will be determined without regard to any right to indemnification that any Equityholder may have in his, her or its capacity as an officer, director, employee or agent of the Company and no such Equityholder will be entitled to any indemnification from the Company or the Surviving Company for amounts paid for indemnification under this Article 8;

(h) notwithstanding anything to the contrary contained herein, no Indemnified Person shall have any right to indemnification under this Article 8 for any Indemnifiable Damages attributable to or arising out of a breach of, or inaccuracy in, any of the representations or warranties set forth in Section 3.12 (Taxes) to the extent that such Indemnifiable Damages result from any reduction in, or unavailability of, any net operating loss carryovers or other similar Tax attribute of any of the Acquired Companies in any Taxable period beginning after the Closing Date;

(i) the rights of the Indemnified Person to indemnification, compensation or reimbursement, payment of Indemnifiable Damages or any other remedy under this Agreement shall not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any representation, warranty, covenant or agreement made by the Company or any other matter. The waiver of any condition based on the accuracy of any such representation or warranty, or on the performance of or compliance with any such covenant or agreement, will not affect the right to indemnification, compensation or reimbursement, payment of Indemnifiable Damages, or any other remedy based on any such representation, warranty, covenant or agreement, and no Indemnified Person shall be required to show reliance on any representation, warranty, certificate or other agreement in order for such Indemnified Person to be entitled to indemnification, compensation or reimbursement hereunder; and

(j) nothing in this Agreement will limit the Liability of any Equityholder who commits fraud or has actual knowledge of fraud.

8.4 Survival Periods. If the Merger is consummated, the following survival periods will apply (each, a “Survival Period”):

(a) the representations and warranties of the Company contained in this Agreement will survive the Effective Time and remain in full force and effect until 11:59 p.m. Pacific Time on the Escrow Release Date; except that the Fundamental Representations will survive until the earlier of (A) expiration of the applicable statute of limitations or (B) the six-year anniversary of the Closing Date; provided that nothing in this Section 8.4(a) will limit the Survival Period for fraud;

(b) the Equityholders’ obligations for all other Indemnifiable Matters (other than for Pre-Closing Taxes and fraud) will survive until the earlier of (i) expiration of the applicable statute of limitations or (ii) the six-year anniversary of the Closing Date; except that the Survival Periods for Indemnifiable Matters relating to (i) Pre-Closing Taxes will be 60 days following the expiration of the applicable statute of limitations and (ii) fraud will not be limited and claims related to fraud shall survive indefinitely; and

(c) the representations, warranties and covenants of Parent contained in this Agreement and the other Transaction Documents will expire and be of no further force or effect as of the Effective Time; except for covenants to be performed after the Effective Time, which will survive until performed.

8.5 Claims.

(a) Except as otherwise set forth in this Section 8.5, the period during which claims may be made in respect of any Indemnifiable Matter begins at Closing and ends as of the expiration of the applicable Survival Period (the “Claims Period”).

(b) During the Claims Period, Parent may deliver to the Agent one or more certificates signed by any officer of Parent (each, a “Claim Certificate”):

(i) stating that an Indemnified Person has incurred, paid, reserved or accrued, or in good faith believes that it may incur, pay, reserve or accrue, Indemnifiable Damages (or that with respect to any Tax matters, that any Tax Authority may raise such matter in an audit of Parent or its Subsidiaries, that could give rise to Indemnifiable Damages);

(ii) stating the amount of such Indemnifiable Damages (which, in the case of Indemnifiable Damages not yet incurred, paid, reserved or accrued, may be the maximum amount believed by Parent in good faith to be incurred, paid, reserved, accrued or demanded by a third party); and

(iii) specifying in reasonable detail (based upon the information then possessed by Parent) the individual items of such Indemnifiable Damages included in the amount so stated and the nature of the claim to which such Indemnifiable Damages are related.

(c) Such Claim Certificate (i) need only specify such information to the knowledge of such officer of Parent as of the date thereof, (ii) will not limit any of the rights or remedies of any Indemnified Person with respect to the underlying facts and circumstances specifically set forth in such Claim Certificate and (iii) may be updated and amended from time to time by Parent by delivering any updated or amended Claim Certificate, so long as the delivery of the original Claim Certificate is made within the applicable Claims Period and such update or amendment relates to the underlying facts and circumstances specifically set forth in such original Claims Certificate; provided that all claims for Indemnifiable Damages properly set forth in a Claim Certificate or any update or amendment thereto will remain outstanding until such claims have been resolved or satisfied, notwithstanding the expiration of such Claims Period. No delay in providing such Claim Certificate within the applicable Claims Period will affect an Indemnified Person’s rights hereunder, unless (and then only to the extent that) the Agent or the Equityholders are materially prejudiced thereby.

8.6 Resolution of Objections to Claims.

(a) If the Agent accepts, by written notice to Parent, or does not contest any claim or claims by Parent made in any Claim Certificate within the 20-Business Day period following receipt of the Claim Certificate, then (i) the entire amount set forth on such Claim Certificate will become payable by the Equityholders to the Indemnified Persons and (ii) to the extent such liability can be satisfied in whole or in part from the Escrow Fund, Parent and Agent will cause the Escrow Agent to distribute to Parent an amount in cash from the Escrow Fund having a total value equal to the amount of any Indemnifiable Damages corresponding to such claim or claims as set forth in such Claim Certificate.

(b) If the Agent objects in writing to any claim or claims by Parent made in any Claim Certificate within the 20-Business Day period set forth in Section 8.6(a), Parent and the Agent will attempt in good faith for 45 days after Parent’s receipt of such written objection to resolve such objection. If Parent and the Agent so agree, (i) such agreed amount will become payable by the Equityholders to the Indemnified Persons and (ii) to the extent such liability can be satisfied in whole or in part from the Escrow Fund, Parent and Agent will jointly instruct the Escrow Agent to distribute to Parent an amount of cash from the Escrow Fund to satisfy all or part of such liability.

(c) If no such agreement can be reached during the 45-day period for good faith negotiation set forth in Section 8.6(b), but in any event upon the expiration of such 45-day period, either Parent or the Agent may pursue a claim subject to the limitations set forth in Section 9.6 to obtain a final, non-appealable decision of a court resolving such disputed claim (a “Final Order”). To the extent such liability can be satisfied in whole or in part from the Escrow Fund, Agent (on behalf of the Equityholders) and Parent will each be entitled to instruct the Escrow Agent to distribute the Escrow Fund in accordance with the Final Order.

(d) For purposes of this Section 8.6(d), in any suit hereunder in which any claim or the amount thereof stated in the Claim Certificate is at issue, Parent will be deemed to be the prevailing party unless the court determines in favor of the Agent (on behalf of the Equityholders) with respect to more than one-half of the amount in dispute, in which case the Equityholders will be deemed to be the prevailing party. The non-prevailing party will pay its own fees and expenses and the fees and expenses of the prevailing party, including attorneys’ fees and costs, reasonably incurred in connection with such suit.

(e) Notwithstanding anything to the contrary in the foregoing, should the amount held in the Escrow Fund, if any, be insufficient to satisfy in whole the amount of Indemnifiable Damages that become payable by the Equityholders to the Indemnified Persons pursuant to this Agreement, then each Equityholder shall, as promptly as practicable following the date such amount becomes payable pursuant to this Article 8, pay to the Indemnified Person its Pro Rata Share of such shortfall. Any such shortfall shall be satisfied promptly in either cash or by the forfeiture of Parent Shares (valued based on the average closing price of one Parent Share on the NYSE for the period of five consecutive trading days ending on (and including) the third trading day immediately prior to the date such shortfall is to be paid in accordance with the foregoing sentence); provided that if an Equityholder fails to pay its Pro Rata Share of the shortfall within 10 Business Days of such amount becoming payable pursuant to this Article 8, Parent shall be entitled to, upon prior notice to Equityholder, cancel a number of Parent Shares held by such Equityholder (if any) in satisfaction thereof.

8.7 Agent.

(a) At the Closing, by virtue of the approval of the Merger and this Agreement by the Equityholders and without any further action of any of the Equityholders or the Company, Fortis Advisors LLC will be constituted and appointed as the Agent. The Agent will be the exclusive agent and true and lawful attorney-in-fact for and on behalf of the Equityholders to: (i) execute, as the Agent, this Agreement and any agreement or instrument entered into or delivered in connection with the Transactions; (ii) give and receive notices, instructions and communications permitted or required under this Agreement, or any other Transaction Document, for and on behalf of any Equityholder, to or from Parent (on behalf of itself or any other Indemnified Person) relating to this Agreement or any of the Transactions and any other matters contemplated by this Agreement or by such other Transaction Document (except to the extent that this Agreement expressly contemplates that any such notice or communication will be given or received by each Equityholder individually); (iii) review, negotiate and agree to and authorize Parent to reclaim an amount of cash held in the Escrow Fund in satisfaction of claims asserted by Parent (on behalf of itself or any other Indemnified Person, including by not objecting to such claims) pursuant to this Article 8; (iv) object to such claims pursuant to Section 8.6; (v) consent or agree to, negotiate, enter into, or, if applicable, contest, prosecute or defend, settlements and compromises of, and demand arbitration and comply with Orders of courts and awards of arbitrators with respect to, such claims, resolve any such claims, take any actions in connection with the resolution of any dispute relating hereto or to the Transactions by arbitration, settlement or otherwise, and take or forego any or all actions permitted or required of any Equityholder or necessary in the judgment of the Agent for the accomplishment of the foregoing and all of the other terms, conditions and limitations of this Agreement; (vi) consult with legal counsel, independent public accountants and other experts selected by it, solely at the cost and expense of the Equityholders; (vii) consent or agree to any amendment to this Agreement or to waive any terms and conditions of this Agreement providing rights or benefits to the Equityholders (other than with respect to the payment and issuance of the Per Share Consideration as applicable) in accordance with the terms hereof and in the manner provided herein, Parent; or (viii) take all actions necessary or appropriate in the judgment of the Agent for the accomplishment of the foregoing under this Agreement, the Escrow Agreement or the Engagement Agreement, in each case without having to seek or obtain the consent of any Person under any circumstance. Parent, the Merger Subs and their respective Affiliates (including after the Second Effective Time, the Surviving Company) will be entitled to rely on the appointment of Fortis Advisors LLC as the Agent and treat such Agent as the duly appointed attorney-in-fact of each Equityholder and as having the duties, power and authority provided for in this Section 8.7. Notwithstanding the foregoing, the Agent shall have no obligation to act on behalf of the Equityholders, except as expressly provided herein, in the Escrow Agreement and in the Engagement Agreement, and for purposes of clarity, there are no obligations of the Agent in any ancillary agreement, schedule, exhibit or the Disclosure Schedule. The powers, immunities and rights to indemnification granted to the Agent Group hereunder: (i) are coupled with an interest and shall be irrevocable and survive the death, incompetence, bankruptcy or liquidation of any Equityholder and shall be binding on any successor thereto, and (ii) shall survive the delivery of an assignment by any Equityholder of the whole or any fraction of his, her or its interest in the Escrow Fund. The Equityholders and their successors will be bound by all actions taken and documents executed by the Agent in connection with this Agreement, the Escrow Agreement or the Engagement Agreement as if expressly confirmed and ratified in writing by the Equityholders, and all defenses which may be available to any Equityholder to contest, negate or disaffirm the action of the Agent taken in good faith under this Agreement, the Escrow Agreement or the Engagement Agreement are waived. Parent and other Indemnified Persons will be entitled to rely exclusively on any action or decision of the Agent. The Person serving as the Agent may be removed or replaced from time to time, or if such Person resigns from its position as the Agent, then a successor may be appointed, by the holders of a majority in interest of the cash then held on deposit in the Escrow Fund upon not less than 30 days’ prior written notice to Parent. No bond will be required of the Agent. The Person serving as the Agent may resign upon not less than 14 days’ prior written notice to Parent and the Advisory Group.

(b) Neither the Agent nor its members, managers, directors, officers, contractors, agents and employees nor any member of the Advisory Group (collectively, the “Agent Group”) will be liable to any Equityholder for any act done or omitted hereunder, under the Escrow Agreement or under the Engagement Agreement as the Agent or member of the Advisory Group while acting in good faith (and any act done or omitted pursuant to the advice of counsel will be conclusive evidence of such good faith) and without gross negligence or willful misconduct. Certain Equityholders have entered into an engagement agreement with the Agent (the “Engagement Agreement”) to provide direction to the Agent in connection with its services under this Agreement, the Escrow Agreement and the Engagement Agreements (such Equityholders, including their individual representatives collectively hereinafter referred to as the “Advisory Group”). The Equityholders will severally but not jointly, in accordance with such Equityholder’s Pro Rata Share indemnify the Agent Group and hold it harmless against any loss, Liability, damage, claim, penalty, fine, forfeiture, action, fee, judgment, amount paid in settlement, cost or expense incurred without gross negligence, willful misconduct or bad faith on the part of the Agent and arising out of, resulting from or in connection with the acceptance or administration of its duties hereunder, under the Escrow Agreement or under the Engagement Agreement, including all reasonable out-of-pocket costs and expenses and legal fees and other legal costs, costs of other skilled professionals and costs in connection with seeking recovery from insurers reasonably incurred by the Agent (collectively, “Representative Losses”). If not paid directly to the Agent by the Equityholders, Representative Losses may be recovered from the (i) Agent Expense Fund or (ii) any other funds or shares that become payable to the Equityholders under this Agreement at such time as such amounts or shares would otherwise distributable to the Equityholders provided, that while the Agent may be paid from the aforementioned sources of funds and shares, this does not relieve the Equityholders from their obligation to promptly pay such Representative Losses as they are suffered or incurred. In no event will the Agent be required to advance its own funds on behalf of the Equityholders or otherwise incur any financial liability in the exercise or performance of any of its powers, rights, duties or privileges or pursuant to this Agreement, the Escrow Agreement, the Engagement Agreement or the transactions contemplated hereby or thereby. The Equityholders acknowledge and agree that the foregoing indemnities and immunities will survive the resignation or removal of the Agent or any member of the Advisory Group and the Closing and/or the termination of this Agreement and the Escrow Agreement.

(c) The Agent Expense Fund shall be held by the Agent in a segregated client account and shall be used (i) for the purposes of paying directly or reimbursing the Agent for any Representative Losses incurred pursuant to this Agreement, the Escrow Agreement or the Engagement Agreement, or (ii) as otherwise determined by the Advisory Group. The Agent is not providing any investment supervision, recommendations or advice and shall have no responsibility or liability for any loss of principal of the Agent Expense Fund other than as a result of its gross negligence or willful misconduct. Agent is not acting as a withholding agent or in any similar capacity in connection with the Agent Expense Fund and has no tax reporting or income distribution obligations. The Equityholders will not receive any interest on the Agent Expense Fund and such monies will be held in a non-interest bearing account. Subject to Advisory Group approval, the Agent may contribute funds to the Agent Expense Fund from any consideration otherwise distributable to the Equityholders. As soon as reasonably determined by the Agent that the Agent Expense Fund is no longer required to be withheld, the Agent shall distribute the remaining Agent Expense Fund (if any) to the Escrow Agent, the Exchange Agent and/or Parent, as applicable, for further distribution to the Equityholders.

(d) After the Closing, any notice or communication given or received by, and any decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of, the Agent that is within the scope of the Agent’s authority under Section 8.7(a) will constitute a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of all the Equityholders and will be final, binding and conclusive upon each such Equityholder, and each Indemnified Person will be entitled to rely exclusively upon any such notice, communication, decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction as being a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of, each and every such Equityholder. Parent, the Merger Subs, the Surviving Company and the Indemnified Persons are hereby relieved from any Liability to any Person for any acts done by them in accordance with such notice, communication, decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of the Agent. The Agent shall be entitled to: (i) rely upon the Spreadsheet, (ii) rely upon any signature believed by it to be genuine, and (iii) reasonably assume that a signatory has proper authorization to sign on behalf of the applicable Equityholder or other party.

8.8 Third-Party Claims. In the event Parent becomes aware of a claim by a third party (a “Third-Party Claim”) that Parent in good faith believes may result in a claim against the Escrow Fund by or on behalf of an Indemnified Person, Parent will have the right in its sole discretion to conduct the defense of and to settle or resolve such Third-Party Claim, and the costs and expenses incurred by Parent in connection with such defense, settlement or resolution, including reasonable attorneys’ fees, other professionals’ and experts’ fees and court or arbitration costs, will be included in the Indemnifiable Damages regardless of whether it is ultimately determined that such Third-Party Claim arose out of, resulted from or was in connection with a matter listed in Section 8.2. The Agent will have the right to participate in (but not control) such defense and the Equityholders shall be solely liable (on behalf of the Equityholders) for the reasonable fees and expenses of Agent’s separate counsel; provided, that in any event, the Agent will have the right to receive copies of all pleadings, notices and communications with respect to such Third-Party Claim to the extent that receipt of such documents does not affect any privilege relating to any Indemnified Person, subject to execution by the Agent of Parent’s (and, if required, such third party’s) standard non-disclosure agreement to the extent that such materials contain confidential or proprietary information, and Parent shall keep the Agent reasonably advised as to the status of such Action and the defense thereof and will cooperate with and consider in good faith the input and recommendations of the Agent and Agent’s counsel, but Parent will have the right in its sole discretion to determine and conduct the defense of any Third-Party Claim and the settlement, adjustment or compromise of such Third-Party Claim; provided that the settlement amount of a Third-Party Claim will not be determinative of the amount of Indemnifiable Damages unless (x) the Agent consents to such settlement or (y) the Agent unreasonably withholds, conditions or delays its consent to such settlement.

8.9 Treatment of Indemnification Payments. Parent, the Agent and the Equityholders agree to treat (and cause their respective Affiliates to treat) any payment received by the Indemnified Persons pursuant to this Article 8 as Per Share Consideration for all Tax purposes to the maximum extent permitted by Applicable Law.

ARTICLE 9

MISCELLANEOUS

9.1 Expenses. Except as otherwise set forth herein, whether or not the Merger is consummated, each party will pay its own expenses.

9.2 Notices. Any notice, request, or demand desired or required to be given hereunder will be in writing and will be given by personal delivery, email delivery, or overnight courier service, in each case addressed as respectively set forth below or to such other address as any party will have previously designated by such a notice; provided that with respect to notices deliverable to the Agent, such notices shall be delivered solely via email or facsimile. The effective date of any notice, request, or demand will be the date of personal delivery, the date on which email is sent (provided that the sender of such email does not receive written notification of delivery failure) or one day after it is delivered to a reputable overnight courier service, as the case may be, in each case properly addressed as provided herein and with all charges prepaid. After the Closing, notice given to the Agent will constitute notice given to each Stockholder.

TO PARENT OR MERGER SUBS (AND FOLLOWING THE

EFFECTIVE TIME, THE SURVIVING COMPANY):

Bill.com Holdings, Inc.

6220 America Center Drive

San Jose, CA 95002

Attention: General Counsel

Email: corpsec@hq.bill.com

with a copy to:

Fenwick & West LLP

801 California Street

Mountain View, CA 94041

Attention: Bomi Lee

Chris Gorman

Email: bomi.lee@fenwick.com

  cgorman@fenwick.com

TO THE COMPANY (PRIOR TO THE EFFECTIVE TIME):

Invoice2go, Inc.

555 Bryant Street, #253

Palo Alto, CA 94301

Attention: Mark Lenhard

Email: mark@2go.com

with a copy to:

Orrick, Herrington & Sutcliffe LLP

1000 Marsh Road

Menlo Park, CA 94025

Attention: Mark W. Seneca; John Harrison

Email: mseneca@orrick.com; johnharrison@orrick.com

TO AGENT:

Fortis Advisors LLC

Attention: Notices Department (Project Igloo)

Email: notices@fortisrep.com

Facsimile No.: (858) 408-1843

9.3 Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties to the fullest extent possible.

9.4 Entire Agreement. This Agreement (including the Disclosure Schedule and all other exhibits and schedules hereto), the other Transaction Documents, and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all prior (but not concurrent) agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof, except that nothing herein will supersede any provision of any offer letter, confidential information and assignment agreement or other employment agreement between Parent and any Continuing Employee.

9.5 Assignment; Parties in Interest. This Agreement will not be assigned by operation of law or otherwise, and any such assignment will be null and void, except that any or all rights and obligations of Parent and Merger Subs may be assigned to one or more wholly owned Subsidiaries of Parent, so long as such assignment does not relieve Parent and Merger Subs of any of its obligations hereunder. Subject to the foregoing, this Agreement will be binding on and inure solely to the benefit of the parties hereto and their respective successors, heirs, legal representatives and permitted assigns, and nothing in this Agreement, express or implied, is intended to or will confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement (except that (x) Article 8 is intended to benefit the Indemnified Persons, (y) Section 5.12 is intended to benefit the Company Indemnified Parties; and (z) Section 5.15 is intended to benefit the Equityholders).

9.6 Governing Law; Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. In any action or proceeding arising out of or relating to this Agreement or any of the Transactions: (i) each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Chancery Court of the State of Delaware and any state appellate court therefrom or, if (but only if) such court lacks subject matter jurisdiction, the United States District Court sitting in New Castle County in the State of Delaware and any appellate court therefrom (collectively, the “Delaware Courts”); and (ii) each of the parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such party is to receive notice in accordance with Section 9.2. Each of the parties irrevocably and unconditionally (1) agrees not to commence any such action or proceeding except in the Delaware Courts, (2) agrees that any claim in respect of any such action or proceeding may be heard and determined in the Delaware Courts, (3) waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the jurisdiction or laying venue of any such action or proceeding in the Delaware Courts and (4) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in the Delaware Courts. The parties agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Laws; provided that nothing in the foregoing shall restrict any party’s rights to seek any post-judgment relief regarding, or any appeal from, such final trial court judgment.

(b) The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties do not perform their obligations under the provisions of this Agreement in accordance with its specified terms or otherwise breach such provisions. Subject to the following sentence, the parties acknowledge and agree that (i) the parties shall be entitled to an injunction or injunctions, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the courts described in Section 9.6(a) without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement, and (ii) the right of specific performance is an integral part of the Transactions and without that right, neither the Company nor Parent would have entered into this Agreement. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that the other parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity. The parties acknowledge and agree that any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 9.6(b) shall not be required to provide any bond or other security in connection with any such Order.

(c) EACH OF THE PARTIES IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING BETWEEN THE PARTIES (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE), INCLUDING ANY COUNTERCLAIM, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF ANY PARTY HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF. EACH PARTY (I) MAKES THIS WAIVER VOLUNTARILY AND (II) ACKNOWLEDGES THAT SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS CONTAINED IN THIS SECTION 9.6.

9.7 Interpretation. When a reference is made herein to Articles, Sections, subsections, Schedules or Exhibits, such reference will be to an Article, Section or subsection of, or a Schedule or an Exhibit to this Agreement unless otherwise indicated. The headings contained herein are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. The words “include,” “includes” and “including” when used herein will be deemed in each case to be followed by the words “without limitation.” Where a reference is made to a Contract, instrument or law, such reference is to such Contract, instrument or law as amended, modified or supplemented, including (in the case of Contracts or instruments) by waiver or consent and (in the case of law) by succession of comparable successor law and references to all attachments thereto and instruments incorporated therein. Unless the context of this Agreement otherwise requires: (i) words of any gender include each other gender and neutral forms of such words, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereto,” “hereunder” and derivative or similar words refer to this entire Agreement, (iv) references to clauses without a cross-reference to a Section or subsection are references to clauses within the same Section or, if more specific, subsection, (v) references to any Person include the successors and permitted assigns of that Person and (vi) references from or through any date will mean, unless otherwise specified, from and including or through and including, respectively. The symbol “$” refers to United States Dollars. The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends and such phrase will not mean simply “if.” All references to “days” will be to calendar days unless otherwise indicated as a “Business Day.” The parties acknowledge and agree that the calculation of certain defined terms in this Agreement, including the Cash Consideration Percentage and the Unaccredited Investor Payment Amount, require iterative calculations in Microsoft Excel.

9.8 Counterparts. This Agreement may be executed and delivered in one or more counterparts, either manually or electronically (including by PDF and electronic mail), each of which will be deemed to be an original but all of which together will constitute one and the same agreement. No counterpart will be effective unless and until each party has executed at least one counterpart.

9.9 Remedies. Each of Parent, the Company and the Agent acknowledges and agrees that the other would be damaged irreparably if any provision of this Agreement is not performed in accordance with its specific terms or otherwise is breached. Accordingly, each of Parent, the Company and the Agent agrees that the other such parties will be entitled to an injunction to prevent breaches of any provision of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof, in addition to any other remedy available at law or in equity.

9.10 Amendment. This Agreement may be amended, modified, or supplemented at any time, but only pursuant to an instrument in writing signed by Parent and (a) prior to the Closing, the Company or (b) following the Closing, the Agent, and any such amendment will be binding on all parties hereto and the Equityholders.

9.11 Waiver. Parent may (a) extend the time for the performance of any obligation of the Company, any Equityholder, or the Agent under this Agreement or any other Transaction Document, (b) waive any inaccuracy in the representations and warranties of the Company or any Equityholder contained in this Agreement or any other Transaction Document (which waiver will not in any manner affect the rights of the Indemnified Persons under Article 8) or (c) waive compliance by the Company, any Equityholder or the Agent with any agreement or condition contained in this Agreement or any other Transaction Document (which waiver will not in any manner affect the rights of the Indemnified Persons under Article 8). The Agent (if after the Closing) or the Company (if prior to the Closing) may (i) extend the time for the performance of any obligation of Parent or Merger Subs under this Agreement or any other Transaction Document, (ii) waive any inaccuracy in the representations and warranties of Parent or Merger Subs contained in this Agreement or any other Transaction Document or (iii) waive compliance by Parent or Merger Subs with any agreement or condition contained in this Agreement or any other Transaction Document. Any extension or waiver contemplated in this Section 9.11 will be valid only if set forth in an instrument in writing signed by Parent or the Agent (or, prior to the Closing, the Company), as applicable, and will apply only as set forth in such instrument and will not operate as a waiver of, or estoppel with respect to, any failure to comply with any other obligation, covenant, agreement or condition contained herein. Any extension or waiver by the Agent (or, prior to the Closing, the Company) will be binding on the Company, each Equityholder and the Agent.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have entered into and signed this Agreement as of the date and year first above written.

BILL.COM HOLDINGS, INC.

By:	/s/ René Lacerte
Name:	René Lacerte
Its:	Chief Executive Officer

IGLOO MERGER SUB I, INC.

By:	/s/ René Lacerte
Name:	René Lacerte
Its:	President

IGLOO MERGER SUB II, LLC

By:	/s/ René Lacerte
Name:	René Lacerte
Its:	Manager

IN WITNESS WHEREOF, the parties hereto have entered into and signed this Agreement as of the date and year first above written.

INVOICE2GO, INC.

By:	/s/ Mark Lenhard
Name: Mark Lenhard
Its: Chief Executive Officer

IN WITNESS WHEREOF, the parties hereto have entered into and signed this Agreement as of the date and year first above written.

FORTIS ADVISORS LLC, solely in its capacity as the Agent

By:	/s/ Richard Fink
Name: Richard Fink
Its: Managing Director